As filed with the Securities and Exchange Commission on November 9, 2010

Registration No. 333-169799

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Aeroflex Incorporated*
(Exact name of registrant as specified in its charter)

Delaware	3674	11-1974412
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

35 South Service Road
P.O. Box 6022
Plainview, N.Y.  11803
(516) 694-6700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Leonard Borow
Chief Executive Officer and President
Aeroflex Incorporated
35 South Service Road
P.O. Box 6022
Plainview, N.Y.  11803
(516) 694-6700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gary T. Moomjian, Esq.
Moomjian, Waite & Coleman, LLP
100 Jericho Quadrangle
Jericho, New York 11753
Ph: (516) 937-5900
Fax: (516) 937-5050

 Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this Registration Statement.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer ☐

Non-accelerated filer	☒	Smaller reporting company	☐
(Do not check if a smaller reporting company)

Pursuant to Rule 429 under the Securities Act, the Prospectus contained in this Registration Statement relates to the Registrants’ Registration Statements on Form S-1 filed February 2, 2009 (File No. 333-157075) and September 24, 2009 (File No. 333-162085).

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER NOTE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE

Guarantees	N/A	N/A	N/A	(1)

(1)
This Registration Statement has been filed to register the guarantee of Aeroflex Acquisition One, Inc., Aeroflex Acquisition Two, Inc. and Aeroflex Acquisition Three, Inc. of senior notes issued by Aeroflex Incorporated.  No filing fee is required pursuant to Rule 457(n) under the Securities Act.

*	Includes certain subsidiaries of Aeroflex Incorporated identified on the following page.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

TABLE OF ADDITIONAL SUBSIDIARY GUARANTOR REGISTRANTS

Name of Additional Registrant	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industry Classification Number	I.R.S. Employer Identification No.
Aeroflex Colorado Springs, Inc. (1)	Delaware	3674	84-0822182
Aeroflex High Speed Test Solutions, Inc. (2)	Delaware	3674	26-2570692
Aeroflex/Inmet, Inc. (3)	Michigan	3674	38-3178661
Aeroflex/KDI, Inc. (4)	Michigan	3674	38-3283270
Aeroflex/Metelics, Inc. (5)	California	3674	94-2532962
Aeroflex Microelectronic Solutions, Inc. (6)	Michigan	3674	86-1079255
Aeroflex Plainview, Inc. (2)	Delaware	3674	11-2774706
Aeroflex RAD, Inc. (9)	New York	3674	11-3567221
Aeroflex/Weinschel, Inc. (7)	Michigan	3674	38-3260794
Aeroflex Wichita, Inc. (8)	Delaware	3674	48-0777904
Aeroflex Bloomingdale, Inc. (2)	New York	3674	11-1735010
Aeroflex Acquisition One, Inc. (2)	Delaware	3674	80-0649750
Aeroflex Acquisition Two, Inc. (2)	Delaware	3674	90-0618035
Aeroflex Acquisition Three, Inc. (2)	Delaware	3674	80-0649757
AIF Corp. (2)	Delaware	3674	80-0301369
Comar Products Inc. (2)	New Jersey	3674	22-1428789
IFR Finance, Inc. (8)	Kansas	3674	48-1197644
IFR Systems, Inc. (8)	Delaware	3674	48-1197645
MCE Asia, Inc. (6)	Michigan	3674	38-3601102
MicroMetrics, Inc. (10)	New Hampshire	3674	02-0404118
VI Technology, Inc. (11)	Texas	3674	74-2604744

The address and telephone number of the principal executive offices of each of the additional subsidiary co-registrants are as follows:
(1)	4350 Centennial Blvd., Colorado Springs, CO 80907, (719) 594-8000.
(2)	35 South Service Road, Plainview, NY 11803, (516) 694-6700.
(3)	300 Dino Drive, Ann Arbor, MI 48103, (734) 426-5553.
(4)	60 South Jefferson Road, Whippany, NJ 07981, (973) 887-5700.
(5)	975 Stewart Drive, Sunnyvale, CA 94086, (408) 737-8181.
(6)	310 Dino Drive, Ann Arbor, MI 48103, (734) 426-1230.
(7)	5305 Spectrum Drive, Frederick, MD 21703, (301) 846-9222.
(8)	10200 West York Street, Wichita, KS 67215, (316) 522-4981.
(9)	5017 North 30th Street, Colorado Springs, CO 80919, (719) 531-0800
(10)	54 Grenier Field Road, Londonderry, NH 03052, (603) 641-3800.
(11)	3700 W. Parmer Lane, Austin, TX 78727, (512) 327-4400

EXPLANATORY NOTE

This Registration Statement is being filed to register the guarantee of Aeroflex Acquisition One, Inc., Aeroflex Acquisition Two, Inc. and Aeroflex Acquisition Three, Inc. related to the 11.75% senior notes due February 15, 2015 issued by Aeroflex Incorporated and guarantees issued by the additional subsidiary guarantor registrants listed in the table above previously registered with the Securities and Exchange Commission pursuant to the registration statements bearing the File Nos. 333-157075 and 333-162085 (the “registration statements”).  Accordingly, pursuant to Rule 429 promulgated under the Securities Act of 1933, upon effectiveness, this Registration Statement containing a combined Prospectus shall act as a post-effective amendment to the registration statements.

This Registration Statement is being filed, and the Prospectus that is part hereof will be used, solely in connection with offers and sales by Goldman, Sachs & Co. related to market-making transactions.  We will not receive any proceeds of such sales.

SUBJECT TO COMPLETION, DATED ____________ __, 2010

The information in this preliminary prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

AEROFLEX INCORPORATED

$225,000,000 11.75% Senior Notes due February 15, 2015

On August 7, 2008, we issued 11.75% senior notes due February 15, 2015 (the “Original Notes”) in a transaction exempt from the registration requirements of the Securities Act.  As part of the issuance of the Original Notes, holders were granted benefits pursuant to an exchange and registration rights agreement (the “registration rights agreement”) among us, the initial purchaser and others.  To satisfy our obligations under the registration rights agreement, in March 2009 we issued registered 11.75% senior notes due February 15, 2015 (the “Notes”) with substantially identical terms in exchange for all of the Original Notes pursuant to an exchange offer (the “exchange offer”).

We pay interest on the Notes on February 15 and August 15 of each year.  Interest accrues at a rate of 11.75% per annum.

The Notes mature on February 15, 2015.  We have the option to redeem all or part of the Notes at any time on or after August 15, 2011 at the redemption prices set forth in this prospectus.    In addition, at any time prior to August 15, 2011, we may redeem all or part of the Notes at a price equal to 100% of the principal amount plus the "make-whole" redemption price described in this prospectus.  If we undergo certain changes of control, each holder of the Notes may require us to repurchase all or a part of that holder’s Notes at a price of 101% of the principal amount of the Notes, plus accrued and unpaid interest to the date of repurchase.

The Notes are senior unsecured obligations of ours and the guarantors and rank equally with all of our and the guarantors' existing and future senior unsecured debt and senior to all of our and the guarantors' existing and future subordinated indebtedness. The Notes and the guarantees are effectively subordinated to all of our and the guarantors' secured debt, including borrowings under our Senior Secured Credit Facility, to the extent of the collateral securing such indebtedness.

The Notes are guaranteed by our existing and future domestic, wholly-owned subsidiaries that guarantee certain of our other indebtedness.  Our foreign subsidiaries do not guarantee the Notes.

There is no existing public market for the Notes offered hereby.  We do not intend to list the Notes on any securities exchange or seek approval for quotation through any automated trading system.

You should carefully consider the "Risk Factors" beginning on page 12 of this prospectus before purchasing the Notes.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus has been prepared for and will be used by Goldman, Sachs & Co. and other affiliates of Goldman, Sachs & Co. in connection with the offers and sales of the Notes in market-making transactions effected from time to time. These transactions may occur in the open market or may be privately negotiated at prices related to prevailing market prices at the time of sales or at negotiated prices.  Goldman, Sachs & Co. and its affiliates may act as principal or agent in these transactions.  We will not receive any proceeds of such sales.

Goldman, Sachs & Co.

The date of this prospectus is ___________, 2010

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with different information.  Goldman, Sachs & Co. is not making an offer of any of these securities in any state or jurisdiction where the offer is not permitted.  You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

PROSPECTUS SUMMARY

This summary highlights important information about our business and about this prospectus. This summary does not contain all of the information that may be important to you. You should carefully read this prospectus in its entirety before making an investment decision. In particular, you should read the section titled "Risk Factors" in this prospectus and the financial statements and notes related to those statements appearing in our Annual Report on Form 10-K for the fiscal year ended June 30, 2010 and our Form 10-Q for the three months ended September 30, 2010, which are incorporated by reference in this prospectus. In this prospectus, unless the context requires otherwise, references to (i) "we," "our," "the Company," “the issuer”  or "us" refer, as applicable, to Aeroflex Incorporated and  its subsidiaries, (ii) the term "parent" refers to Aeroflex Holding Corp., formerly known as AX Holding Corp., which owns 100% of our capital stock, (iii) the term "parent LLC" refers to VGG Holding LLC, which owns 100% of the parent, (iv) the term "Veritas Capital" refers to The Veritas Capital Fund III, L.P., (v) the term "Golden Gate Capital" refers to Golden Gate Private Equity, Inc., (vi) the term “GS Direct” refers to GS Direct, L.L.C., (vii) the term “Sponsors” refers collectively to Veritas Capital, Golden Gate Capital and GS Direct, and to  affiliates of and funds managed by these entities, and (viii) “fiscal” year refers to the twelve months ended June 30 of the applicable year. For example, “fiscal 2010” refers to the twelve months ended June 30, 2010.

Our common stock was publicly traded on Nasdaq and we filed periodic and other reports with the Securities and Exchange Commission, or the SEC, until August 2007.  On August 15, 2007, we were acquired by our parent pursuant to an agreement and plan of merger, or the merger agreement. As a result of this acquisition, which we refer to as the “Acquisition,” the “Merger” or the “Going Private Transaction” we became a private company and our SEC filing obligations terminated.  As of January 21, 2009, the date of effectiveness of our Registration Statement relating to our exchange offering, we again became subject to SEC public reporting requirements.

We issued the Original Notes on August 7, 2008 to Goldman, Sachs & Co. (the “Initial Purchaser”) in a transaction exempt from the registration requirements of the Securities Act. The Initial Purchaser of the Original Notes subsequently resold the Original Notes to qualified institutional buyers in reliance on Rule 144A and to persons outside the United States in reliance on Regulation S under the Securities Act.  As part of the issuance of the Original Notes, holders of the Original Notes were granted benefits pursuant to the registration rights agreement between us and the Initial Purchaser.  The registration rights agreement obligated us to file a registration statement in connection with the exchange offer of Notes for Original Notes.  The registration statement was declared effective on January 21, 2009 and the exchange offer commenced on January 22, 2009.  All of the Original Notes were exchanged for Notes in the exchange offer which terminated on March 6, 2009.

Because we are an affiliate of the Initial Purchaser, the registration rights agreement also obligated us to make a current “market-maker” prospectus, such as this prospectus, generally available to the Initial Purchaser and its affiliates to engage in market-making activities for the Notes. The Initial Purchaser advised us that they presently intend to make a market in the Notes as permitted by applicable law and this prospectus is being delivered in accordance therewith.

As used in this prospectus, we refer to the “Transactions” collectively as (i) the consummation of the Acquisition, (ii) the borrowings entered into in connection with the Acquisition and the application of the proceeds therefrom, and (iii) the equity investments by the Sponsors and certain members of our management.

Our parent corporation, Aeroflex Holding Corp., has filed a registration statement with the SEC relating to the proposed initial public offering of its common stock.  See “Prospectus Summary – Recent Developments – Tender for the Notes.”

Because the Company’s market position and related matters have been determined based on management’s good faith, reasonable estimates, statements about such items are noted in this prospectus as a belief or as an estimate.

Our Business

We are a leading global provider of radio frequency, or RF, and microwave integrated circuits, components and systems used in the design, development and maintenance of technically demanding, high-performance wireless communication systems. Our solutions include highly specialized microelectronic components and test and measurement equipment used by companies in the space, avionics, defense, commercial wireless communications, medical and other markets. We have targeted customers in these end markets because we believe our solutions address their technically demanding requirements. We were founded in 1937 and have proprietary technology that is based on the extensive know-how of our approximately 710 engineers and experienced management team, and a long history of research and development focused on specialized technologies, often in collaboration with our customers.

We provide a broad range of high margin products for specialized, high-growth end markets. The products we manufacture include a range of RF, microwave and millimeter wave microelectronic components, with a focus on high reliability, or HiRel, and radiation hardened, or RadHard, integrated circuits, or ICs, and analog and mixed-signal devices. We also manufacture a range of RF and microwave wireless radio and avionics test equipment and solutions particularly for the wireless, avionics and radio testing markets. We believe that we have a top three global position on the basis of sales in product categories representing the majority of our revenue.  These product categories include: HiRel RadHard microelectronics/semiconductors for space; RF and microwave components: attenuation products, including programmables and switch matrices, microwave semiconductors and HiRel diodes; mixed-signal/digital ASICs for medical and security imaging; motion control products; wireless LTE test equipment; military radio and private mobile radio test equipment; avionics test equipment; and, synthetic test equipment. Our leadership position is based on estimates of our management, which are primarily based on our management’s knowledge and experience in the markets in which we operate.

We believe that the combination of our leading market positions, broad product portfolio, engineering capabilities, and years of experience enables us to deliver differentiated, high value products to our customers and provides us with a sustainable competitive advantage. We believe most of our market segments have high barriers to entry due to the need for specialized design and development expertise, the differentiation provided by our proprietary technology and the significant switching and requalifying costs that our customers would incur to change vendors. We often design and develop solutions through a collaborative process with our customers whereby our microelectronic products or test solutions are designed, or "spec'd,” into our customers' products or test procedures. Our major customers often use our products in multiple systems or programs, sometimes developed by different business units within the customer's organization. We believe, based on our long-term relationships and knowledge of our customers' buying patterns, that we were either a primary or the sole source supplier for products representing more than 80% of our total net sales for the twelve months ended September 30, 2010. If we are a primary supplier, generally the customer will use two to three suppliers to satisfy its requirements for that product.

We have long standing relationships with a geographically diverse base of leading global companies including BAE Systems, Boeing, Cisco Systems, Ericsson, General Dynamics, ITT Industries, Lockheed Martin, Motorola, Nokia, Northrop Grumman, Raytheon and United Technologies. For the twelve months ended September 30, 2010, our largest customer represented approximately 6% of our net sales. In aggregate, for the twelve months ended September 30, 2010, our top ten customers accounted for approximately 34% of our net sales.

We organize our operations into two segments:  Aeroflex Microelectronic Solutions, or AMS, and Aeroflex Test Solutions, or ATS.  We engineer, manufacture and market a diverse range of products in each of our segments.  For the twelve months ended September 30, 2010, our largest product offering, the TM500 test equipment product, represented approximately 12% of our net sales, evidence of the diversity of our product base.

AMS offers a broad range of microelectronics products and is a leading provider of high-performance, high reliability specialty microelectronics components.  Its products include high reliability, or HiRel, microelectronics/ semiconductors, RF and microwave components, mixed signal/digital ASICs and motion control products.  ATS is a leading provider of a broad line of specialized test and measurement hardware and software products.  Its products include wireless test equipment, military radio and private mobile radio test equipment, avionics test equipment, synthetic test equipment and other general purpose test equipment.

After 46 years as a public company, we were acquired on August 15, 2007 in the Going Private Transaction by affiliates of, or funds managed by, Veritas Capital, Golden Gate Capital, GS Direct, and certain members of our management. Following the Going Private Transaction, we have implemented significant changes that have improved our business model and in turn our financial performance. Since being promoted to CEO upon the consummation of the Going Private Transaction, Leonard Borow has instilled a results-oriented culture where business managers are being encouraged to make strategic decisions to drive growth and margin enhancement. We have made significant investments in new or improved products and technology, streamlined our cost structure to enhance our return on capital, and we believe we have revitalized our organizational culture.

Over the last six fiscal years, our business has experienced strong growth in net sales and an increase in backlog, providing improved visibility into future revenue and customer demand. The majority of our backlog is expected to be recognized as revenue within one year. For the period from fiscal 2004 to fiscal 2010, our net sales increased at a compound annual growth rate, or CAGR, of 8.4% and Adjusted EBITDA (as defined in this prospectus in footnote 2 under the caption “Summary Historical Financial Data”) increased at a CAGR of 19.5%. Our backlog was $336.1 million as of September 30, 2010, an increase of 10.0% from $305.6 million as of June 30, 2010.

Recent Developments

Registration Statement Filing

On November 9, 2010, our parent corporation, Aeroflex Holding Corp., filed an amended registration statement with the SEC relating to the proposed initial public offering of its common stock.  Aeroflex Holding Corp. is offering to sell 17,250,000 shares at a price per share between $13.50 and $15.50.

Tender for the Notes

In connection with the initial public offering of Aeroflex Holding Corp., it is currently contemplated that approximately $200.0 million of the net proceeds from the public offering will be used to make a capital contribution to our Company to enable us to consummate a tender offer, which was commenced on November 5, 2010, for a portion of the Notes, and purchase a portion of our senior subordinated unsecured term loans, each of which is conditioned upon, among other things, the closing of the public offering.  The principal amounts of Notes and senior subordinated unsecured term loans to be purchased, and the prices to be paid in such purchases, will not be determined until after the closing of the public offering.

We currently expect to purchase between $180.7 million and $174.4 million of our outstanding indebtedness with the proceeds of the sale of our parent’s common stock.  The purchase will be at a price determined as part of the tender offer process.  We expect to repurchase the Notes and senior subordinated unsecured term loans at 107% to 111% of face value.  We will not know whether we can complete the proposed repurchase on these terms until after the closing of the proposed initial public offering, and we may have to pay a price outside of that range of prices.

As of September 30, 2010, there was $225.0 million aggregate principal amount of Notes outstanding, which bear interest at a rate of 11.75% per annum and mature on February 15, 2015, and $168.0 million aggregate principal amount of senior subordinated unsecured term loans outstanding (including the accrued paid-in-kind interest), which bear interest at a rate of 11.75% per annum and mature on February 15, 2015.

Goldman, Sachs & Co., a market-maker of the Notes and an underwriter for our parent’s initial public offering, may receive a portion of the public offering proceeds through our purchase of a portion of the senior subordinated unsecured term loans.  Goldman, Sachs & Co. is the manager of GS Direct, which holds senior subordinated unsecured term loans.

No assurances can be given that the public offering will be consummated and, if consummated, that either the tender offer or the offer to purchase will be successful, or that our parent will apply any of the net proceeds from the public offering to those transactions.  If our parent fails to apply such amount to purchase the Notes or senior subordinated unsecured term loans, our ongoing interest expense would be higher.

Amendment to Senior Secured Credit Agreement

On November 4, 2010, we entered into an agreement with the lenders of our senior secured credit facility, for which we paid a $3.3 million fee, to amend our credit agreement to, among other things:

•
increase the amount of cash we can spend for acquisitions of businesses from $20 million per year and a $100 million aggregate amount, to $200 million in the aggregate, from the effective date of the amendment to the credit facility maturity date, August 15, 2014, with no annual cap;

•
permit us to pay, upon the completion of the Aeroflex Holding Corp. initial public offering, a $2.5 million transaction fee and a $16.9 million termination fee for the termination of the Advisory Agreement, in lieu of future advisory fees; and;

•
set our interest rate margin, based on our current credit rating. Our current credit rating would increase our interest rate margin by 75 basis points for all tranches of debt within the secured credit facility.

Corporate Information

We are a corporation organized under the laws of the State of Delaware. Our principal executive offices are located at 35 South Service Road, Plainview, NY 11803, our telephone number is (516) 694-6700 and our website is located at www.aeroflex.com. The contents of our website are not part of this prospectus.

Summary Terms of Notes

The summary below describes the principal terms of the registered 11.75% senior notes due February 15, 2015. Certain of the terms and conditions described below are subject to important limitations and exceptions.

Issuer	Aeroflex Incorporated

Notes Offered	$225.0 million aggregate principal amount of 11.75% senior notes due February 15, 2015.

Maturity Date	February 15, 2015.

Interest Payment Dates	The Notes bear cash interest at the rate of 11.75% per annum (computed on the basis of a 360-day year), payable semi-annually in arrears.

Payment frequency: every six months on February 15 and August 15 to holders of record on February 1 and August 1, respectively.

Guarantees	Our obligations under the Notes are unconditionally guaranteed, jointly and severally, by the guarantors and by each of our future domestic subsidiaries.

Ranking
The Notes are unsecured senior obligations of ours and the guarantors and rank equally with all of our and the guarantors' existing and future senior unsecured debt and senior to all of our and the guarantors' existing and future subordinated indebtedness. The Notes and the guarantees are effectively subordinated to all of our and the guarantors' secured debt, including borrowings under our Senior Secured Credit Facility, to the extent of the collateral securing such indebtedness.

Optional Redemption	We may, at our option, redeem all or part of the Notes at any time on or after August 15, 2011 at the redemption prices listed under "Description of Notes—Optional Redemption."

Prior to August 15, 2011, we may, at our option, redeem all or part of the Notes at 100% of the principal amount plus the applicable premium as set forth under "Description of Notes—Optional Redemption.

Mandatory Repurchase Offer
Upon the occurrence of a change of control (as described under "Description of Notes—Repurchase at the Option of Holders—Change of Control"), we must offer to repurchase the Notes at 101% of the principal amount of the Notes, plus accrued and unpaid interest to the date of repurchase.

Certain Covenants	The Indenture governing the Notes contains certain covenants limiting our ability and the ability of our restricted subsidiaries to, under certain circumstances:

• incur additional debt;
• pay dividends or make other distributions on, redeem or repurchase, capital stock;
• make investments or other restricted payments;
• enter into transactions with affiliates;
• issue stock of restricted subsidiaries;
• sell all, or substantially all, of our assets;
• create liens on assets to secure debt; or
• effect a consolidation or merger.

These covenants are subject to important exceptions and qualifications as described in this prospectus under the caption "Description of Notes—Certain Covenants."

Risk Factors	You should carefully consider the information set forth under the caption "Risk Factors" beginning on page 12 of this prospectus.

Summary Historical Financial Data

The following table sets forth our summary historical financial and other operating data.  The consolidated financial data set forth below as of and for fiscal 2006 and 2007 (Predecessor Entity) has been derived from audited consolidated financial statements that are not included, or incorporated by reference, in this prospectus. The summary historical financial data presented below for the periods from July 1, 2007 through August 14, 2007 (Predecessor Entity) and August 15, 2007 through June 30, 2008 (Successor Entity) and the years ended June 30, 2009 and 2010 (Successor Entity) has been derived from our audited financial statements appearing in our Annual Report on Form 10-K for the fiscal year ended June 30, 2010 which are incorporated by reference in this prospectus.  The consolidated financial data for the three month periods ended September 30, 2009 and 2010 has been derived from our unaudited consolidated financial statements for those periods appearing in our Form 10-Q for the quarterly period ended September 30, 2010 which are incorporated by reference in this prospectus, and except as described in the notes thereto, have been prepared on a basis consistent with the audited consolidated financial statements and, in the opinion of management, includes all adjustments, including usual recurring adjustments necessary for a fair presentation of that information for such periods.  The financial data presented for the interim periods is not necessarily indicative of the results for the full year. As part of the Acquisition, we entered into the various financing arrangements described herein and, as a result, we now have a different capital structure than that which existed prior to the Acquisition.  Accordingly, the results of operations for periods subsequent to the Acquisition (Successor Entity) will not necessarily be comparable to prior periods (Predecessor Entity).

The summary historical financial data below should be read in conjunction with “Use of Proceeds,” and “Capitalization,” included elsewhere in this prospectus, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes appearing in our Annual Report on Form 10-K for the fiscal year ended June 30, 2010 and our Form 10-Q for the quarterly period ended September 30, 2010 which are incorporated by reference in this prospectus.

	Predecessor Entity			Successor Entity
	Years Ended				Years Ended
			Period	Period
			July 1,	August 15,
			2007	2007			Three Months
			through	through			Ended
	June 30,	June 30,	August 14,	June 30,	June 30,	June 30,	September 30,
	2006	2007	2007	2008	2009	2010	2009	2010

(Amounts in thousands)
Statement of Operations Data:
Net sales:
AMS	$241,437	$266,515	$19,017	$283,695	$287,517	$322,151	$67,361	77,305
ATS	304,806	326,631	19,204	321,296	311,819	332,897	62,755	78,626

Total net sales	546,243	593,146	38,221	604,991	599,336	655,048	130,116	155,931
Gross profit:
AMS	120,492	133,863	8,164	114,644	134,239	162,305	30,999	38,321
ATS	141,439	150,314	7,196	137,394	150,866	180,524	33,995	41,096

Total gross profit	261,931	284,177	15,360	252,038	285,105	342,829	64,994	79,417
Adjusted operating income(1):
AMS	58,467	63,908	24	74,802	63,368	89,104	15,024	18,887
ATS	34,771	38,582	(7,582)	54,216	50,141	67,621	7,965	6,857
General corporate expense	(15,279)	(17,727)	(2,347)	(8,176)	(11,377)	(9,841)	(2,931)	(2,414)

Total adjusted operating income (loss)	77,959	84,763	(9,905)	120,842	102,132	146,884	20,058	23,330
Operating income (loss)	53,227	34,249	(21,258)	(69,490)	(19,209)	67,974	(5,726)	3,203
Income (loss) from continuing operations	33,748	8,794	(14,408)	(100,604)	(76,688)	(12,269)	(20,543)	(5,817)
Net income (loss)	26,959	4,926	(16,916)	(105,425)	(76,688)	(12,269)	(20,543)	(5,817)
Other Financial Data:
Bookings	579,748	582,840	66,960	607,169	610,924	686,362	198,646	179,095
Backlog at end of period	230,944	222,729	251,478	251,038	271,931	305,630	340,430	336,110
Capital expenditures	15,365	18,427	1,088	13,179	18,717	21,015	3,224	4,708
Cash flows from operating activities	36,697	20,802	11,293	8,910	54,457	82,051	13,220	7,432
Cash flows from (used in) investing activities	(42,553)	(19,113)	8,406	(1,162,376)	(36,213)	(31,148)	(2,460)	(23,455)
Cash flows from (used in) financing activities	3,748	(793)	12,619	1,209,045	(5,914)	(5,590)	(1,313)	(21,458)
Adjusted EBITDA (2)			(7,156)	142,233	145,340	166,130	28,411	24,546

	Predecessor Entity		Successor Entity
	As of	As of	As of	As of	As of	As of
	June 30,	June 30,	June 30,	June 30,	June 30,	September 30,
	2006	2007	2008	2009	2010	2010
Balance Sheet Data:
Cash and Cash equivalents	$10,387	$13,000	$54,149	$57,748	$100,663	$65,130
Marketable securities (including non-current portion)	28,332	9,500	19,960	17,677	9,769	9,806
Working capital(3)	199,780	201,603	220,855	221,406	239,952	230,340
Total assets	633,391	674,396	1,478,999	1,361,597	1,356,140	1,337,454
Long-term debt (including current portion)	4,165	3,583	878,811	889,348	901,847	882,823
Stockholders' equity	487,670	510,697	276,648	159,760	150,984	157,154

(1)
Represents the operating results of our two segments based upon pre-tax operating income, before costs related to amortization of acquired intangibles, share-based compensation, restructuring charges, business acquisition and merger related expenses, lease termination costs, impairment of goodwill and other intangibles, acquired in-process research and development costs, loss on liquidation of foreign subsidiary, the impact of any acquisition related adjustments and Going Private Transaction expenses. For a reconciliation of adjusted operating income to operating income calculated in accordance with GAAP, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Statements of Operations,” appearing in our Annual Report on Form 10-K for the fiscal year ended June 30, 2010 which is incorporated by reference in this prospectus.

(2)	As used herein, "EBITDA" represents income (loss) from continuing operations plus (i) interest expense, (ii) provision for income taxes and (iii) depreciation and amortization.

We have included information concerning EBITDA in this prospectus because we believe that such information is used by certain investors, securities analysts and others as one measure of an issuer's performance and historical ability to service debt. In addition, we use EBITDA when interpreting operating trends and results of operations of our business. EBITDA is also widely used by us and others in our industry to evaluate and to price potential acquisition candidates. EBITDA is a non-GAAP financial measure and should not be considered as an alternative to, or more meaningful than, earnings from operations, cash flows from operations or other traditional GAAP indications of an issuer's operating performance or liquidity. EBITDA has important limitations as an analytical tool and you should not consider this measure in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. For example, EBITDA:

•	excludes certain tax payments that may represent a reduction in cash available to us;

•	does not consider capital expenditure requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•	does not reflect changes in, or cash requirements for, our working capital needs; and

•	does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt

We also provide information with respect to Adjusted EBITDA in this prospectus. The calculation of Adjusted EBITDA is based on the definition in the credit agreement governing our senior secured credit facility and is not defined under U.S. GAAP. Our use of the term Adjusted EBITDA may vary from others in our industry. Adjusted EBITDA is not a measure of operating income (loss), performance or liquidity under U.S. GAAP and is subject to important limitations. We use Adjusted EBITDA in assessing covenant compliance under our senior secured credit facility and we believe its inclusion is appropriate to provide additional information to investors. In calculating Adjusted EBITDA, we add back certain non-cash, non-recurring or other items that are included in EBITDA and/or net income (loss). For instance, Adjusted EBITDA:

•	does not include share-based employee compensation expense, goodwill impairment charges and other non-cash charges;

•	does not include restructuring costs incurred to realize future cost savings that enhance our operations;

•	does not include the impact of business acquisition purchase accounting adjustments;

•
does not reflect Going Private Transaction, business acquisition and merger related expenses, including advisory fees that have been paid to the Sponsors following the consummation of the Going Private Transaction. See "Certain Relationships and Related Party Transactions" appearing in our Annual Report on Form 10-K for the fiscal year ended June 30, 2010 which is incorporated by reference in this prospectus; and

•
includes other adjustments required in calculating our debt covenant compliance such as adding pro forma savings from restructuring activities, eliminating loss on liquidation of foreign subsidiary, eliminating one-time non-cash inventory adjustments and adding pro forma EBITDA, for periods prior to the acquisition date, for companies acquired during the applicable year.

This prospectus also includes information concerning Adjusted EBITDA margin, which is defined as the ratio of Adjusted EBITDA to net sales. We present Adjusted EBITDA margin because it is used by management as a performance measurement to judge the level of Adjusted EBITDA generated from net sales in our segments and we believe its inclusion is appropriate to provide additional information to investors.

The following table is a reconciliation of income (loss) from continuing operations to Adjusted EBITDA for the periods indicated:

	Predecessor Entity	Successor Entity
	Period July 1, 2007 through August 14, 2007	Period August 15, 2007 through June 30, 2008	Year Ended June 30, 2009	Year Ended June 30, 2010	Three Months Ended September 30, 2009	Three Months Ended September 30, 2010
(Amounts in Thousands)
Income (loss) from continuing operations	$(14,408)	$(100,604)	$(76,688)	$(12,269)	$(20,543)	$(5,817)
Interest expense	275	74,658	83,823	83,948	21,039	21,238
Provision (benefit) for income taxes	(6,831)	(38,927)	(15,332)	820	(6,165)	(12,247)
Depreciation and amortization	3,662	93,032	84,426	82,696	21,246	20,886

EBITDA (unaudited)	(17,302)	28,159	76,229	155,195	15,577	24,060
Non-cash purchase accounting adjustments	57	66,453	2,749	700	278	655
Merger related expenses	5,036	36,585	4,283	2,858	693	715
Restructuring costs and related pro forma savings from such activities(a)	4,189	7,407	10,159	385	187	1,799
Share-based compensation(b)	214	3,123	1,955	2,076	489	513
Non-cash loss on liquidation of foreign subsidiary	—	—	3,112	7,696	7,696	—
Pro forma savings from management restructuring(c)	75	525	—	—	—	—
Impairment of goodwill and other intangibles	—	—	41,225	—	—	—
Gain from a bargain purchase of a business(d)	—	—	—	(3,993)	—	—
Business acquisition expenses	—	—	—	921	—	190
Other defined items(e)	575	(19)	5,628	292	(374)	479

Adjusted EBITDA (unaudited)	$(7,156)	$142,233	$145,340	$166,130	$$24,546	28,411

Adjusted EBITDA margin	*	23.5%	24.3%	25.4%	18.9%	18.2%
         *Not meaningful.

(a)
Primarily reflects costs associated with the reorganization of our U.K. operations and to a lesser extent, our RF and microwave operations, and the pro forma savings related thereto. Pro forma savings reflect the amount of costs that we estimate would have been eliminated during the fiscal year in which a restructuring occurred had the restructuring occurred as of the first day of that fiscal year.

(b)	Reflects non-cash share-based employee compensation.

(c)	Primarily reflects pro forma savings related to the retirement of our former chairman and modifications to executive compensation arrangements upon the consummation of the Going Private Transaction.

(d)
The gain from a bargain purchase of Willtek reflects the excess of the fair value of net assets acquired over the purchase price. The purchase price was negotiated at such a level to be reflective of the cost of the restructuring efforts that we expect to undertake.

(e)
Reflects other adjustments required in calculating our debt covenant compliance. These other defined items include non-cash inventory adjustments for a discontinued product and pro forma EBITDA for periods prior to the acquisition dates for companies acquired during our fiscal year.

(3)	Working capital is defined as current assets less current liabilities.

RISK FACTORS

In addition to the other information set forth in this prospectus, you should carefully consider the following factors before deciding to invest in the Notes.  Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your original investment.

Risks Related to the Notes and Our Indebtedness

Instability in financial markets could adversely affect our ability to access additional capital.

In recent years, the volatility and disruption in the capital and credit markets have reached unprecedented levels. If these conditions continue or worsen, there can be no assurance that we will not experience a material adverse effect on our ability to borrow money, including under our senior secured credit facility, or have access to capital, if needed. Although our lenders have made commitments to make funds available to us in a timely fashion, our lenders may be unable or unwilling to lend money. In addition, if we determine that it is appropriate or necessary to raise capital in the future, the future cost of raising funds through the debt or equity markets may be more expensive or those markets may be unavailable. If we were unable to raise funds through debt or equity markets, it could have a material adverse effect on our business, results of operations and financial condition.

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations.

We have a significant amount of indebtedness. As of September 30, 2010, we had $882.8 million of debt outstanding, including approximately $489.1 million of secured debt under our senior secured credit facility, $225.0 million of aggregate principal amount of Notes under the indenture governing our senior notes and $168.0 million of subordinated unsecured debt under our senior subordinated unsecured credit facility. Additionally, as of September 30, 2010, we had the ability to borrow an additional $50.0 million under the revolving portion of our senior secured credit facility.

Our substantial indebtedness could have important consequences. For example, it could:

•	make it more difficult for us to satisfy our obligations;

•	increase our vulnerability to general adverse economic and industry conditions;

•
require us to dedicate a substantial portion of our worldwide cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt;

•	limit our ability to borrow additional funds; and

•	adversely impact our ability to comply with the covenants and restrictions in our debt agreements, and, in turn, could result in a default under our debt agreements.

Increases in interest rates could increase interest costs under our senior secured credit facility.

Our senior secured credit facility bears interest at variable rates. As of September 30, 2010, we had $489.1 million outstanding under the term loan portion of our senior secured credit facility, the un-hedged portion which is subject to variable interest rates. Each change of 1% in interest rates would result in a $3.7 million change in our annual interest expense on the un-hedged portion of the term loan borrowings and a $507,000 change in our annual interest expense on the revolving loan borrowings, assuming the entire $50.0 million under the revolving portion of our senior secured credit facility was outstanding. Any debt we incur in the future may also bear interest at variable rates.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt, which could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of our debt allow us to incur substantial amounts of additional debt, subject to certain limitations. For example, we have up to $50.0 million of availability under the revolving portion of our senior secured credit facility and we have the ability to increase the aggregate amount of our senior secured credit facility by up to an aggregate amount equal to the greater of (i) $75.0 million and (ii) such greater amount if as of the last day of the most recently ended fiscal quarter, the senior secured leverage ratio would be 3.75:1 or less after giving effect to such greater amount as if such greater amount were drawn in its entirety as of such date, in each case without the consent of any person other than the institutions agreeing to provide all or any portion of such increase. If new indebtedness is added to our and our subsidiaries' current debt levels, the related risks that we and they now face would intensify.

To service our indebtedness and other obligations, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness and to fund working capital needs and planned capital expenditures, will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive and other factors that are beyond our control.

Our business may not generate sufficient cash flow from operations and future borrowings may not be available to us under our senior secured credit facility or otherwise in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. In addition, to the extent we have consolidated excess cash flow, as defined in the credit agreement governing our senior secured credit facility, we must use specified portions of the excess cash flow to prepay the senior secured credit facility. We may need to refinance all or a portion of our indebtedness on or before the maturity thereof. We may not be able to refinance any of our indebtedness on commercially reasonable terms or at all.

In addition, if for any reason we are unable to meet our debt service obligations, we would be in default under the terms of our agreements governing our outstanding debt. If such a default were to occur, the lenders under our senior secured credit facility could elect to declare all amounts outstanding under our senior secured credit facility immediately due and payable, and the lenders would not be obligated to continue to advance funds to us. In addition, if such a default were to occur, any amounts then outstanding under the senior subordinated unsecured credit facility or Notes could become immediately due and payable. If the amounts outstanding under these debt agreements are accelerated, our assets may not be sufficient to repay in full the amounts owed to our debt holders, including holders of the Notes.

The right to receive payments on the Notes is effectively subordinated to the rights of our and the guarantors’ existing and future secured creditors.

Holders of our secured indebtedness and the secured indebtedness of the guarantors of our indebtedness will have claims that are prior to the claims of the holders of the Notes to the extent of the value of the assets securing that other indebtedness. Notably, we and our subsidiaries, including the guarantors, are parties to our senior secured credit facility, which is secured by liens on substantially all of our assets and the assets of the guarantors and a pledge of all of our capital stock and all of the capital stock of our domestic subsidiaries. The Notes are effectively subordinated to all of our secured indebtedness. In the event of any distribution or payment of our assets or any pledged capital stock in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claims to those of our assets and any pledged capital stock that constitute their collateral. Holders of the Notes will participate ratably with all other holders of our unsecured indebtedness that is deemed to be of the same class as the Notes and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, there may not be sufficient assets to pay amounts due on the Notes. As a result, holders of the Notes may receive less, ratably, than holders of secured indebtedness.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Notes.

Any default under the agreements governing our indebtedness, including a default under our senior secured credit facility or our senior subordinated unsecured credit facility that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could make us unable to pay principal, premium, if any, and interest on the Notes and substantially decrease the market value of the Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including our senior secured credit facility and our senior subordinated unsecured credit facility), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our senior secured credit facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek to obtain waivers from the required lenders under our senior secured credit facility, our senior subordinated unsecured credit facility or other debt that we may incur in the future to avoid being in default. If we breach our covenants under our senior secured credit facility or our senior subordinated unsecured credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our senior secured credit facility and/or our senior subordinated unsecured credit facility, the lenders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. If we are unable to repay debt, lenders having secured obligations, such as the lenders under our senior secured credit facility, could proceed against the collateral securing the debt. Because the Indenture governing the Notes, our senior secured credit facility and our senior subordinated unsecured credit facility have customary cross-default provisions, if the indebtedness under the Notes, our senior secured credit facility, our senior subordinated unsecured credit facility, or any of our other debt is accelerated, we may be unable to repay or finance the amounts due.

Our senior secured credit facility, our senior subordinated unsecured credit facility and the Indenture governing the Notes impose significant operating and financial restrictions, which may prevent us from capitalizing on business opportunities and taking some actions.

Our senior secured credit facility, our senior subordinated unsecured credit facility and the Indenture governing the Notes contain restrictions on our activities, including but not limited to covenants that restrict us and our restricted subsidiaries, as defined in our senior subordinated unsecured credit facility, from:

•	incurring additional indebtedness and issuing disqualified stock or preferred stock;

•	making certain investments or other restricted payments;

•	paying dividends and making other distributions with respect to capital stock, or repurchasing, redeeming or retiring capital stock or subordinated debt;

•	selling or otherwise disposing of our assets;

•	under certain circumstances, issuing or selling equity interests;

•	creating liens on our assets;

•	consolidating or merging with, or acquiring in excess of specified annual limitations, another business, or selling or disposing of all or substantially all of our assets; and

•	entering into certain transactions with our affiliates.

In addition, under our senior secured credit facility, we are required to comply with a maximum total leverage ratio test. If we fail to maintain compliance with the maximum total leverage ratio test under our senior secured credit facility and do not remedy any non-compliance through the issuance of additional equity interests pursuant to the limited cure right set forth therein, we will be in default. The senior secured credit facility also requires us to use specified portions of our consolidated excess cash flow, as defined in the agreement governing our senior secured credit facility, to prepay the senior secured credit facility.

The restrictions in our senior secured credit facility, the senior subordinated unsecured credit facility and the Indenture governing the Notes may prevent us from taking actions that we believe would be in the best interest of our business, and may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted. We also may incur future debt obligations that might subject us to additional restrictive covenants that could affect our financial and operational flexibility. We may not be granted waivers or amendments to these agreements if for any reason we are unable to comply with these agreements, and we may not be able to refinance our debt on terms acceptable to us, or at all. The breach of any of these covenants and restrictions could result in a default under our senior secured credit facility, our senior subordinated unsecured credit facility and the Indenture governing the Notes. An event of default under our debt agreements could permit our lenders to declare all amounts borrowed from them to be due and payable.

We may not have the ability to raise the funds necessary to finance any change of control offer required by the Indenture governing the Notes.

Upon the occurrence of certain kinds of change of control events, we will be required to offer to repurchase outstanding Notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of the Notes or that restrictions in our senior secured credit facility will not allow such repurchases. Our failure to purchase the tendered Notes would constitute an event of default under the Indenture governing the Notes which, in turn, would constitute a default under our senior secured credit facility and, if the lenders accelerate the debt under our senior secured credit facility, a default under our senior subordinated unsecured credit facility. In addition, the occurrence of a change of control would also constitute an event of default under our senior secured credit facility. A default under our senior secured credit facility would result in a default under the Indenture governing the Notes and under our senior subordinated unsecured credit facility, if the lenders accelerate the debt under our senior secured credit facility.

Moreover, our senior secured credit facility restricts, and any future indebtedness we incur may restrict, our ability to repurchase the Notes, including following a change of control event. As a result, following a change of control event, we would not be able to repurchase the Notes unless we first repay all indebtedness outstanding under our senior secured credit facility and any of our other indebtedness that contains similar provisions, or obtain a waiver from the holders of such indebtedness to permit us to repurchase the Notes. We may be unable to repay all of that indebtedness or obtain a waiver of that type. Any requirement to offer to repurchase the outstanding Notes may therefore require us to refinance our other outstanding debt, which we may not be able to do on commercially reasonable terms, if at all. These repurchase requirements may also delay or make it more difficult for others to obtain control of us.

Federal and state statutes allow courts, under certain specific circumstances, to void guarantees and/or require note holders to return payments received from guarantors.

Under current federal bankruptcy law and comparable provisions of state fraudulent transfer or fraudulent conveyance laws, a guarantee may be voided or cancelled, or claims in respect of a guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	issued the guarantee with the intent to delay, hinder or defraud present or future creditors; or

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and either

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged, or about to engage, in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•
intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature (as all of the foregoing terms are defined in or interpreted under the fraudulent transfer or conveyance statutes); or

•	was a defendant in an action for money damages, or had a judgment for money damages docketed against it (if, in either case, after final judgment the judgment is unsatisfied).

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

A court likely would find that a guarantor did not receive reasonably equivalent value or fair consideration in exchange for its guarantee if the value received by the guarantor were found to be disproportionately small when compared with its obligations under the guarantee or, put differently, it did not benefit, directly or indirectly, from the issuance of the Notes. The measures of insolvency for purposes of fraudulent transfer or conveyance laws will vary depending upon the particular law applied in any proceeding to determine whether a fraudulent transfer or conveyance has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•
if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of the Notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

The Notes are structurally subordinated to all obligations of our non-guarantor subsidiaries.

The Notes are not guaranteed by any of our current or future foreign subsidiaries. As a result of this structure, the Notes are structurally subordinated to all indebtedness and other obligations, including trade payables, of our non-guarantor subsidiaries. The effect of this subordination is that, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding involving a non-guarantor subsidiary, the assets of that subsidiary cannot be used to pay the holders of the Notes until all other claims against that subsidiary, including trade payables, have been fully paid. As of June 30, 2010, the aggregate total assets (based on book value) of our non-guarantor subsidiaries were $239.0 million, representing approximately 17.6% of our total assets. In addition, 21.0% of our total liabilities were attributable to our non-guarantor subsidiaries as of June 30, 2010.  For fiscal 2010, 28.9% of our net sales was attributable to our non-guarantor subsidiaries. For fiscal 2010, our non-guarantor subsidiaries had net income of $35.0 million.

Our controlling equity holders may take actions that conflict with the interests of the holders of our debt.

Substantially all of the voting power of our equity is held by the Sponsors. Accordingly, they control the power to elect our directors and officers, to appoint new management and to approve all actions requiring the approval of the holders of our equity, including adopting amendments to our constituent documents and approving mergers, acquisitions or sales of all or substantially all of our assets. The directors have the authority, subject to the terms of our debt, to issue additional indebtedness or equity, implement equity repurchase programs, declare dividends and make other such decisions about our equity.

In addition, the interests of our controlling equity holders could conflict with the interests of the holders of our debt. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our controlling equity holders might conflict with the interests of our debt holders. Our controlling equity holders also may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to the holders of our debt.

There is no public market for the Notes, and we do not know if a market will ever develop or, if a market does develop, whether it will be sustained.

We do not intend to apply for listing or quotation of the Notes on any securities or stock market, although our Notes are eligible to trade on the PORTAL Market Trading System.  The liquidity of any market for the Notes will depend on a number of factors, including:

•	the number of holders of Notes;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the Notes; and

•	prevailing interest rates.

The Notes were issued to, and we believe the Notes are owned by, a relatively small number of beneficial owners.  Goldman, Sachs & Co., or the Initial Purchaser, was the initial purchaser of the Notes pursuant to a purchase agreement among us, the guarantors and Goldman, Sachs & Co., dated August 7, 2008.  The Initial Purchaser presently makes a market in the Notes as permitted by applicable law.  However, the Initial Purchaser is under no obligation to do so and may cease their market-making at any time without notice.  Accordingly, the market for the Notes may cease to exist.  Because we are an affiliate of the Initial Purchaser, the Initial Purchaser is required to deliver a current “market-maker” prospectus, such as this prospectus, and otherwise comply with the registration requirements of the Securities Act in connection with any secondary market sale of the Notes, which may affect their ability to continue market-making activities. By way of this prospectus, we are making a “market-maker” prospectus generally available to the Initial Purchaser to permit it to engage in market-making transactions. However, the exchange and registration rights agreement, dated August 7, 2008, among us, the guarantors and Goldman, Sachs & Co. provides that we may, for valid business reasons, allow the market-maker prospectus to cease to be effective and usable for a period of time as set forth in the exchange and registration rights agreement or as otherwise acceptable to the market-maker. As a result, the liquidity of the secondary market for the Notes may be materially adversely affected by the unavailability of a current “market-maker” prospectus.

Risks Relating to Our Business

A worsening of the global recession and continued credit tightening could continue to adversely affect us.

The current global recession and continued credit tightening, including failures of financial institutions, have initiated unprecedented government intervention in the U.S., Europe and other regions of the world. If macro-economic concerns continue or worsen, our customers could experience heightened financial difficulties, and as a result, could modify, delay or cancel plans to purchase our products or services, which could cause our sales to decline, or become unable to make payment to us for amounts due and owing. In addition, our suppliers could experience credit or other financial difficulties that could result in delays in their ability to supply us with necessary raw materials, components or finished products. These conditions may make it extremely difficult for our customers, our suppliers and us to accurately forecast and plan future business activities and could result in an asset impairment. The occurrence of any of these factors could have a material adverse effect on our business, results of operations and financial condition. For example, our sales declined by approximately $44 million, or approximately 7%, between fiscal 2008 and fiscal 2009. This decline caused us to write-off approximately $41.2 million of goodwill and other intangible assets related to our RF and microwave reporting unit, in the fourth quarter of fiscal 2009, due to the decrease in sales and prospects of that unit in the then current economic environment.

Our operating results may fluctuate significantly on a quarterly basis.

Our sales and other operating results have fluctuated significantly in the past, and we expect this trend will continue. Factors which affect our results include:

•	the timing, cancellation or rescheduling of customer orders and shipments;

•	the pricing and mix of products sold;

•	our ability to obtain components and subassemblies from contract manufacturers and suppliers;

•	variations in manufacturing efficiencies; and

•	research and development and new product introductions.

Many of these factors are beyond our control. Our performance in any one fiscal quarter is not necessarily indicative of any financial trends or future performance.

The cyclicality of our end user markets could harm our financial results.

Many of the end markets we serve, including but not limited to the commercial wireless market, have historically been cyclical and have experienced periodic downturns. The factors leading to and the severity and length of a downturn are very difficult to predict and there can be no assurance that we will appropriately anticipate changes in the underlying end markets we serve or that any increased levels of business activity will continue as a trend into the future. If we fail to anticipate changes in the end markets we serve, our business, results of operations and financial condition could be materially adversely affected.

Our future operating results are dependent on the growth in our customers' businesses and on our ability to identify and enter new markets.

Our growth is dependent on the growth in the sales of our customers' products as well as the development by our customers of new products. If we fail to anticipate changes in our customers' businesses and their changing product needs or successfully identify and enter new markets, our results of operations and financial position could be negatively impacted. We cannot assure you that the markets we serve will grow in the future, that our existing and new products will meet the requirements of these markets or that we can maintain adequate gross margins or profits in these markets. A decline in demand in one or several of our end-user markets could have a material adverse impact on the demand for our products and have a material adverse effect on our business, results of operations and financial condition.

Our industry is highly competitive and if we are not able to successfully compete, we could lose market share and our revenues could decline.

We operate in a highly competitive industry. Current and prospective customers for our products evaluate our capabilities against the merits of our direct competitors. We compete primarily on the basis of technology and performance. For certain products, we also compete on price. Some of our competitors are well-established and have greater market share and manufacturing, financial, research and development and marketing resources than we do. We also compete with emerging companies that are attempting to sell their products in specialized markets, and with the internal capabilities of many of our significant customers, including Honeywell and BAE. There can be no assurance that we will be able to maintain our current market share with respect to any of our products. A loss of market share to our competitors could have a material adverse effect on our business, results of operations and financial condition. In addition, a significant portion of our contracts, including those with the federal government and commercial customers, are subject to commercial bidding, both upon initial issuance and subsequent renewal. If we are unable to successfully compete in the bidding process or if we fail to obtain renewal, our business, results of operations and financial condition could be materially adversely affected.

Our industry is characterized by rapid technological change, and if we cannot continue to develop, manufacture and market innovative products that meet customer requirements for performance and reliability, we may lose market share and our net sales may suffer.

The process of developing new products for our markets is complex and uncertain, and failure to keep pace with our competitors' technological development, to develop or obtain appropriate intellectual property and to anticipate customers' changing needs and emerging technological trends accurately could significantly harm our results of operations. We must make long-term investments and commit significant resources before knowing whether our predictions will eventually result in products that the market will accept. We must accurately forecast volumes, mix of products and configurations that meet customer requirements, and we may not succeed. If we do not succeed, we may be left with inventories of obsolete products or we may not have enough of some products available to meet customer demand, which could lead to reduced sales and higher expenses.

We design custom products to meet specific requirements of our customers. The amount and timing of revenue from such products can affect our quarterly operating results.

The design and sales cycle for our custom products, from initial contact by our sales force to the commencement of shipments of those products in commercial quantities, may be lengthy. In this process, our sales and application engineers work closely with the customer to analyze the customer's system requirements and establish a technical specification for the custom product. We then select a process, evaluate components, and establish assembly and test procedures before manufacturing in commercial quantities can begin. The length of this cycle is influenced by many factors, including the difficulty of the technical specification, the novelty and complexity of the design and the customer's procurement processes. Our customers typically do not commit to purchase significant quantities of the custom product until they are ready to commence volume shipments of their own system or equipment. Our receipt of substantial revenue from sales of a custom product often depends on that customer's commercial success in manufacturing and selling its system or equipment that incorporates our custom product. As a result, a significant period may elapse between our investment of time and resources in designing and developing a custom product and our receipt of substantial revenue from sales of that custom product.

The length of this process may increase the risk that a customer will decide to cancel or change its plans related to its system or equipment. Such a cancellation or change in plans by a customer could cause us to lose anticipated sales. In addition, our business, results of operations and financial condition could be materially adversely affected if a significant customer curtails, reduces or delays orders during our sales cycle, chooses not to release its system or equipment that contains our custom products, or is not successful in the sale and marketing of its system or equipment that contains our custom products.

Additionally, some customers may be unlikely to change their supplier due to the significant costs associated with qualifying a new supplier and potentially redesigning their system or equipment. So, if we fail to achieve initial design wins in the customer's qualification process, we may not regain the opportunity for significant sales to this customer for a lengthy period of time.

Our major customers account for a sizable portion of our revenue, and the loss of, or a reduction in, orders from these customers could result in a decline in revenue.

Revenue derived from our 10 largest customers as a percentage of our annual revenue was 34% for the twelve months ended September 30, 2010. Our major customers often use our products in multiple systems or programs, sometimes developed by different business units within the customer's organization, each having differing product life cycles, end customers and market dynamics. While the composition of our top 10 customers varies from year to year, we expect that sales to a limited number of customers will continue to account for a significant percentage of our revenue for the foreseeable future. It is possible that any of our major customers could terminate its purchasing arrangements with us or significantly reduce or delay the amount of our products that it orders, purchase products from our competitors or develop its own products internally. The loss of, or a reduction in, orders from any major customer could cause a decline in our overall revenue and have a material adverse effect on our business, results of operations and financial condition.

In the event that certain of our customers encounter financial difficulties and fail to pay us, it could adversely affect our business, results of operations and financial condition.

We manufacture products to customer specifications and generally purchase raw materials in response to customer orders. In addition, we may commit significant amounts of capital to maintain inventory in anticipation of customer orders. In the event that our customers for whom we maintain inventory experience financial difficulties, we may be unable to sell such inventory at its current profit margin, if at all. In such an event, our gross margins would decline. In addition, if the financial condition of a significant portion of our customer base deteriorates, resulting in an impairment of their ability to pay us amounts owed in respect of a significant amount of outstanding receivables, our business, results of operations and financial condition could be materially adversely affected.

We rely on sales to federal government entities under prime contracts and subcontracts. A loss or reduction of such contracts, a failure to obtain new contracts or a reduction of sales under such contracts could have a material adverse effect on our business.

We derived approximately 33% of our net sales for the twelve months ended September 30, 2010 from contracts with agencies of the federal government or subcontracts with prime defense contractors or subcontractors of the federal government. The loss or significant curtailment of any of these government contracts or subcontracts, or failure to exercise renewal options or enter into new contracts or subcontracts, could have a material adverse effect on our business, results of operations and financial condition. Continuation and the exercise of renewal options on existing government contracts and subcontracts and new government contracts and subcontracts are, among other things, contingent upon the availability of adequate funding for the various federal government agencies with which we and prime government contractors do business. Changes in federal government spending could directly affect our financial performance. Among the factors that could impact federal government spending and which would reduce our federal government contracting and subcontracting business are:

•	a significant decline in, or reapportioning of, spending by the federal government;

•	changes, delays or cancellations of federal government programs or requirements;

•	the adoption of new laws or regulations that affect companies that provide services to the federal government;

•	federal government shutdowns or other delays in the government appropriations process;

•	curtailment of the federal government's use of third-party service firms;

•	changes in the political climate, including with regard to the funding or operation of the services we provide; and

•	general economic conditions.

If the current presidential administration were to reorder its budgetary priorities resulting in a general decline in U.S. defense spending, it could cause federal government agencies to reduce their purchases under contracts, exercise their rights to terminate contracts in whole or in part, to issue temporary stop work orders or decline to exercise options to renew contracts, all of which could harm our operations and significantly reduce our future revenues.

Federal government contracts may be terminated by the federal government at any time prior to their completion and contain other unfavorable provisions, which could lead to unexpected loss of sales and reduction in backlog.

Under the terms of federal government contracts, the federal government may unilaterally:

•	terminate or modify existing contracts;

•	reduce the value of existing contracts through partial termination;

•	delay the payment of our invoices by government payment offices;

•	audit our contract-related costs; and

•	suspend us from receiving new contracts pending resolution of any alleged violations of procurement laws or regulations.

The federal government can terminate or modify any of its contracts with us or its prime contractors either for its convenience, or if we or its prime contractors default, by failing to perform under the terms of the applicable contract. A termination arising out of our default could expose us to liability and have a material adverse effect on our ability to compete for future contracts and subcontracts. If the federal government or its prime contractors terminate and/or materially modify any of our contracts or if any applicable options are not exercised, our failure to replace sales generated from such contracts would result in lower sales and could adversely affect our earnings, which could have a material adverse effect on our business, results of operations and financial condition.

Our backlog as of September 30, 2010 was approximately $336.1 million, of which approximately 51% represented firm contracts with agencies of the U.S. government or prime defense contractors or subcontractors of the U.S. government. There can be no assurance that any of the contracts comprising our backlog will result in actual sales in any particular period or that the actual sales from such contracts will equal our backlog estimates. Furthermore, there can be no assurance that any contract included in our estimated backlog that generates sales will be profitable.

Our business could be adversely affected by a negative audit or other actions, including suspension or debarment, by the federal government.

As a federal government contractor, we must comply with and are affected by laws and regulations relating to the formation, administration and performance of government contracts. These laws and regulations affect how we do business with the federal government and our prime government contractors and subcontractors, and in some instances, impose added costs on our business. Federal government agencies routinely audit and investigate government contractors. These agencies review each contractor's contract performance, cost structure and compliance with applicable laws, regulations and standards. Such agencies also review the adequacy of, and a contractor's compliance with, its internal control systems and policies, including the contractor's purchasing, property, estimating, compensation and management information systems. Any costs found to be improperly allocated to a specific contract will not be reimbursed.

In addition, government contract payments received by us for allowable direct and indirect costs are subject to adjustment after audit by government auditors and repayment to the government if the payments exceed allowable costs as defined in the government contracts.

As a federal government contractor, we are subject to an increased risk of investigations, criminal prosecution, civil fraud, whistleblower lawsuits and other legal actions and liabilities to which companies with solely commercial customers are not subject, the results of which could have a material adverse effect on our operations. If we were suspended or prohibited from contracting with the federal government generally, or any significant federal government agency specifically, if our reputation or relationship with federal government agencies were impaired or if the federal government otherwise ceased doing business with us or significantly decreased the amount of business it does with us, our business, results of operations and financial condition could be materially adversely affected.

Under some of our government contracts, we are required to maintain secure facilities and to obtain security clearances for personnel involved in performance of the contract, in compliance with applicable federal standards. If we were unable to comply with these requirements, or if personnel critical to our performance of these contracts were to lose their security clearances, we might be unable to perform these contracts or compete for other projects of this nature, which could adversely affect our revenue.

Our federal government contracts are subject to competitive bidding, both upon initial issuance and subsequent renewal. If we are unable to successfully compete in the bidding process or if we fail to receive renewal, it could have a material adverse effect on our business, results of operations and financial condition.

A significant portion of our federal government contracts are awarded through a competitive bidding process, including upon renewal, and we expect that this will continue to be the case. There often is significant competition and pricing pressure as a result of this process.

The competitive bidding process presents a number of risks such as:

•	we must expend substantial funds and time to prepare bids and proposals for contracts, which could detract attention from other parts of our business;

•	we may be unable to estimate accurately the resources and cost that will be required to complete any contract we win, which could result in substantial cost overruns; and

•
we may encounter expense and delay if our competitors protest or challenge awards of contracts to us, and any such protest or challenge could result in a requirement to resubmit bids on modified specifications or in termination, reduction or modification of the awarded contract.

The government contracts for which we compete typically have multiple option periods, and if we fail to win a contract, we generally will be unable to compete again for that contract for several years. If we fail to win new contracts or to receive renewal contracts, such failure could have a material adverse effect on our business, results of operations and financial condition.

New products are subject to greater technology, design and operational risks, and a delay in introducing new products could harm our competitive position.

Our future success is highly dependent upon the timely development and introduction of competitive new products at acceptable margins. However, there are greater design and operational risks associated with new products. The inability of our suppliers to produce advanced products, delays in commencing or maintaining volume shipments of new products, the discovery of product, process, software, or programming defects or failures and any related product returns could each have a material adverse effect on our business, financial condition, and results of operation.

We have experienced from time to time in the past, and expect to experience in the future, difficulties and delays in achieving satisfactory, sustainable yields on new products. Yield problems increase the cost of our new products as well as the time it takes us to bring them to market, which can create inventory shortages and dissatisfied customers. Any prolonged inability to obtain adequate yields or deliveries of new products could have a material adverse effect on our business, results of operations and financial condition.

Our failure to detect unknown defects in our products could materially harm our relationship with customers, our reputation and our business.

We may not be able to anticipate all of the possible performance or reliability problems that could arise with our existing or new products, which could result in significant product liability or warranty claims. In addition, any defects found in our products could result in a loss of sales or market share, failure to achieve market acceptance, injury to our reputation, indemnification claims, litigation, increased insurance costs and increased service costs, any of which could discourage customers from purchasing our products and materially harm our business.

Our purchase agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. However, the limitation of liability provisions contained in these agreements may not be effective as a result of federal, state or local laws, or ordinances or unfavorable judicial decisions in the United States or other countries. The insurance we maintain to protect against claims associated with the use of our products may not adequately cover all claims asserted against us. In addition, even if ultimately unsuccessful, such claims could result in costly litigation, divert our management's time and resources, and damage our customer relationships.

Our AMS segment depends on third-party contractors to fabricate semiconductor products and we outsource other portions of our business; a failure to perform by these third parties may adversely affect our ability to bring products to market and damage our reputation.

As part of our efforts to minimize the amount of required capital investment in facilities, equipment and labor and increase our ability to quickly respond to changes in technology and customer requirements, our AMS segment outsources its semiconductor fabrication processes and we outsource certain other manufacturing and engineering functions to third parties. This reliance on third-party manufacturers and engineers involves significant risks, including lack of control over capacity allocation, delivery schedules, the resolution of technical difficulties and the development of new processes. We rely heavily on our third-party manufacturers to be able to deliver materials, know-how and technology to us without encumbrances. Disputes regarding the ownership of or rights in certain third-party intellectual property may preclude our third-party manufacturers from fulfilling our requirements at a reasonable cost or, in some cases, at all. A shortage of raw materials or production capacity could lead any of our third-party manufacturers to allocate available capacity to other customers, or to internal uses. If these third parties fail to perform their obligations in a timely manner or at satisfactory quality and cost levels, our ability to bring products to market and our reputation could suffer and our costs could increase. For example, during a market upturn, our contract manufacturers may be unable to meet our demand requirements, which may preclude us from fulfilling our customers' orders on a timely basis, which could lead to a loss in sales. The ability of these third parties to perform is largely outside of our control.

Non-performance by our suppliers may adversely affect our operations.

            Because we purchase various types of raw materials and component parts from suppliers, we may be materially and adversely affected by the failure of those suppliers to perform as expected. This non-performance may consist of delivery delays or failures caused by production issues or delivery of non-conforming products. The risk of non-performance may also result from the insolvency or bankruptcy of one or more of our suppliers. Our efforts to protect against and to minimize these risks may not always be effective. We may occasionally seek to engage new suppliers with which we have little or no experience. The use of new suppliers can pose technical, quality and other risks.

We use specialized technologies and know-how to design, develop and manufacture our products. Our inability to protect our intellectual property could hurt our competitive position, harm our reputation and adversely affect our results of operations.

As a technology company, we rely on our patents, trademarks, copyrights, trade secrets, and proprietary know-how and concepts. We attempt to protect our intellectual property rights, both in the United States and in foreign countries, through a combination of patent, trademark, copyrights and trade secret laws, as well as confidentiality agreements. Because of the differences in foreign trademark, copyright, patent and other laws concerning proprietary rights, our intellectual property rights may not receive the same degree of protection in foreign countries as they would in the United States. Our failure to obtain or maintain adequate protection of our intellectual property rights for any reason could have a material adverse effect on our business, results of operations and financial condition. We believe that while the protection afforded by patent, trademark, copyright and trade secret laws may provide some advantages, the competitive position of participants in our industry is principally determined by such factors as the technical and creative skills of their personnel, the frequency of their new product developments and their ability to anticipate and rapidly respond to evolving market requirements. To the extent that a competitor effectively uses its intellectual property portfolio, including patents, to prevent us from selling products that allegedly infringe such competitor's products, our results of operations could be materially adversely affected.

We have from time to time applied for patent protection relating to certain existing and proposed products, processes and services, but we do not have an active patent application strategy. When we do apply for patents, we generally apply in those countries where we intend to make, have made, use or sell patented products; however, we may not accurately predict all of the countries where patent protection will ultimately be desirable. If we fail to timely file a patent application in any such country, we may be precluded from doing so at a later date. Furthermore, we cannot assure you that any of our patent applications will be approved. We also cannot assure you that the patents issued as a result of our foreign patent applications will have the same scope of coverage as our United States patents. The patents we own could be challenged, invalidated or circumvented by others and may not be of sufficient scope or strength to provide us with any meaningful protection or commercial advantage. Further, we cannot assure you that competitors will not infringe our patents, or that we will have adequate resources to enforce our patents.

 Some of our proprietary technology may have been developed under, or in connection with, U.S. government contracts or other federal funding agreements. With respect to technology developed under such agreements, the U.S. government may retain a nonexclusive, non-transferable, irrevocable, paid-up license to use the technology on behalf of the United States throughout the world. In addition, the U.S. government may obtain additional rights to such technology, or our ability to exploit such technology may be limited.

We rely on our trademarks, tradenames and brand names to distinguish our products and services from the products and services of our competitors, and have registered or applied to register many of these trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our products and services, which could result in loss of brand recognition, and could require us to devote resources towards marketing new brands. Further, we cannot assure you that we will have adequate resources to enforce our trademarks.

We also rely on unpatented proprietary technology. It is possible that others will independently develop the same or similar technology or otherwise obtain access to our unpatented technology. To protect our trade secrets and other proprietary information, we require employees, consultants, advisors and collaborators to enter into confidentiality agreements. We cannot assure you that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. If we are unable to maintain the proprietary nature of our technologies, our sales could decrease.

If third parties claim that we infringe upon or misappropriate their intellectual property rights, our net sales, gross margins and expenses could be adversely affected.

We face the risk of claims that we have infringed or misappropriated third parties' intellectual property rights.  We are currently involved in various litigation matters involving claims of patent infringement and trade secret misappropriation. Any claims of patent or other intellectual property infringement, even those without merit, could:

•	be expensive and time consuming to defend;

•	cause us to cease making or using products that incorporate the challenged intellectual property;

•	require us to redesign, reengineer or rebrand our products, if feasible;

•	divert management's attention and resources; and

•	require us to enter into licensing agreements in order to obtain the right to use a third party's intellectual property.

Any licensing agreements, if required, may not be available to us on acceptable terms or at all. A successful claim of infringement against us could result in our being required to pay significant damages, enter into costly license agreements, or stop the sale of certain products, which could adversely affect our net sales, gross margins and expenses and harm our future prospects.

Many patent applications in the United States are maintained in secrecy for a period of time after they are filed, and therefore there is a risk that we could adopt a technology without knowledge of a pending patent application, which technology would infringe a third party patent once that patent is issued.

We license third-party technologies for the development of certain of our products, and if we fail to maintain these licenses or are unable to secure alternative licenses on reasonable terms, our business could be adversely affected.

We license third-party technologies that are integrated into certain of our products. If we are unable to continue to use or license these technologies on reasonable terms, or if these technologies fail to operate properly, we may not be able to secure alternatives in a timely manner and our ability to make these products could be harmed. In addition, licensed technology may be subject to claims that it infringes others' technology, and we may lose access to or have restrictions placed on our use of the licensed technology. Certain technology, which we license, has been, or is currently, subject to such claims.

Our licenses of third-party technologies have certain requirements that we must meet to maintain the license. For instance, if we fail to meet certain minimum royalty or purchase amounts, or meet delivery deadlines, certain licenses may be converted from an exclusive license to a non-exclusive license, thus allowing the licensors to license the technology to our competitors. We cannot guarantee that third-party technologies that we license will not be licensed to our competitors. In the future, we may need to obtain additional licenses, renew existing license agreements or otherwise replace existing technology. We are unable to predict whether these license agreements can be obtained or renewed or the technology can be replaced on acceptable terms, or at all. In addition, if we are unable to successfully license technology from third parties to develop future products, we may not be able to develop such products in a timely manner or at all.

As part of our business strategy, we may complete acquisitions or divest non-strategic businesses and product lines and undertake restructuring efforts. These actions could adversely affect our business, results of operations and financial condition.

As part of our business strategy, we engage in discussions with third parties regarding, and enter into agreements relating to, acquisitions, joint ventures and divestitures in order to manage our product and technology portfolios and further our strategic objectives. We also continually look for ways to increase the profitability of our operations through restructuring efforts and to consolidate operations across facilities where synergies exist. In order to pursue this strategy successfully, we must identify suitable acquisition, alliance or divestiture candidates, complete these transactions, some of which may be large and complex, and integrate acquired companies. Integration and other risks of acquisitions can be more pronounced for larger and more complicated transactions, or if multiple acquisitions are pursued simultaneously.

The integration of acquisitions may make the completion and integration of subsequent acquisitions more difficult. However, if we fail to identify and complete these transactions, we may be required to expend resources to internally develop products and technology or may be at a competitive disadvantage or may be adversely affected by negative market perceptions, which may have a material adverse effect on our business, results of operations and financial condition.

Acquisitions may require us to integrate different company cultures, management teams and business infrastructures and otherwise manage integration risks. Even if an acquisition is successfully integrated, we may not receive the expected benefits of the transaction.

A successful sale or divestiture depends on various factors, including our ability to effectively transfer assets and liabilities, contracts, facilities and employees to the purchaser, identify and separate the intellectual property to be divested from the intellectual property that we wish to keep and reduce fixed costs previously associated with the divested assets of the business.

Managing acquisitions and divestitures requires varying levels of management resources, which may divert management's attention from our other business operations. Acquisitions, including abandoned acquisitions, also may result in significant costs and expenses and charges to earnings.

Restructuring activities may result in business disruptions and may not produce the full efficiency and cost reduction benefits anticipated. Further, the benefits may be realized later than expected and the cost of implementing these measures may be greater than anticipated. If these measures are not successful, we may need to undertake additional cost reduction efforts, which could result in future charges. Moreover, we could experience business disruptions with customers and elsewhere if our cost reduction and restructuring efforts prove ineffective, and our ability to achieve our other strategic goals and business plans as well as our business, results of operations and financial condition could be materially adversely affected.

We rely on the significant experience and specialized expertise of our senior management and engineering staff and must retain and attract qualified engineers and other highly skilled personnel in order to grow our business successfully.

Our performance is substantially dependent on the continued services and performance of our senior management and our highly qualified team of engineers, many of whom have numerous years of experience and specialized expertise in our business. In order to be successful, we must retain and motivate executives and other key employees, including those in managerial, technical, marketing and information technology support positions. In particular, our product generation efforts depend on hiring and retaining qualified engineers. Attracting and retaining skilled workers and qualified sales representatives is also critical to us. Experienced management and technical, marketing and support personnel in the microelectronics and test solutions industries are in demand and competition for their talents is intense. Employee retention may be a particularly challenging issue following acquisitions or divestitures since we also must continue to motivate employees and keep them focused on our strategies and goals, which may be particularly difficult due to the potential distractions related to integrating the acquired operations or divesting businesses to be sold. If we lose the services of any key personnel, our business, results of operations and financial condition could be materially adversely affected.

We may be required to make significant payments to members of our management in the event their employment with us is terminated.

We are a party to employment agreements with each of Leonard Borow, our President and Chief Executive Officer, John Buyko, our Executive Vice President and President of our AMS division, John Adamovich, our Chief Financial Officer and Senior Vice President, Charles Badlato, our Vice President—Treasurer, and Carl Caruso, our Vice President—Manufacturing. In the event we terminate the employment of any of these executives, or in certain cases, if such executives terminate their employment with us, such executives will be entitled to receive certain severance and related payments. At October 30, 2010 the maximum aggregate amount payable by us to Messrs. Borow, Buyko, Adamovich, Badlato and Caruso upon the termination of their respective employment agreements with us is $14.6 million.

We rely on our information technology systems to manage numerous aspects of our business and a disruption of these systems could adversely affect our business.

Our information technology, or IT, systems are an integral part of our business. We depend on our IT systems for scheduling, sales order entry, purchasing, materials management, accounting and production functions. Our IT systems also allow us to ship products to our customers on a timely basis, maintain cost-effective operations and provide a high level of customer service. Some of our systems are not fully redundant, and our disaster recovery planning does not account for all eventualities. A serious disruption to our IT systems could significantly limit our ability to manage and operate our business efficiently, which in turn could have a material adverse effect on our business, results of operations and financial condition.

Due to the international nature of our business, political or economic changes could harm our future sales, expenses and financial condition.

Our future sales, costs and expenses could be adversely affected by a variety of international factors, including:

•	changes in a country's or region's political or economic conditions;

•	longer accounts receivable cycles;

•	trade protection measures;

•	unexpected changes in regulatory requirements;

•	differing technology standards and/or customer requirements; and

•	import or export licensing requirements, which could affect our ability to obtain favorable terms for components or lead to penalties or restrictions.

For the twelve months ended September 30, 2010, sales of our products to foreign customers accounted for approximately 43% of our net sales. As of September 30, 2010, we employed approximately 810 employees overseas. In addition, a portion of our product and component manufacturing, along with key suppliers, is located outside of the United States, and also could be disrupted by some of the international factors described above.

Certain of our products may be controlled by the International Traffic in Arms Regulations and the Export Administration Regulations, which may adversely affect our business, results of operations and financial condition.

We are subject to the International Traffic in Arms Regulations, or ITAR. The ITAR requires export licenses from the U.S. Department of State for products shipped outside the U.S. that have military or strategic applications. In this connection, we have filed certain Voluntary Disclosures with the Directorate of Defense Trade Controls, U.S. Department of State describing possible inadvertent violations involving, among other things, the unlicensed export of controlled products to end-users in a number of countries, including China and Russia. We have also identified ITAR noncompliance in the pre-acquisition business activities of certain recently acquired companies. These matters have been formally disclosed to the U.S. Department of State.

Compliance with the directives of the U.S. Department of State may result in substantial legal and other expenses and the diversion of management time. In the event that a determination is made that we or any entity we have acquired has violated the ITAR with respect to any matters, we may be subject to substantial monetary penalties that we are unable to quantify at this time, and/or suspension or revocation of our export privileges and criminal sanctions, which may have a material adverse effect on our business, results of operations and financial condition.

We are also subject to the Export Administration Regulations, or EAR. The EAR regulates the export of certain "dual use" items and technologies and, in some instances, requires a license from the U.S. Department of Commerce.

We are exposed to foreign currency exchange rate risks that could adversely affect our business, results of operations and financial condition.

We are exposed to foreign currency exchange rate risks that are inherent in our sales commitments, anticipated sales, and assets and liabilities that are denominated in currencies other than the U.S. dollar. Our exposure to foreign currency exchange rates relates primarily to the British pound and the Euro. For the twelve months ended September 30, 2010, sales of our products to foreign customers accounted for approximately 43% of our net sales. In addition, a portion of our product and component manufacturing, along with key suppliers, are located outside of the United States. Failure to sufficiently hedge or otherwise manage foreign currency risks properly could have a material adverse effect on our business, results of operations and financial condition.

Compliance with and changes in environmental, health and safety laws regulating the present and past operations of our business and the business of predecessor companies could increase the costs of producing our products and expose us to environmental claims.

Our business is subject to numerous federal, state, local and foreign laws and regulations concerning environmental, health and safety matters, including those relating to air emissions, wastewater discharges and the generation, handling, use, storage, transportation, treatment and disposal of, or exposure to, hazardous substances. Violations of such laws and regulations can lead to substantial fines and penalties and other civil or criminal sanctions. We incur costs associated with compliance with these laws and regulations and we face risks of additional costs and liabilities including those related to the investigation and remediation of, or claims for personal injuries or property damages associated with, past or present contamination, at current as well as former properties utilized by us and at third-party disposal sites, regardless of fault or the legality of the original activities that led to such contamination.

In addition, future developments, such as changes in laws and regulations or the enforcement thereof, more stringent enforcement or interpretation thereof and claims for property damage or personal injury could cause us to incur substantial losses or expenditures. Although we believe we are materially compliant with all applicable current laws and regulations, any new or modified laws or regulations, or the discovery of any currently unknown non-compliance or contamination, could increase the cost of producing our products, which could have a material adverse effect on our business, results of operations and financial condition.

Efforts to comply with the Sarbanes-Oxley Act of 2002 will involve significant expenditures, and non-compliance with the Sarbanes-Oxley Act may adversely affect us.

The Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated by the Securities and Exchange Commission that are applicable to us have increased the scope, complexity and cost of our corporate governance, reporting and disclosure practices. We could also experience greater outside and internal costs as a result of our continuing efforts to comply with the Sarbanes-Oxley Act, including Section 404. The effort to comply with these obligations may divert management's attention from other business concerns, which could adversely affect our operating performance. In addition, we may identify significant deficiencies or material weaknesses that we cannot remedy in a timely manner.

We are subject to unanticipated market conditions that could adversely affect our available working capital and financial position.

We hold investments in certain auction rate securities, or ARS. Beginning in February 2008, auctions for the resale of ARS have ceased to reliably support the liquidity of these securities. We cannot be certain that liquidity will be restored in the foreseeable future or at all. We may not be able to access cash by selling these securities for which there is insufficient demand without a loss of principal until a future auction for these investments is successful, a secondary market emerges, they are redeemed by their issuer or they mature. These securities are classified as non-current assets. In addition, the value of such investments could potentially be impaired on a temporary or other-than-temporary basis. If it is determined that the value of the investment is impaired on an other-than-temporary basis, we would be required to write down the investment to its fair value and record a charge to earnings for the amount of the impairment.  As of September 30, 2010, we held ARS with a par value of $11.1 million and a fair value of $9.8 million.

Changes in tax rates or policies or changes to our tax liabilities could affect operating results.

We are subject to taxation in the United States and various other countries, including the United Kingdom, Sweden, Germany and China. Significant judgment is required to determine and estimate our worldwide tax liabilities and our future annual and quarterly tax rates could be affected by numerous factors, including changes in the applicable tax laws, composition of earnings in countries or states with differing tax rates, repatriation of foreign earnings to the United States or our valuation and utilization of deferred tax assets and liabilities. In addition, we are subject to regular examination of our income tax returns by the Internal Revenue Service and other taxing authorities. Although we believe our tax estimates are reasonable, we regularly evaluate the adequacy of our provision for income taxes, and there can be no assurance that any final determination by a taxing authority will not result in additional tax liability which could have a material adverse effect on our results of operations.

Accounting standards periodically change and the application of our accounting policies and methods may require management to make estimates about matters that are uncertain.

The regulatory bodies that establish accounting standards, including, among others, the Financial Accounting Standards Board and the SEC, periodically revise or issue new financial accounting and reporting standards that govern the preparation of our consolidated financial statements. The effect of such revised or new standards on our consolidated financial statements can be difficult to predict and can materially impact how we record and report our results of operations and financial condition. In addition, our management must exercise judgment in appropriately applying many of our accounting policies and methods so they comply with generally accepted accounting principles. In some cases, the accounting policy or method chosen might be reasonable under the circumstances and yet might result in our reporting materially different amounts than would have been reported if we had selected a different policy or method. Accounting policies are critical to fairly presenting our results of operations and financial condition and may require management to make difficult, subjective or complex judgments about matters that are uncertain.

Our operations are subject to business interruptions and casualty losses.

Our business is subject to numerous inherent risks, particularly unplanned events such as inclement weather, explosions, fires, terrorist acts, other accidents, equipment failures and transportation interruptions. While our insurance coverage could offset losses relating to some of these types of events, our business, results of operations and financial condition could be materially adversely affected to the extent any such losses are not covered by our insurance.

FORWARD-LOOKING STATEMENTS

This prospectus contains "forward-looking statements." All statements other than statements of historical fact are "forward-looking" statements for purposes of the U.S. federal and state securities laws. These statements may be identified by the use of forward looking terminology such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "should" or "will" or the negative thereof or other variations thereon or comparable terminology. In particular, statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance contained in this prospectus under the headings "Prospectus Summary" and "Risk Factors" are forward-looking statements.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed in this prospectus under the headings "Prospectus Summary" and "Risk Factors," may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from our expectations include:

•	adverse developments in the global economy;

•	our inability to make payments on our significant indebtedness;

•	our dependence on growth in our customers' businesses;

•	our inability to remain competitive in the markets we serve;

•	our inability to continue to develop, manufacture and market innovative, customized products and services that meet customer requirements for performance and reliability;

•	any failure of our suppliers to provide us with raw materials and/or properly functioning component parts;

•	termination of our key contracts, including technology license agreements, or loss of our key customers;

•	our inability to protect our intellectual property;

•	our failure to comply with regulations such as ITAR and any changes in regulations;

•	our exposure to auction rate securities and the impact this exposure has on our liquidity;

•
our failure to realize anticipated benefits from completed acquisitions, divestitures or restructurings, or the possibility that such acquisitions, divestitures or restructurings could adversely affect us;

•	the loss of key employees;

•	our exposure to foreign currency exchange rate risks;

•	terrorist acts or acts of war; and

•	other risks and uncertainties, including those listed under the caption "Risk Factors".

Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date hereof.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	(Predecessor Entity)			(Successor Entity)

			Period	Period
			July 1,	August 15,
			2007	2007			Three Months Ended
	Years Ended June 30,		to	to	Years Ended June 30,		September 30
			August 14,	June 30,
	2006	2007	2007	2008	2009	2010	2009	2010
(In thousands, except ratios)

Ratio of earnings to fixed charges*	15.4x	9.8x	*	*	*	0.9x	*	0.2x

The ratio was computed by dividing earnings by fixed charges.  For this purpose, “earnings” represents income from continuing operations before income taxes plus fixed charges.  Fixed charges consist of interest expense, amortization of deferred financing costs and one-third of rent expense that we believe to be representative of the interest factored in those rentals.

*
The deficit of earnings to fixed charges was $21.2 million for the period July 1, 2007 through August 14, 2007, $139.5 million for the period August 15, 2007 through June 30, 2008, $92.0 million for the year ended June 30, 2009, $11.4 million for the year ended June 30, 2010 and $26.7 million and $18.1 million, respectively, for the three months ended September 30, 2009 and 2010.

USE OF PROCEEDS

This prospectus is delivered in connection with the sale of Notes by Goldman, Sachs & Co. in market-making transactions.  We will not receive any proceeds from such transactions.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2010 and September 30, 2010.  Because we will not be receiving any proceeds from the market-making transactions mentioned under the caption “Use of Proceeds”, pro forma information is not relevant to the capitalization table that appears below.  The information in the table should be read in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes thereto appearing in our Annual Report on Form 10-K for the fiscal year ended June 30, 2010, and Form 10-Q for the quarterly period ended September 30, 2010, which are incorporated by reference in this prospectus .

	As of June 30, 2010	As of September 30, 2010
	(in millions)
Cash and cash equivalents	$100.7	$65.1
Debt:
Senior Secured Term Loans	$510.6	$489.1
Senior Unsecured Notes	225.0	225.0
Senior Subordinated Unsecured Term Loan	165.5	168.0
Other indebtedness	0.7	0.7
Total debt	901.8	882.8
Stockholder’s equity	151.0	157.2
Total capitalization	$1,052.8	$1,040.0

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facility

On August 15, 2007, we entered into a senior secured credit facility with various lenders and Goldman Sachs Credit Partners L.P., as administrative agent. This credit facility was amended on November 4, 2010. See “Prospectus Summary – Recent Developments –  Amendment to Senior Secured Credit Agreement” for a description of the material changes to the credit facility. The following is a summary of the material terms that are contained in our senior secured credit facility. This description does not purport to be complete and is qualified in its entirety by reference to the provisions of our senior secured credit facility.

Structure.     Our senior secured credit facility consists of a senior secured term loan facility of $525.0 million and a senior secured revolving credit facility of $50.0 million, which facilities may be increased under certain circumstances by an uncommitted incremental facility in an aggregate amount equal to the greater of (i) $75.0 million and (ii) such greater amount, if as of the last day of the most recently ended fiscal quarter, the senior secured leverage ratio would be 3.75:1 or less after giving effect to such greater amount if such greater amount were drawn in its entirety as of such date. A portion of the revolving credit facility is available for letters of credit and swing line loans. The full amount of the term loan facility was drawn at the closing of our senior secured credit facility to pay a portion of the consideration for the Going Private Transaction and related fees and expenses. As of September 30, 2010, the outstanding balance due under the term loan facility was $489.1 million and there were no outstanding amounts under the revolving credit facility. Subject to customary conditions, including the absence of defaults under our senior secured credit facility, amounts available under the revolving credit facility may be borrowed, repaid and reborrowed, as applicable until August 15. 2013. The revolving credit facility is permitted to be used for permitted capital expenditures and permitted acquisitions, to provide for ongoing working capital requirements and for general corporate purposes.

Maturity, Amortization and Prepayment.     The term loan facility amortizes in equal consecutive quarterly installments equal to $1,312,500 (which amount will be increased to the extent all or a portion of the incremental facility is funded and drawn), with the balance payable on August 15, 2014. Following a prepayment required by our fiscal 2010 excess cash flow, which was made on September 30, 2010, there will be no further quarterly installments due for the balance of the term. Unless terminated earlier, the revolving credit facility will mature on August 15, 2013.

Our senior secured credit facility is subject to mandatory prepayment with: (i) 100% (subject to a reduction to 50% if, as of the last day of the most recently ended fiscal quarter, the senior secured leverage ratio, as set forth in our senior secured credit facility, is 2.5:1 or less) of the net cash proceeds of certain asset sales, subject to certain exceptions and reinvestment rights; (ii) 100% of the net cash proceeds of insurance paid on account of any loss of any property or assets, subject to certain reinvestment rights; (iii) 100% of the net cash proceeds of debt incurrences (other than debt incurrences permitted under our senior secured credit facility); and (iv) a percentage of our excess cash flow, as defined in our senior secured credit facility, for each year (which percentage ranges from 75% to 0% depending on the senior secured leverage ratio as of the last day of the most recently ended fiscal quarter). Any such prepayments are required to be applied first to the term loan facility and thereafter to the revolving credit facility (without a corresponding reduction in the revolving credit commitments).

Interest.     The loans under our senior secured credit facility bear interest, at our option, at a rate per annum equal to either: (i) the base rate (as defined in our amended senior secured credit facility), plus an applicable margin, or (ii) the adjusted LIBOR rate (as defined in our amended senior secured credit facility), plus an applicable margin, which margins are based on our current credit rating. In the case of loans bearing interest at the adjusted LIBOR rate, the applicable margin ranges from (i) 3.75% to 4.25% in the case of certain term loans, (ii) 4.25% to 4.75% in the case of other term loans and (iii) 3.75% to 4.25% in the case of revolving loans. In the case of loans bearing interest at the base rate, the applicable margins are 1.0% less than those listed in clauses (i), (ii) and (iii) above. During the continuance of any payment event of default, our senior secured credit facility loans will bear interest at the rate of 2.00% per annum in excess of the per annum rate that would otherwise be in effect.

Guarantees and Security.     Our senior secured credit facility, and any obligations under any interest rate hedging agreements entered into between any borrower or guarantor and any counterparty that is (or was at the effective date of such hedging agreement) a lender under our senior secured credit facility (or any affiliate thereof) are guaranteed by us and each of our existing and future direct and indirect domestic subsidiaries, other than Aeroflex, subject to certain exceptions for immaterial subsidiaries and subsidiaries prohibited by law from becoming guarantors. Subject to certain customary exceptions, the borrowers and the guarantors granted to the lenders under our senior secured credit facility and counterparties under the hedging agreements described above a first priority security interest in and lien on substantially all of their assets, including a pledge of 100% of the equity interests of Aeroflex, other than the pledge of 35% of the equity interests of certain of our foreign subsidiaries.

Fees.     Certain customary fees are payable to the lenders and the agents under our senior secured credit facility, including, without limitation, a commitment fee based upon non-use of available funds, letter of credit fees, issuer fronting fees and an annual facility servicing fee.

Covenants.     Our senior secured credit facility contains various customary affirmative and negative covenants (subject to materiality thresholds, baskets, and customary exceptions and qualifications), including, but not limited to, restrictions on the ability of the borrowers and its subsidiaries to (i) dispose of assets or stock; (ii) incur additional indebtedness and guarantee obligations; (iii) pay certain dividends; (iv) create liens on assets; (v) make investments, loans or advances; (vi) restrict distributions to the borrowers or guarantors from their subsidiaries; (vii) engage in mergers or consolidations; (viii) engage in certain transactions with affiliates; (ix) incur additional negative pledges; (x) incur capital expenditures; (xi) change our fiscal year or accounting practices or the lines of business in which we and our subsidiaries are involved; (xii) enter into sale-leaseback transactions; (xiii) prepay principal of, premium, or interest on, or redeem, purchase, retire, defease, or create a sinking fund or make a similar payment with respect to, any subordinated indebtedness and certain other debt; (xiv) change the conduct of business; (xv) conduct activities of any parent holding company or (xvi) amend our organizational documents. In addition, under our senior secured credit facility, we are required to comply with a maximum total leverage ratio test.

Events of Default.     Our senior secured credit facility contains customary events of default (subject to mutually agreed exceptions, thresholds and grace periods), including, without limitation: (i) nonpayment of principal or interest; (ii) failure to perform or observe covenants; (iii) inaccuracy or breaches of representations and warranties; (iv) cross-defaults with certain other indebtedness; (v) certain bankruptcy related events; (vi) impairment of security interests in collateral or invalidity or unenforceability of our senior secured credit facility documents; (vii) monetary judgment defaults; (viii) certain ERISA matters; and (ix) certain change of control events.

Senior Subordinated Unsecured Credit Facility

On September 21, 2007, Aeroflex entered into a senior subordinated unsecured credit facility with various lenders and Goldman Sachs Credit Partners L.P., as administrative agent. The following is a summary of the material terms that are contained in the senior subordinated unsecured credit facility. This description does not purport to be complete and is qualified in its entirety by reference to the provisions of the senior subordinated unsecured credit facility. As disclosed above under “Prospectus Summary – Recent Developments – Tender for the Notes”, we plan to purchase a portion of the loans under the senior subordinated unsecured credit facility with a portion of the proceeds from our parents proposed initial public offering. The aggregate principal amount of senior subordinated unsecured term loans we will purchase will not be determined until after the pricing of that offering. See “Prospectus Summary – Recent Developments – Tender for the Notes.” No assurances can be given that the public offering will be consummated, and, if consummated, that the offer to purchase a portion of the loans will be successful, or that our parent will apply any net proceeds from the offering to that transaction.

Structure.     The senior subordinated unsecured credit facility consists of a term loan of $120.0 million, with an outstanding balance of $168.0 million as of September 30, 2010, including paid-in-kind interest of $48.0 million. The full amount of the senior subordinated unsecured credit facility was used to refinance a senior subordinated bridge loan that was drawn to pay a portion of the consideration for the Going Private Transaction and related fees and expenses.

Maturity and Prepayment.     The senior subordinated unsecured credit facility will mature and become due in full on February 15, 2015. The senior subordinated unsecured credit facility will be subject to mandatory offers to prepay upon the receipt of unapplied asset sale proceeds in excess of $20.0 million and upon a change of control (with a prepayment premium of 1.0%). The senior subordinated unsecured credit facility may be prepaid at any time, subject to the payment of certain prepayment premiums.

Interest.     The loans under the senior subordinated unsecured credit facility bear interest at a rate per annum equal to 11.75%. Interest is payable on February 15 and August 15 of each year and was payable exclusively in kind until August 15, 2010 and for all periods thereafter in cash. During the continuance of any payment event of default, the overdue principal and/or interest will bear interest at the rate of 1.00% per annum in excess of the per annum rate that would otherwise be in effect.

Guarantees.     The senior subordinated unsecured credit facility is guaranteed by Aeroflex's existing direct and indirect domestic subsidiaries, and will be guaranteed by all of Aeroflex's future domestic restricted subsidiaries (as defined in the senior subordinated unsecured credit facility).

Covenants.     The senior subordinated unsecured credit facility contains various customary affirmative and negative covenants (subject to materiality thresholds, baskets, and customary exceptions and qualifications), including, but not limited to, restrictions on the ability of the borrowers and guarantors to (i) incur additional indebtedness; (ii) create liens on assets; (iii) make restricted payments; (iv) restrict distributions to the borrowers or guarantors from their subsidiaries or incur additional negative pledges; (v) designate unrestricted subsidiaries; (vi) engage in asset sales; (vii) engage in certain transactions with affiliates; (viii) change the lines of business in which Aeroflex and its subsidiaries are involved; (ix) make payments for consents and (x) engage in mergers or consolidations.

 Events of Default.     The senior subordinated unsecured credit facility contains customary events of default (subject to certain exceptions, thresholds and grace periods), including, without limitation: (i) nonpayment of principal or interest; (ii) failure to perform or observe covenants; (iii) inaccuracy or breaches of representations and warranties; (iv) cross-acceleration with certain other indebtedness; (v) certain bankruptcy related events; (vi) invalidity or unenforceability of guarantees and (vii) monetary judgment defaults.

Subordination.     The indebtedness outstanding under the senior subordinated unsecured credit facility is subordinated to the prior payment in full of all senior debt (as defined in the senior subordinated unsecured credit facility).

DESCRIPTION OF THE NOTES

General

Aeroflex issued the Notes pursuant to an Indenture (the "Indenture"), dated August 7, 2008, among the Company, the guarantors and The Bank of New York Mellon Corporation, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Notes are subject to all such terms, and Holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following description is a summary of the material provisions of the Indenture and does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. We urge you to read the Indenture because that document, and not this description, defines your rights as holders. The definitions of certain terms used in the following summary are set forth below under "—Certain Definitions" and if not defined below under "—Certain Definitions" have the meaning assigned to them in the Indenture. For purposes of this summary, (i) the term "Company" refers only to Aeroflex and not to any of its Subsidiaries and (ii) the terms "we," "our" and "us" refer to the Company and its consolidated Subsidiaries.

As discussed above under “Prospectus Summary – Recent Developments – Tender for the Notes”, we plan to commence a tender offer for a portion of the Notes with a portion of the proceeds from our parent’s proposed initial public offering.  The aggregate amount of Notes we will purchase will not be determined until after the pricing of that offering.  See “Prospectus Summary – Recent Developments – Tender for the Notes.”  No assurances can be given that the public offering will be consummated and, if consummated, that the tender offer for a portion of the Notes will be successful, or that our parent will apply any of the net proceeds from the public offering to that transaction.

Brief Description of the Notes

The Notes are:

•	general unsecured obligations of the Company;

•
effectively subordinated in right of payment to all existing and future secured Indebtedness of the Company, including borrowings under the Senior Secured Credit Facility, to the extent of the value of the collateral securing such Indebtedness;

•	structurally subordinated to any existing and future Indebtedness and other liabilities of the Company's Foreign Subsidiaries and any future Unrestricted Subsidiaries of the Company;

•	pari passu in right of payment with all existing and future senior unsecured Indebtedness of the Company;

•	senior in right of payment to all existing and any future subordinated Indebtedness of the Company, including borrowings under the Senior Subordinated Unsecured Credit Facility; and

•	unconditionally guaranteed, jointly and severally, by the guarantors.

Note Guarantees

The Notes are guaranteed by all existing Domestic Subsidiaries of the Company and any future Domestic Subsidiaries that are required to become guarantors (the “Guarantors”) under the Indenture as described below under “Certain Covenants – Additional Note Guarantee.” The Guarantors, as primary obligors, jointly and severally and unconditionally guarantee, on a senior unsecured basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture and the Notes, whether for payment of principal of, or interest on, the Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture.

Each guarantee of the Notes:

•	is a general unsecured obligation of the Guarantor;

•
is effectively subordinated to all existing and future secured Indebtedness of that Guarantor, including guarantees of the obligations under the Senior Secured Credit Facility, to the extent of the value of the collateral securing such Indebtedness;

•	is pari passu in right of payment with all existing and any future senior unsecured Indebtedness of that Guarantor; and

•	is senior in right of payment to all existing and any future subordinated Indebtedness of that Guarantor, including guarantees of borrowings under the Senior Subordinated Unsecured Credit Facility.

As of September 30, 2010, Aeroflex and the Guarantors had total secured Indebtedness of approximately $489.1 million. As indicated above, payments on the Notes and under the Note Guarantees are effectively subordinated to secured Indebtedness to the extent of the value of the assets securing such Indebtedness. The Indenture permits us and the Guarantors to incur additional secured Indebtedness.

None of the Company’s Unrestricted Subsidiaries or Foreign Subsidiaries guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. As a result, the Notes are structurally subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of our non-guarantor Subsidiaries. As of June 30, 2010, the aggregate total assets (based on book value) of our non-guarantor subsidiaries were $239 million, representing approximately 18% of our total assets. In addition, 21% of our total liabilities were attributable to our non-guarantor subsidiaries as of June 30, 2010. For fiscal 2010, 29% of our net sales was attributable to our non-guarantor subsidiaries. For fiscal 2010, our non-guarantor subsidiaries had net income of $35.0 million.

As of the date of the prospectus, all of our Subsidiaries are “Restricted Subsidiaries.”  However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our existing and future Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries are not subject to many of the restrictive covenants in the Indenture. Our Unrestricted Subsidiaries do not guarantee the Notes.

The obligations of each Guarantor under its Note Guarantee are limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than Aeroflex or another Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)	either:

(a)
the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the Indenture and its Note Guarantee pursuant to a supplemental Indenture reasonably satisfactory to the Trustee; or

(b)
the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture including, without limitation, the “Asset Sales” provisions of the Indenture.

The Note Guarantee of a Guarantor will be released:

(1)
in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Aeroflex or a Restricted Subsidiary of Aeroflex, if the sale or other disposition complies with the “Asset Sale” provisions of the Indenture;

(2)
in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) Aeroflex or a Restricted Subsidiary of Aeroflex if, following such sale or other disposition, the applicable Guarantor is no longer a Restricted Subsidiary of Aeroflex, if the sale or other disposition complies with the applicable provisions of the Indenture, including, without limitation, the “Asset Sales” provisions of the Indenture;

(3)	if Aeroflex designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture;

(4)	upon legal defeasance or satisfaction and discharge of the Indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”;

(5)
if such Guarantor is also a guarantor or borrower under the Senior Secured Credit Facility and, at the time of release of its Note Guarantee, (x) has been or is currently being released from its guarantee of or obligations under, and all pledges and security, if any, granted in connection with the Senior Secured Credit Facility, (y) is not an obligor under any Indebtedness (other than Indebtedness permitted to be incurred pursuant to clauses (6), (7), (8), (10), (11), (13), (15) or (17) of the second paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”) and (z) does not guarantee any Indebtedness of Aeroflex or any of its Restricted Subsidiaries; or

(6)
in the case of any Restricted Subsidiary of Aeroflex which after the date of the Indenture is required to guarantee the Notes pursuant to the covenant described under “—Certain Covenants—Additional Note Guarantees,” the release or discharge of the guarantee by such Restricted Subsidiary of all of the Indebtedness of Aeroflex or any Restricted Subsidiary of Aeroflex or the repayment of all of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the Notes.

See “—Repurchase at the Option of Holders—Asset Sales,” “—Designation of Restricted and Unrestricted Subsidiaries,” “—Legal Defeasances and Covenant Defeasance” and “—Satisfaction and Discharge.”

Principal, Maturity and Interest

Aeroflex issued $225.0 million in aggregate principal amount of Original Notes on August 7, 2008, all of which were exchanged for the Notes pursuant to the exchange offering. Aeroflex may issue additional Notes under the Indenture from time to time after the date of the Indenture.  The Notes and any additional notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Aeroflex issued Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes mature on February 15, 2015.

Interest on the Notes accrues at the rate of 11.75% per annum and is payable semi-annually in arrears on February 15 and August 15.  Interest on overdue principal and interest accrues at a rate that is 1% higher than the then applicable interest rate on the Notes. Aeroflex will make each interest payment to the Holders of record on the February 1 and August 1 immediately preceding the applicable interest payment date.  Interest on the Notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a Holder of Notes gives wire transfer instructions to Aeroflex, Aeroflex will pay all principal, interest and premium on that Holder’s Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless Aeroflex elects to make interest payments by check mailed to the Holders of the Notes at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The Trustee will initially act as Paying Agent and Registrar for the Notes. The Company may change the Paying Agent or Registrar without prior notice to the Holders of the Notes, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the provisions of the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes or similar government charges due on transfer or exchange. Aeroflex will not be required to transfer or exchange any Note selected for redemption. Also, Aeroflex will not be required to transfer or exchange any Note for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed.

Optional Redemption

At any time prior to August 15, 2011, Aeroflex may redeem all or a part of the Notes, upon not less than 30 or more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to the date of redemption (the “Redemption Date”), subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

Except pursuant to the preceding paragraph, the Notes will not be redeemable at Aeroflex’s option prior to August 15, 2011. Aeroflex is not prohibited by the terms of the Indenture, however, from acquiring the Notes by means other than a redemption, whether pursuant to an issuer tender offer, in open market transactions or otherwise, assuming such acquisition does not otherwise violate the terms of the Indenture.

On or after August 15, 2011, Aeroflex may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on August 15 of the years indicated below, subject to the rights of Holders of Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2011	105.875%
2012	102.938%
2013 and thereafter	100.000%

Unless Aeroflex defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

If less than all of the Notes are to be redeemed, the procedures described below under “—Selection and Notice” will apply.

Mandatory Redemption

Aeroflex is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of Notes will have the right to require Aeroflex to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, Aeroflex will offer a payment in cash (a “Change of Control Payment”) equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest on the Notes repurchased to the date of purchase, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, Aeroflex will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the payment date specified in the notice (a “Change of Control Payment Date”), which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. Aeroflex will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, Aeroflex will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

On the Change of Control Payment Date, Aeroflex will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes validly and properly tendered and not withdrawn pursuant to the Change of Control Offer;

(2)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes validly and properly tendered and not withdrawn; and

(3)
deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by Aeroflex.

The Paying Agent will promptly mail (but in any case not later than 5 days after the Change of Control Payment Date) to each Holder of Notes validly and properly tendered and not withdrawn the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Aeroflex will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer. Notes repurchased pursuant to a Change of Control Offer will be retired and cancelled.

The provisions described above that require Aeroflex to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Holders of the Notes may not require that Aeroflex repurchase or redeem the Notes in the event of a takeover, recapitalization, spin-off or similar transaction.

Aeroflex will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Aeroflex and purchases all Notes validly and properly tendered and not withdrawn under the Change of Control Offer, (2) notice of redemption has been given pursuant to the Indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price, or (3) in connection with or in contemplation of any Change of Control, they or a third party has made an offer to purchase (an “Alternate Offer”) any and all Notes validly and properly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all Notes validly and properly tendered and not withdrawn in accordance with the terms of such Alternate Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Aeroflex and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require Aeroflex to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Aeroflex and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

Aeroflex will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)
Aeroflex (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)
at least 75% of the consideration received in the Asset Sale by Aeroflex or such Restricted Subsidiary is in the form of cash, Cash Equivalents or a combination thereof. For purposes of this provision (but not the definition of Net Proceeds), each of the following will be deemed to be cash:

(a)
any liabilities, as shown on Aeroflex’s most recent consolidated balance sheet, of Aeroflex or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary assumption agreement that releases Aeroflex or such Restricted Subsidiary from further liability;

(b)
any securities, notes or other obligations received by Aeroflex or any such Restricted Subsidiary from such transferee that are, within 180 days following receipt thereof, converted (including by way of a financing transaction) by Aeroflex or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion;

(c)	any stock or assets of the kind referred to in clauses (3) or (5) of the next paragraph;

(d)
any Designated Noncash Consideration received by Aeroflex or any Restricted Subsidiary thereof in such Asset Sale having a Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (d) that is at that time outstanding, not to exceed the greater of (i) $50.0 million and (ii) 5.0% of Total Assets at the time of receipt of such Designated Noncash Consideration, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value; and

(e)
cash held in escrow as security for any purchase price settlement, for damages in respect of a breach of representations and warranties or certain covenants or for payment of other contingent obligations in connection with the Asset Sale.

Within 450 days after the receipt of any Net Proceeds from an Asset Sale (provided that with respect to clauses (3) and (5) of this paragraph, a binding commitment entered into within such 450 day period shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as such Net Proceeds are applied to satisfy such commitment within 180 days of such commitment; provided further that if any such commitment is cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds), Aeroflex (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds, at its option:

(1)
to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto; provided that if such Senior Debt is not secured by a Lien, Aeroflex (or the applicable Restricted Subsidiary, as the case may be) will, equally and ratably, reduce Obligations under the Notes by, at its option, (A) redeeming Notes, (B) making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued and unpaid interest on the principal amount of Notes to be repurchased or (C) purchasing Notes through open market purchases (to the extent such purchases are at a price equal to or higher than 100% of the principal amount thereof) in a manner that complies with applicable securities law;

(2)	to repay any Indebtedness of any Restricted Subsidiary that is not a Guarantor (other than any Indebtedness owed to Aeroflex or another Restricted Subsidiary);

(3)
to acquire all or substantially all of the assets of, or any Capital Stock of any Person engaged in, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of Aeroflex;

(4)	to make a capital expenditure that is used or useful in a Permitted Business;

(5)	to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; or

(6)	to make an Asset Sale Offer by designating such Net Proceeds as “Excess Proceeds” or, to the extent a Change of Control has occurred as a result of such Asset Sale, to make a Change of Control Offer.

Pending the final application of any Net Proceeds, Aeroflex may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, within 10 days thereof, Aeroflex will make an Asset Sale Offer to all holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Aeroflex may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness properly and validly tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and Aeroflex or such other applicable party shall select such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Aeroflex will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indenture, Aeroflex will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sales provisions of the Indenture by virtue of such compliance.

The Senior Secured Credit Facility prohibits Aeroflex from purchasing any Notes, and also provides that certain Change of Control or Asset Sale events with respect to Aeroflex would constitute a default under that agreement. Any future credit agreements or other agreements relating to Indebtedness to which Aeroflex becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when Aeroflex is prohibited from purchasing Notes, Aeroflex could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If Aeroflex does not obtain such a consent or repay such borrowings, Aeroflex will remain prohibited from purchasing Notes. In such case, Aeroflex’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the agreements governing such Indebtedness. Finally, Aeroflex’s ability to pay cash to the Holders of Notes upon a repurchase required as a result of a Change of Control may be limited by Aeroflex’s then existing financial resources. See “Risk Factors—Risks Related to the Notes and Our Indebtedness—We may not have the ability to raise the funds necessary to finance any change of control required by the Indenture governing the Notes.”

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption on a pro rata basis, unless otherwise required by law or applicable stock exchange requirements.

Notes and portions of Notes selected for purchase or redemption will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof. No Notes of $2,000 or less can be redeemed in part except that if all the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not equal to $2,000 or a multiple of $1,000 in excess thereof, will be redeemed or purchased. Notices of purchase or redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be purchased or redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to the applicable provisions of the Indenture. Failure to give notice of redemption, or any defect in such notice to any Holder selected for redemption will not impair or affect the validity of the redemption of any other Note redeemed in accordance with the provisions of the Indenture. Notices of redemption may not be conditional.

If any Note is to be purchased or redeemed in part only, the notice of purchase or redemption that relates to that Note will state the portion of the principal amount of that Note that is to be purchased or redeemed. A new Note in principal amount equal to the unpurchased or unredeemed portion of the original Note will be issued in the name of the Holder of Notes upon cancellation of the original Note. Notes called for purchase or redemption must be surrendered to the Paying Agent to collect the purchase or redemption price and become due on the date fixed for purchase or redemption. On and after the purchase or redemption date, interest ceases to accrue on Notes or portions of Notes called for purchase or redemption.

Certain Covenants

Restricted Payments

Aeroflex will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)
declare or pay any dividend or make any other payment or distribution on account of Aeroflex’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Aeroflex or any of its Restricted Subsidiaries) or to the direct or indirect holders of Aeroflex’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Aeroflex and other than dividends or distributions payable to Aeroflex or a Restricted Subsidiary of Aeroflex);

(2)
purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Aeroflex) any Equity Interests of Aeroflex or any direct or indirect parent of Aeroflex (other than in exchange for Equity Interests (other than Disqualified Stock) of Aeroflex or any direct or indirect parent company of Aeroflex);

(3)
make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Aeroflex or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among Aeroflex and any of its Restricted Subsidiaries), except (i) payments of interest and principal at the Stated Maturity thereof and (ii) the purchase, repurchase or other acquisition of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of such purchase, repurchase or other acquisition; or

(4)	make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)
Aeroflex would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3)
such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Aeroflex and its Restricted Subsidiaries since August 15, 2007 (excluding Restricted Payments permitted by clauses (2) through (12) and (14) through (18) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)
50% of the Consolidated Net Income of Aeroflex for the period (taken as one accounting period) from July 1, 2007 to the end of Aeroflex’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b)
100% of the aggregate Qualified Proceeds received by Aeroflex since August 15, 2007 as a contribution to its equity capital or from the issue or sale of Equity Interests of Aeroflex (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Aeroflex that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Aeroflex), together with the aggregate cash and Cash Equivalents received by Aeroflex or any of its Restricted Subsidiaries at the time of such conversion or exchange; plus

(c)
to the extent that any Restricted Investment made after August 15, 2007 is sold, is otherwise disposed of or is repurchased, redeemed, liquidated or repaid, 100% of the cash and the Fair Market Value of other property so received with respect to such Restricted Investment (less the cost of disposition, if any); plus

(d)
to the extent that any Unrestricted Subsidiary of Aeroflex designated as such after the date of the Indenture is redesignated as a Restricted Subsidiary after the date of the Indenture, the Fair Market Value of Aeroflex’s Investment in such Subsidiary as of the date of such redesignation; plus

(e)
100% of any dividends (or other distributions) received by Aeroflex or a Restricted Subsidiary of Aeroflex after the date of the Indenture from an Unrestricted Subsidiary of Aeroflex, to the extent that such dividends were not otherwise included in the Consolidated Net Income of Aeroflex for such period.

As of June 30, 2010, the amount available for Restricted Payments pursuant to the foregoing clause (3) is approximately $52.2 million.

The preceding provisions will not prohibit:

(1)
the payment of any dividend (or other distribution) or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend (or other distribution) or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend (or other distribution) or redemption payment would have complied with the provisions of the Indenture;

(2)
the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Aeroflex) of, Equity Interests of Aeroflex (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Aeroflex;

(3)
the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness or any Disqualified Stock of Aeroflex or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of (i) Permitted Refinancing Indebtedness or (ii) other Indebtedness which is incurred in compliance with the covenant described below under “—Incurrence of Indebtedness and Issuance of Preferred Stock” so long as such new Indebtedness is subordinated in right of payment to the Notes on terms that, taken as a whole, are not materially less favorable to the Holders of Notes than those contained in the documentation governing the Indebtedness being purchased, repurchased, redeemed, defeased or acquired or retired for value;

(4)	the declaration or payment of any dividend (or other distribution) by a Restricted Subsidiary of Aeroflex to the holders of its Equity Interests on a pro rata basis;

(5)
the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Aeroflex or any Restricted Subsidiary of Aeroflex and any distribution, dividend, loan or advance to parent or any direct or indirect parent of parent for the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of parent or any direct or indirect parent of parent, in each case, held by any current or former officer, director, consultant or employee of Aeroflex or any of its Restricted Subsidiaries or, in each case to the extent applicable, their respective estates, spouses, former spouses or family members or other permitted transferees, in each case, pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or other agreement, benefit plan or arrangement of any kind; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any calendar year period; provided further that Aeroflex may carry over and make in subsequent calendar year periods, in addition to the amounts permitted for such calendar year period, the amount of such repurchases, redemptions or other acquisitions or retirements for value, distributions, loans or advances permitted to have been made but not made in any preceding calendar year period up to a maximum of $10.0 million in any calendar year period; provided further that such amount in any calendar year may be increased by an amount not to exceed (i) the net cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of Aeroflex (or any direct or indirect parent of Aeroflex to the extent such net cash proceeds are contributed to the common equity of Aeroflex) to employees, officers, directors or consultants (or any permitted transferees thereof) of Aeroflex and its Restricted Subsidiaries (or any direct or indirect parent company thereof), that occurs after the date of the Indenture plus (ii) the cash proceeds of key man life insurance policies received by Aeroflex and its Restricted Subsidiaries after the date of the Indenture less any amounts previously applied to the payment of Restricted Payments pursuant to this clause (5); provided further that cancellation of Indebtedness owing to Aeroflex from employees, officers, directors and consultants (or any permitted transferees thereof) of Aeroflex or any of its Restricted Subsidiaries (or any direct or indirect parent company thereof), in connection with a repurchase of Equity Interests of Aeroflex from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of the Indenture;

(6)
the repurchase of Equity Interests deemed to occur upon the exercise of options, warrants or other convertible securities to the extent such Equity Interests represent a portion of the exercise price of those options, warrants or other convertible securities;

(7)
as long as no Event of Default has occurred and is continuing or would be caused thereby, the declaration and payment of dividends and distributions to holders of any class or series of Disqualified Stock of Aeroflex or preferred stock of any Restricted Subsidiary of Aeroflex issued on or after the date of the Indenture in accordance with the Fixed Charge Coverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(8)
payments made after August 15, 2007 in connection with, or as a result of, the Transactions and any payment solely to reimburse the Principals or their Affiliates for actual out-of-pocket expenses, not including fees paid directly or indirectly to Principals or their Affiliates, in connection with the Transactions or for the provision of third party services to Aeroflex and its Subsidiaries;

(9)	Permitted Payments to Parent, including those payments permitted to be made pursuant to clause (7) of the covenant described below under the caption “—Transactions with Affiliates;”

(10)
upon the occurrence of a Change of Control and within 60 days after completion of the offer to repurchase Notes pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Change of Control” (including the purchase of all Notes tendered), any purchase or redemption of Indebtedness of Aeroflex that is contractually subordinated to the Notes (including, without limitation, Indebtedness under the Senior Subordinated Unsecured Credit Facility) or any Guarantee that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control, at a purchase price not greater than 101% of the outstanding principal amount thereof (plus accrued and unpaid interest); provided that, prior to such repayment or repurchase, Aeroflex shall have made the Change of Control Offer with respect to the Notes as required by the Indenture, and Aeroflex shall have repurchased all Notes validly tendered for payment and not withdrawn in connection with such Change of Control Offer;

(11)
within 60 days after the completion of an Asset Sale Offer pursuant to the covenant described under the caption “—Repurchase at the Option of Holders—Asset Sales” (including the purchase of all Notes tendered), any purchase or redemption of Indebtedness of Aeroflex that is contractually subordinated to the Notes or any Guarantee that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Asset Sale, at a purchase price not greater than 100% of the outstanding principal amount thereof (plus accrued and unpaid interest) with any Excess Proceeds that remain after consummation of an Asset Sale Offer; provided that, prior to such repayment or repurchase, Aeroflex shall have made the Asset Sale Offer with respect to the Notes as required by the Indenture, and Aeroflex shall have repurchased all Notes validly tendered for payment and not withdrawn in connection with such Asset Sale Offer;

(12)
the redemption, repurchase or other acquisition for value of any common Equity Interests of any Foreign Subsidiary of Aeroflex that are held by a Person that is not an Affiliate of Aeroflex to the extent required to satisfy applicable laws, rules or regulations in an aggregate amount since August 15, 2007 not to exceed $5.0 million; provided that the consideration for such redemption, repurchase or other acquisition is not in excess of an amount equal to the lesser of (x) the Fair Market Value of such common Equity Interests or (y) such amount required by applicable laws, rules or regulations;

(13)
as long as no Default has occurred and is continuing or would be caused thereby, the declaration or payments of dividends on the common Capital Stock of Aeroflex (or the payment of dividends to any direct or indirect parent company of Aeroflex) following a public equity offering of the common stock of Aeroflex or the common Capital Stock of a direct or indirect parent of Aeroflex of up to 6.0% per annum of the net cash proceeds received by or contributed to Aeroflex in or as a result of such public equity offering (other than any net cash proceeds that constitute an Excluded Contribution);

(14)
as long as no Default has occurred and is continuing or would be caused thereby, payments to enable Aeroflex to make payments to holders of its Capital Stock in lieu of issuance of fractional shares of its Capital Stock; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in the good faith by the Board of Directors of Aeroflex);

(15)
the payment of intercompany Indebtedness that is expressly subordinated to the Notes or any Guarantee, the incurrence of which is permitted under clause (6) of the second paragraph of the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(16)
the purchase, redemption, acquisition, cancellation or other retirement for value of Equity Interests of Aeroflex or any Restricted Subsidiary to the extent necessary, in good faith judgment of the Board of Directors of Aeroflex, to prevent the loss or secure the renewal or reinstatement of any license, permit or eligibility held by Aeroflex or any of its Restricted Subsidiaries under any applicable law or governmental regulation or the policies of any governmental authority or other regulatory body in an aggregate amount not to exceed $5.0 million since August 15, 2007;

(17)	Restricted Payments that are made with Excluded Contributions;

(18)	distributions or payments of securitization fees and purchases of Securitization Assets in connection with Qualified Receivables Transactions; and

(19)	as long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $20.0 million since August 15, 2007.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Aeroflex or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of Aeroflex whose resolution with respect thereto will be delivered to the Trustee. The determination of Aeroflex’s Board of Directors must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $25.0 million.

Notwithstanding any provision hereof to the contrary, any net cash proceeds, marketable securities or Qualified Proceeds utilized for any Restricted Payment pursuant to clause (3)(b) of the first paragraph of this covenant or clauses (2), (5) or (17) of the third paragraph of this covenant, or that are utilized for the incurrence of Indebtedness pursuant to clause (19) of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” shall not be utilized for any Restricted Payment or incurrence of Indebtedness under the other provisions referred to in this sentence.

Incurrence of Indebtedness and Issuance of Preferred Stock

Aeroflex will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Aeroflex will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Aeroflex may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for Aeroflex’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)
(a) the incurrence by Aeroflex or any Restricted Subsidiary of Indebtedness and letters of credit under Credit Facilities, which excludes the Notes issued on the date of and pursuant to the Indenture, in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Aeroflex and its Restricted Subsidiaries thereunder) not to exceed $650.0 million less the aggregate principal amount of all Indebtedness incurred under clause (b) of this paragraph plus the amount of any fees, underwriting discounts, premiums, prepayment penalties and other costs and expenses incurred in connection with extending, refinancing, renewing, replacing or refunding any Credit Facility under which Indebtedness is incurred pursuant to this clause (a), and (b) Indebtedness incurred by a Receivables Entity in a Qualified Receivables Transaction that is not recourse to Aeroflex or any of its Restricted Subsidiaries (except for Standard Securitization Undertakings); provided, however, that after giving effect to any such incurrence, the aggregate amount of all indebtedness incurred under this clause (b) and then outstanding does not exceed $650.0 million less the aggregate principal amount of all Indebtedness incurred under clause (a) of this paragraph;

(2)	the incurrence by Aeroflex and its Restricted Subsidiaries of the Existing Indebtedness;

(3)
the incurrence by Aeroflex and the Guarantors of Indebtedness represented by the Notes and the related Note Guarantees issued on the date of the Indenture and the Notes and the related Note Guarantees issued pursuant to the exchange offer;

(4)
the incurrence by Aeroflex or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, development, construction, installation or improvement of real or personal property, plant or equipment used in the business of Aeroflex or any of its Restricted Subsidiaries (whether through the direct acquisition or otherwise of such assets or the acquisition of Equity Interests of any Person owning such assets), in an aggregate principal amount for all Indebtedness, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of $30.0 million and 2.0% of Total Assets at any time outstanding;

(5)
the incurrence by Aeroflex or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2) through (5), (14), (15) or (17) through (22) of this paragraph;

(6)	the incurrence by Aeroflex or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Aeroflex and any of its Restricted Subsidiaries; provided, however, that:

(a)
if Aeroflex or any Guarantor is the obligor on such Indebtedness and the payee is not Aeroflex or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of Aeroflex, or the Note Guarantee, in the case of a Guarantor; and

(b)
(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Aeroflex or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness (other than solely as a result of the creation of a Permitted Lien upon such intercompany Indebtedness) to a Person that is not either Aeroflex or a Restricted Subsidiary will be deemed, in each case, to constitute an incurrence of such Indebtedness by Aeroflex or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the issuance by any of Aeroflex’s Restricted Subsidiaries to Aeroflex or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Aeroflex or a Restricted Subsidiary; and

(b)
any sale or other transfer of any such preferred stock (other than solely as a result of the creation of a Permitted Lien upon such Equity Interests) to a Person that is not either Aeroflex or a Restricted Subsidiary, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8)	the incurrence by Aeroflex or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(9)
(i) the guarantee by Aeroflex or any of the Guarantors of Indebtedness of Aeroflex or a Restricted Subsidiary of Aeroflex that was permitted to be incurred by another provision of this covenant; and (ii) the guarantee by a Restricted Subsidiary of Aeroflex of Indebtedness of Aeroflex or another Restricted Subsidiary of Aeroflex incurred in accordance with the terms of the Indenture; provided, in each case, that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes or any Note Guarantee, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10)
the incurrence by Aeroflex or any of its Restricted Subsidiaries of Indebtedness in respect of insurance financing arrangements, take or pay obligations contained in supply agreements, and obligations in respect of, workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance, completion and surety bonds, appeal bonds, completion guarantees and similar obligations, payment obligations in connection with self insurance or similar requirements (including Indebtedness represented by letters of credit for the account of Aeroflex or such Restricted Subsidiary, as the case may be, opened to provide security for any of the foregoing) in the ordinary course of business;

(11)
the incurrence by Aeroflex or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days and obligations in connection with netting services;

(12)
the incurrence by Aeroflex or of its Restricted Subsidiaries of Indebtedness arising from agreements of Aeroflex or such Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the sale or other disposition of any business, assets or Capital Stock of Aeroflex or any Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Capital Stock; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, whether or not cash, actually received by Aeroflex and its Restricted Subsidiaries in connection with such disposition;

(13)
the incurrence by Aeroflex or any of its Restricted Subsidiaries of contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

(14)
the incurrence by a Foreign Subsidiary of additional Indebtedness in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (14), not to exceed $20.0 million at any time outstanding;

(15)
the incurrence by Aeroflex or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims or self-insurance; provided, however, that, upon the drawing of such instruments or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(16)
Indebtedness of Aeroflex or any of its Restricted Subsidiaries to the extent the proceeds thereof are promptly used to redeem the Notes in full or deposited to defease or discharge the Notes, in each case, in accordance with the Indenture;

(17)	Indebtedness consisting of Permitted Investments of the kind described in clauses (7) and (8) of the definition thereof;

(18)
Indebtedness or Disqualified Stock of a Person incurred and outstanding on or prior to the date on which such Person was acquired by, Aeroflex or any Restricted Subsidiary or merged into Aeroflex or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that such Indebtedness or Disqualified Stock is not incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, such acquisition or merger; and provided, further that, after giving effect to such incurrence of Indebtedness or issuance of Disqualified Stock, the Fixed Charge Coverage Ratio for Aeroflex’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued, as the case may be, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period, would not be less than such Fixed Charge Coverage Ratio immediately prior to such incurrence or issuance;

(19)
the incurrence by Aeroflex or any of its Restricted Subsidiaries of Indebtedness in connection with the acquisition of all of the Capital Stock of a Person that becomes a Restricted Subsidiary or all or substantially all of the assets of a Person, in each case, engaged in a Permitted Business having an aggregate principal amount at any one time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (19), not to exceed an amount equal to 100% of the net cash proceeds received by Aeroflex from the issuance or sale (other than to a Subsidiary of Aeroflex) of its Capital Stock (other than Disqualified Stock) or as a contribution to the equity capital of Aeroflex (other than as Disqualified Stock), in each case subsequent to August 15, 2007;

(20)
Indebtedness of Aeroflex or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to a Credit Facility in a principal amount not in excess of the stated amount of such letter of credit;

(21)	to the extent constituting Indebtedness, First Priority Cash Management Obligations; and

(22)
the incurrence by Aeroflex or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (22), not to exceed $75.0 million.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness or proposed Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (22) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Aeroflex (in its sole discretion) will be permitted to divide and classify such item of Indebtedness (or any portion thereof) on the date of its incurrence, and later, from time to time, reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which Notes are first issued and authenticated under the Indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment or accrual of dividends on Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of Aeroflex as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Aeroflex or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

Notwithstanding any provision hereof to the contrary, any net cash proceeds, marketable securities or Qualified Proceeds utilized for any Restricted Payment pursuant to clause (3)(b) of the first paragraph of, or clauses (2), (5) or (17) of the second paragraph of, the covenant described above under the caption “—Restricted Payments,” or that are utilized for the incurrence of Indebtedness pursuant to clause (19) of this covenant, shall not be utilized for any Restricted Payment or incurrence of Indebtedness under the other provisions referred to in this sentence. Furthermore, any net cash proceeds utilized for any redemption of Notes pursuant to the first paragraph under “Optional Redemption” shall be excluded from, and such net cash proceeds shall not include the net cash proceeds utilized to incur indebtedness under, clause (19) of this covenant.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness;

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness subject to such Lien of the other Person;

(4)
with respect to Indebtedness of others supported by a guarantee of Aeroflex or a Restricted Subsidiary, the lesser of the amount of the primary indebtedness and any stated limit on recourse under the guarantee; and

(5)	the amount of the Indebtedness in respect of any Hedging Obligations at any time shall be equal to the amount payable as a result of the termination of such Hedging Obligations at such time.

Aeroflex will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to any Indebtedness of Aeroflex unless such Indebtedness is expressly subordinated in right of payment to the Notes to the same extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of Aeroflex. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to any Indebtedness of such Guarantor unless such Indebtedness is expressly subordinated in right of payment to such Guarantor’s Note Guarantee to the same extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of Aeroflex. No such Indebtedness will be considered to be senior by virtue of being secured on a first or junior priority basis. For purposes of the foregoing, no Indebtedness will be deemed to be contractually subordinate or junior in right of payment to any other Indebtedness of Aeroflex or a Guarantor solely by virtue of being unsecured or by virtue of the fact that the holders of secured indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Liens

Aeroflex will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind (other than Permitted Liens) securing Indebtedness upon any asset (“Primary Lien”), now owned or hereafter acquired, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured (or, in the case of subordinated Indebtedness, prior or senior thereto, with the same relative priority as the Notes shall have with respect to such subordinated Indebtedness) until such time as such obligations are no longer secured by a Lien.

Any Lien created for the benefit of the holders of the Notes pursuant to the immediately preceding paragraph shall automatically and unconditionally be released and discharged upon the release and discharge of the Primary Lien, without any further action on the part of any Person.

Dividend and Other Payment Restrictions Affecting Subsidiaries

Aeroflex will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to Aeroflex or any of its Restricted Subsidiaries or pay any Indebtedness owed to Aeroflex or any of its Restricted Subsidiaries;

(2)	make loans or advances to Aeroflex or any of its Restricted Subsidiaries; or

(3)	transfer any of its properties or assets to Aeroflex or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)
agreements in effect on the date of the Indenture (including those governing Existing Indebtedness and Credit Facilities) and any amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the Indenture;

(2)	the Indenture, the Notes and the Note Guarantees;

(3)	applicable law, rule, regulation or order;

(4)
any agreement or instrument of a Person acquired by Aeroflex or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such agreement or instrument was incurred or issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(5)	customary non-assignment provisions in leases, contracts, licenses and other agreements entered into in the ordinary course of business;

(6)
purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7)
any agreement for the sale or other disposition of Equity Interests or assets of a Restricted Subsidiary or an agreement entered into for the sale of assets that restricts distributions by that Restricted Subsidiary pending such sale or other disposition;

(8)
Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)	Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)
provisions limiting the disposition or distribution of assets or property in joint venture agreements, limited liability company operating agreements, partnership agreements, asset sale agreements, sale-leaseback agreements, options, stock sale agreements, lease agreements, licenses and other similar agreements entered into with the approval of Aeroflex’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(11)	restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords under contracts entered into in the ordinary course of business;

(12)	provisions in agreements or instruments that prohibit the payment of dividends or the making of other distributions with respect to any Capital Stock of a Person on other than a pro rata basis;

(13)
any encumbrance or restriction contained in any Indebtedness incurred by a Foreign Subsidiary pursuant to the provisions of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(14)
any other Indebtedness, Disqualified Stock or preferred stock of any Restricted Subsidiary permitted to be incurred or issued, as applicable, subsequent to the date of the Indenture pursuant to the provisions of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” and any encumbrance or restriction contained in such Indebtedness does not, in the good faith judgment of the Board of Directors of Aeroflex, adversely affect the ability of Aeroflex and the Guarantors, taken as a whole, from making scheduled payments of cash interest on the Notes when due; and

(15)	in the case of clause (3) of the first paragraph of this covenant, encumbrances or restrictions:

(a)	that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

(b)
existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of Aeroflex or any of its Restricted Subsidiaries not otherwise prohibited by the Indenture, or

(c)
arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of Aeroflex or any of its Restricted Subsidiaries in any manner material to Aeroflex or any of its Restricted Subsidiaries;

(16)
any encumbrance or restriction existing under or by reason of Indebtedness or other contractual requirement of a Receivables Entity or any Standard Securitization Undertaking, in each case in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Entity and Receivables and Related Assets; and

(17)
any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (16) above; provided that the encumbrances or restrictions in such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, in the good faith judgment of the Board of Directors of Aeroflex, taken as a whole, than the encumbrances or restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Merger, Consolidation or Sale of Assets

Aeroflex will not, directly or indirectly: (1) consolidate or merge with or into another Person; or (2) sell, assign, transfer, convey (not including any conveyance, if any, resulting solely from the creation of any Lien), lease or otherwise dispose of all or substantially all of the properties or assets of Aeroflex and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)
either: (a) Aeroflex is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Aeroflex) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided that, in the case of a Person that is not a corporation, a co-obligor of the Notes is a corporation;

(2)
the Person formed by or surviving any such consolidation or merger (if other than Aeroflex) or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made assumes all the obligations of Aeroflex under the Notes and the Indenture pursuant to a supplemental Indenture in a form reasonably satisfactory to the Trustee;

(3)	immediately after such transaction, no Default or Event of Default exists;

(4)
except in the case of a consolidation, amalgamation or merger with or into or a sale, assignment, transfer, conveyance or other disposition of all or substantially all of the property and assets of Aeroflex and any of its Restricted Subsidiaries to a wholly-owned Restricted Subsidiary of Aeroflex, Aeroflex, or the Person formed by or surviving any such consolidation or merger (if other than Aeroflex), or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period:

(a)
be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” or

(b)	would have a Fixed Charge Coverage Ratio that is equal to or greater than the Fixed Charge Coverage Ratio of Aeroflex immediately prior to such transaction; and

(5)	Aeroflex or such surviving Person shall deliver an opinion of counsel to the Trustee stating that such merger or consolidation complies with the Indenture.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1)	a merger of Aeroflex with an Affiliate solely for the purpose of reincorporating Aeroflex in another jurisdiction; or

(2)	any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Aeroflex and its Restricted Subsidiaries.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the property and assets of Aeroflex in a transaction that is subject to, and complies with, the requirements of this covenant, the successor Person formed by such consolidation or into or with which Aeroflex is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or such other disposition, the provisions of the Indenture shall be deemed to refer instead to such other Person and not to Aeroflex), and may exercise every right and power of Aeroflex under the Indenture with the same effect as if such successor Person had been named therein; provided, however, Aeroflex, as the predecessor, shall not be relieved from the obligation to pay the principal of, and any interest on, the Notes except in the case of a sale of all of Aeroflex’s assets in a transaction that is subject to, and complies with, the provisions of this covenant.

Transactions with Affiliates

Aeroflex will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Aeroflex (each, an “Affiliate Transaction”), unless:

(1)
the Affiliate Transaction is on terms that are not materially less favorable to Aeroflex or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Aeroflex or such Restricted Subsidiary with an unrelated Person; and

(2)	Aeroflex delivers to the Trustee:

(a)
with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors of Aeroflex set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the Board of Directors of Aeroflex (and, if any, a majority of the disinterested members of the Board of Directors of Aeroflex with respect to such transaction); and

(b)
with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million (other than Affiliate Transactions in connection with joint bidding, joint marketing or other similar arrangements for the provision of services in the ordinary course of services in the Permitted Business), an opinion as to the fairness to Aeroflex or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)
any consulting or employment agreement or arrangement, benefit arrangement or plan, incentive compensation plan, stock option or stock ownership plan, employee benefit plan, severance arrangements, expense reimbursement arrangements, officer or director indemnification agreement or any similar arrangement entered into by Aeroflex or any of its Restricted Subsidiaries for the benefit of directors, officers, employees and consultants of Aeroflex or a direct or indirect parent of Aeroflex and payments and transactions pursuant thereto, and otherwise in the ordinary course of business;

(2)	transactions between or among Aeroflex and/or its Restricted Subsidiaries;

(3)
transactions with a Person (other than an Unrestricted Subsidiary of Aeroflex) that is an Affiliate of Aeroflex solely because Aeroflex owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)
payment of reasonable directors fees to directors of Aeroflex or any direct or indirect parent or any Restricted Subsidiary of Aeroflex and the provision of customary indemnification and payment of other reasonable fees, compensation, benefits and indemnifications paid or entered into with directors, officers, employees and consultants of Aeroflex or any direct or indirect parent or any Restricted Subsidiary of Aeroflex;

(5)
any issuance of Equity Interests (other than Disqualified Stock) of Aeroflex to Affiliates of Aeroflex or any contribution to the capital of Aeroflex (other than as Disqualified Stock) and the granting or performance of registration rights in respect of any such Equity Interests;

(6)	Restricted Payments and Permitted Investments that do not violate the covenant described under the caption “—Restricted Payments;”

(7)
payment of fees and reimbursement of expenses not in excess of the amounts specified in, or determined pursuant to, the Management Agreement as in effect on the date of the Indenture, and the other payments and agreements described under the caption “Certain Relationships and Related Party Transactions, and Director Independence” appearing in our Annual Report on Form 10-K for the fiscal year ended June 30, 2010, which is incorporated by reference in this prospectus and any renewals, amendments, extensions or replacements of any such agreement or arrangements (so long as such renewals, amendments, extensions or replacements are not, taken as a whole, materially less favorable to the holders of the Notes as determined by the Board of Directors in its reasonable good faith judgment) and the transactions contemplated thereby;

(8)	Permitted Payments to Parent;

(9)
any agreement or arrangements as in effect on the date of the Indenture and any renewals, amendments, extensions or replacements of any such agreement or arrangements (as long as such renewals, amendments, extensions or replacements are not, taken as a whole, materially less favorable to the Holders of the Notes as determined by the Board of Directors of Aeroflex in its reasonable good faith judgment) and the transactions contemplated thereby;

(10)
loans, guarantees of loans, advances, and other extensions of credit to or on behalf of current and former officers, directors, employees, and consultants of Aeroflex, a Restricted Subsidiary of Aeroflex, or a direct or indirect parent of Aeroflex made in the ordinary course of business or for the purpose of permitting such Persons to purchase Capital Stock of Aeroflex or any direct or indirect parent of Aeroflex or in connection with any relocation costs, in an amount not to exceed $2.0 million in the aggregate at any one time outstanding;

(11)
sales or purchases of goods or provision of services in the ordinary course of business, at terms no less favorable to Aeroflex or the applicable Restricted Subsidiary, as determined in the good faith judgment of Aeroflex, than those available to third party customers or suppliers, to or with an Affiliate which would constitute an Affiliate Transaction solely as a result of Aeroflex or any of its Restricted Subsidiaries being in or under common control with such Affiliate and otherwise in compliance with the terms of the Indenture;

(12)	repurchases of Notes if repurchased on the same terms as offered to Persons that are not Affiliates of Aeroflex;

(13)
transactions with a joint venture engaged in a Permitted Business; provided that all the outstanding ownership interests of such joint venture are owned only by Aeroflex, its Restricted Subsidiaries and Persons that are not Affiliates of Aeroflex;

(14)	any transactions with a Receivables Entity effected as part of a Qualified Receivables Transaction;

(15)	the Transactions, and the payment of all fees and expenses related to the Transactions, in each case, as contemplated by this prospectus; and

(16)
payments by Aeroflex or any Restricted Subsidiary of Aeroflex to any Principal for any financial advisory, financing, underwriting or placement services, or in respect of any investment banking activities, including, without limitation, in connection with acquisitions and divestitures, which payments are approved by the majority of the Board of Directors of Aeroflex in good faith.

Business Activities

Aeroflex will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Aeroflex and its Restricted Subsidiaries taken as a whole.

Additional Note Guarantees

If any of Aeroflex’s Restricted Subsidiaries (i) that is a Domestic Subsidiary incurs any Indebtedness in excess of $10.0 million (other than Indebtedness permitted to be incurred pursuant to clauses (6), (7), (8), (10), (11), (13), (15) or (17) of the second paragraph of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock”) or (ii) guarantees any Indebtedness of Aeroflex or any of the Guarantors, then that Subsidiary will become a Guarantor and execute a supplemental Indenture and deliver an opinion of counsel satisfactory to the Trustee within 20 business days of the date on which such Indebtedness is incurred; provided that the foregoing shall not apply to any Receivables Entity or any Subsidiary that has properly been designated as an Unrestricted Subsidiary in accordance with the Indenture for so long as it continues to constitute an Unrestricted Subsidiary.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of Aeroflex may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Aeroflex and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted (after giving effect to any sale of Equity Interests of such Subsidiary in connection with such designation) will be deemed to be an Investment made as of the time of the designation and will either reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by Aeroflex. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Aeroflex may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of Aeroflex as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of Aeroflex giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would no longer meet the preceding requirements for designation as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Aeroflex as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” Aeroflex will be in default of such covenant. The Board of Directors of Aeroflex may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Aeroflex; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Aeroflex of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) (a) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, or (b) Aeroflex’s Fixed Charge Coverage Ratio is equal to or greater immediately following such designation than Aeroflex’s Fixed Charge Coverage Ratio immediately preceding such designation, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Payments for Consent

Aeroflex will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, Aeroflex will furnish to the Holders of Notes or cause the Trustee to furnish to the Holders of Notes, within the time periods specified in the SEC’s rules and regulations (together with extensions granted by the SEC) for a filer that is a “non-accelerated filer” plus five Business Days:

(1)	substantially the same quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Aeroflex were required to file such reports; and

(2)	substantially the same current reports that would be required to be filed with the SEC on Form 8-K if Aeroflex were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Aeroflex’s consolidated financial statements by Aeroflex’s certified independent accountants. In addition, Aeroflex will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports for a person that is a “non-accelerated filer” (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

If, at any time, Aeroflex is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Aeroflex will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. Aeroflex will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Aeroflex’s filings for any reason, Aeroflex will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Aeroflex were required to file those reports with the SEC for a person that is a “non-accelerated filer”.

If Aeroflex has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of Aeroflex and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Aeroflex.

In the event that (1) the rules and regulations of the SEC permit Aeroflex and any direct or indirect parent entity of Aeroflex to report at such entity’s level on a consolidated basis, (2) such direct or indirect parent entity is not engaged in any business other than the Permitted Business of Aeroflex and (3) such direct or indirect parent entity’s consolidated capitalization (including cash and cash equivalents) does not differ materially from that of Aeroflex and its Subsidiaries on a consolidated basis, the information and reports required by this covenant may be those of such parent entity on a consolidated basis; provided that such information and reports distinguish in all material respects between Aeroflex and its Subsidiaries and such direct or indirect parent entity and its other subsidiaries, if any.

In addition, Aeroflex agrees that, for so long as any Notes remain outstanding, if at any time it is not required to file with the SEC the reports required by the preceding paragraphs, it will furnish to the Holders of Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1)	default for 30 days in the payment when due of interest on the Notes;

(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;

(3)
failure by Aeroflex or any of its Restricted Subsidiaries for 30 days after notice to Aeroflex by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales,” or “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(4)
failure by Aeroflex or any of its Restricted Subsidiaries for 60 days after notice to Aeroflex by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in the Indenture;

(5)
default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Aeroflex or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Aeroflex or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

(a)	is caused by a failure to make any payment when due at the final maturity of such Indebtedness (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more;

(6)
failure by Aeroflex or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary to pay final and non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $50.0 million (net of any amounts covered by insurance or pursuant to which Aeroflex is indemnified to the extent that the third party under such agreement does not deny its obligations thereunder), which judgments are not paid, discharged or stayed for a period of 60 days and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree that is not promptly stayed;

(7)
except as permitted by the Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

(8)
certain events of bankruptcy or insolvency described in the Indenture with respect to Aeroflex or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Aeroflex, any Restricted Subsidiary of Aeroflex that is a Significant Subsidiary or any group of Restricted Subsidiaries of Aeroflex that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately and, upon any such declaration, the Notes will become due and payable immediately.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of the principal amount of premium, if any, or interest on the Notes or to enforce the performance of any provision of the Notes or the Indenture. The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and the Trust Indenture Act. Subject to certain limitations set forth in the Indenture, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any remedy available to the Trustee or any trust or power conferred on it. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default if, and so long as, in good faith, it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium.

Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any Holders of Notes unless such Holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	Holders of at least 25% in aggregate principal amount of the then outstanding Notes have made a written request to the Trustee to pursue the remedy;

(3)	such Holders have offered, and, if requested, have provided, the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

A Holder of a Note may not use the Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, the Notes.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, partner, manager, agent, member, incorporator (or Person forming any limited liability company) or stockholder of Aeroflex or of any Guarantor, as such, will have any liability for any obligations of Aeroflex or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note and a Note Guarantee waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Aeroflex may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, elect to have all of its obligations discharged with respect to the outstanding Notes and all of the obligations of the Guarantors discharged with respect to their Note Guarantees subject to the satisfaction of the conditions set forth in the third paragraph hereof (“Legal Defeasance”), except for:

(1)	the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium on, such Notes when such payments are due from the trust referred to below;

(2)
Aeroflex’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and Aeroflex’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the Indenture.

In addition, Aeroflex may at any time, at the option of its Board of Directors evidenced by a resolutions set forth in an Officers’ Certificate, elect to have the obligations of Aeroflex and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the Indenture subject to the satisfaction of the conditions of the third paragraph hereof (“Covenant Defeasance”), and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)
Aeroflex must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Aeroflex must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(2)
in the case of Legal Defeasance, Aeroflex must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) Aeroflex has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)
in the case of Covenant Defeasance, Aeroflex must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)
no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5)
such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which Aeroflex or any of its Subsidiaries is a party or by which Aeroflex or any of its Subsidiaries is bound;

(6)
Aeroflex must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by Aeroflex with the intent of preferring the Holders of the Notes over the other creditors of Aeroflex with the intent of defeating, hindering, delaying or defrauding any creditors of Aeroflex or others; and

(7)
Aeroflex must deliver to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture or the Notes or the Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each Holder of the Notes affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1)	reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)
reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the date of or redemption price payable in connection with the redemption of the Notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4)
waive a Default or Event of Default in the payment of principal of, or interest or premium on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any Note payable in money other than that stated in the Notes;

(6)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest or premium on, the Notes;

(7)	waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)	release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture; or

(9)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding paragraphs, without the consent of any Holder of Notes, Aeroflex, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes or the Note Guarantees:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)
to provide for the assumption of Aeroflex’s or a Guarantor’s obligations to Holders of Notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of Aeroflex’s or such Guarantor’s assets, as applicable;

(4)	to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6)
to conform the text of the Indenture, the Note Guarantees or the Notes to any provision of this Description of Notes to the extent that an officer of Aeroflex certifies in good faith that such provision of the Indenture, the Note Guarantees or the Notes was intended to be a verbatim recitation of a provision of this Description of Notes;

(7)	to provide for the issuance of additional Notes in accordance with the limitations set forth in the Indenture as of the date of the Indenture;

(8)	to allow any Guarantor to execute a supplemental Indenture and/or a Note Guarantee with respect to the Notes;

(9)	to comply with the rules of any applicable securities depositary;

(10)	to provide for a successor trustee in accordance with the terms of the Indenture or to otherwise comply with any requirement of the Indenture; or

(11)	to add a co-issuer or co-obligor of the Notes.

Where the consent of the Holders of the Notes is required to approve an amendment, supplement, waiver or consent under the Indenture, it is not necessary for the consent of the Holders of Notes to approve the particular form of any proposed amendment, supplement, waiver and consent, but it is sufficient if such consent approves the substance thereof.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1)	either:

(a)
all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to Aeroflex, have been delivered to the Trustee for cancellation; or

(b)
all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Aeroflex or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation, for principal, premium and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(3)	Aeroflex or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4)
Aeroflex has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, Aeroflex must deliver an Officers’ Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of Aeroflex or any Guarantor, the Indenture and the Trust Indenture Act limit the right of the Trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if the Indenture has been qualified under the Trust Indenture Act) or resign.

The Holders of a majority in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions to be specified in the Indenture. The Indenture provides that if an Event of Default occurs and is continuing, the Trustee will exercise such of the rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder has offered to the Trustee security and indemnity satisfactory to the Trustee against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the Indenture without charge by writing to Aeroflex Incorporated, 35 South Service Road, P.O. Box 6022, Plainview, New York 11803, Attention: Chief Financial Officer.

Governing Law

The Indenture, the Notes and the Note Guarantees will be governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)
Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, as calculated by Aeroflex, with respect to any Note on any redemption date, the greater of:

(1)	1.0% of the principal amount of the Note; or

(2)	the excess of:

(a)
the present value at such redemption date of (i) the redemption price of the Note at August 15, 2011 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the Note through August 15, 2011 (excluding accrued but unpaid interest to such redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the principal amount of the Note, if greater.

“Asset Sale” means:

(1)
the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Aeroflex and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)
the issuance of Equity Interests in any of Aeroflex’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries (other than directors’ qualifying Equity Interests or Equity Interests required by applicable law to be held by a Person other than Aeroflex or a Restricted Subsidiary).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $2.5 million;

(2)	a transfer, sale or other disposition of assets (including Equity Interests) between or among Aeroflex and its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary of Aeroflex to Aeroflex or to a Restricted Subsidiary of Aeroflex;

(4)	the licensing of intellectual property or other general intangibles to third Persons on terms approved by the Board of Directors of Aeroflex in good faith;

(5)
the sale, lease, sublease or other disposition of any property or equipment that is no longer used or has become damaged, worn-out, obsolete, or otherwise unsuitable or not required for the ordinary course of business of Aeroflex or its Restricted Subsidiaries;

(6)	the sale or other disposition of cash or Cash Equivalents;

(7)	a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(8)
the sale, lease, sub-lease, license, sub-license, consignment, conveyance or other disposition of accounts receivable, equipment, inventory or other assets in the ordinary course of business, including leases or subleases with respect to facilities that are temporarily not in use or pending their disposition, or accounts receivable in connection with the compromise, settlement or collection thereof;

(9)	the creation of a Lien (but not the sale or other disposition of property subject to such Lien);

(10)
the issuance of Equity Interests by a Restricted Subsidiary of Aeroflex in which Aeroflex’s percentage interest (direct or indirect) in the Equity Interests of such Restricted Subsidiary, after giving effect to the issuance, is at least equal to its percentage interest prior thereto;

(11)
leases, assignments or subleases of real or personal property to third persons either not interfering in any material respect with the business of Aeroflex or any of its Restricted Subsidiaries or entered into in the ordinary course of business;

(12)	the good faith surrender or waiver of contract rights or the settlement, release or surrender of claims of any kind;

(13)	to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property for use in a Permitted Business;

(14)
the sale or other disposal of property or assets pursuant to the exercise of any remedies pursuant to the Credit Facilities or the other security documents relating to any Indebtedness permitted under the Indenture;

(15)
the transfer or sale of Receivables and Related Assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity or to any other Person in connection with a Qualified Receivables Transaction or the creation of a Lien on any such Receivables or Related Assets in connection with a Qualified Receivables Transaction;

(16)	the sale of accounts receivable in the ordinary course of business;

(17)	the issuance or sale of Equity Interests in or Indebtedness of any Unrestricted Subsidiary; and

(18)	the disposition of all or substantially all of the assets of Aeroflex in a transaction permitted under the covenant described under the caption “—Merger, Consolidation or Sale of Assets.”

“Asset Sale Offer” has the meaning assigned to that term in the Indenture governing the Notes.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)
with respect to a limited liability company, the managing member or members or any controlling committee or Board of Directors of such company or of the sole member or of the managing member thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a legal holiday.

“Calculation Date” has the meaning assigned to that term in the definition of “Fixed Charge Coverage Ratio”.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)
any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (other than earn-outs or similar consideration payable in connection with an acquisition), but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars;

(2)
(a) euro, or any national currency of any participating member state of the EMU; or (b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(3)
securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than 24 months from the date of acquisition;

(4)
certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Senior Secured Credit Facility or with any domestic commercial bank having, at the time of the acquisition thereof, capital and surplus in excess of $500.0 million or any commercial bank of any foreign country having, at the time of acquisition thereof, capital and surplus in excess of $100.0 million (or the U.S. dollar equivalent thereof as of the date of determination);

(5)
repurchase obligations for underlying securities of the types described in clauses (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6)	commercial paper having, at the time of acquisition, one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within 24 months after the date of acquisition;

(7)
marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and in each case maturing within 24 months after the date of acquisition;

(8)
securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and at the time of acquisition thereof, having one of the two highest ratings obtainable from either Moody’s or S&P (for purposes of the this clause (8), variable rate bonds tied to short-term interest rates that are reset through an auction process that occurs no less frequently than once every 45 days shall be deemed to satisfy the foregoing maturity deadline, notwithstanding such bonds having a longer nominal maturity);

(9)	investment or money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (8) of this definition;

(10)
readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(11)	Indebtedness with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(12)
Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s; and

(13)
local currencies (or investments in local currencies having correlative attributes to the foregoing) held by Aeroflex or any of its Restricted Subsidiaries, from time to time in the ordinary course of business.

“Change of Control” means the occurrence of any of the following:

(1)
the sale, lease, transfer, conveyance or other disposition (other than a Lien permitted by the Indenture or by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Aeroflex and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than a Principal or a Related Party of a Principal;

(2)	the adoption of a plan relating to the liquidation or dissolution of Aeroflex;

(3)
the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Aeroflex, measured by voting power rather than number of shares; or

(4)
after an initial public offering of Equity Interests of Aeroflex or any direct or indirect parent of Aeroflex, the first day on which (i) a majority of the members of the Board of Directors of Aeroflex are not Continuing Directors, and (ii) the Principals and their Related Parties and any limited partners of the equity sponsor do not, at such time, in the aggregate, (a) Beneficially Own, directly or indirectly, Voting Stock of Aeroflex representing more than 50% of the total voting power of the Voting Stock of Aeroflex or (b) have the right or ability by voting power, contract or otherwise to elect or designate a majority of the Board of Directors of Aeroflex.

“Change of Control Offer” has the meaning assigned to that term in the Indenture governing the Notes.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)
provision for taxes based on income or profit or capital, including, without limitation, state, local and franchise taxes (such as the Pennsylvania capital tax and the Texas margin tax) (or the non-U.S.-equivalent thereof) of such Person and its Restricted Subsidiaries for such period (including, without limitation, tax expenses of Foreign Subsidiaries and foreign withholding taxes paid or accrued for such period), to the extent that such provision for taxes was deducted (and not added back) in computing such Consolidated Net Income; plus

(2)
the Fixed Charges of such Person and its Restricted Subsidiaries for such period (plus any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP, amortization of deferred financing fees and any loss on early extinguishment of Indebtedness excluded from the definition of the term “Fixed Charges”), to the extent that such Fixed Charges were deducted (and not added back) in computing such Consolidated Net Income; plus

(3)
the total amount of depreciation and amortization expenses (including amortization of goodwill and other intangibles and deferred financing costs or fees, and all expenditures in respect of licensed or purchased software or internally-developed software and software enhancements that are, or are required to be reflected as, capitalized costs, but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization were deducted (and not added back) in computing such Consolidated Net Income, plus

(4)
any management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid or accrued by Aeroflex and/or its Restricted Subsidiaries in such period pursuant to the terms of the Management Agreement and payments made pursuant to clauses (7), (8) and (15) under the caption “—Transactions with Affiliates”; to the extent deducted in computing such Consolidated Net Income; plus

(5)
any other non-cash charges reducing Consolidated Cash Flow for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Cash Flow to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(6)
any costs or expense incurred by Aeroflex or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Aeroflex or net cash proceeds of an issuance of Equity Interests of Aeroflex (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from clause 3(b) of the first paragraph, or clauses (2), (5) or (17) of the second paragraph, under “Certain Covenants—Restricted Payments”; plus

(7)
cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated Cash Flow, Consolidated Net Income or Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated Cash Flow pursuant to (11) below for any previous period and not added back; plus

(8)
the amount of any minority interest expense consisting of income of a Restricted Subsidiary attributable to minority equity interests of third parties in any non-wholly owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(9)	the amount of loss on sale of Receivables and Related Assets to the Receivables Entity in connection with a Qualified Receivables Transaction; minus

(10)
non-cash gains increasing such Consolidated Net Income for such period, excluding any such items to the extent they represent (a) the reversal in such period of an accrual of, or reserve for, potential cash expenses in a prior period, (b) any non-cash gains with respect to cash actually received in a prior period to the extent such cash did not increase Consolidated Cash Flow in a prior period, (c) the amortization of income that was paid in a prior period and (d) the accrual of revenue or income consistent with past practice, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)
the Net Income of any Person that is not a Restricted Subsidiary will be included only to the extent of the amount of dividends, distributions or other payments paid in cash (or to the extent converted into cash) to the specified Person or a Restricted Subsidiary of the Person, and, in the case of a net loss, only to the extent of any equity in the net loss of any such Person for such period to the extent Aeroflex or a Restricted Subsidiary of Aeroflex has funded such net loss in cash with respect to such period;

(2)
solely for the purposes of calculating Consolidated Net Income to determine the amount of Restricted Payments permitted under the covenant described under the caption “Certain Covenants—Restricted Payments,” the Net Income of any Restricted Subsidiary (other than a Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders (a) except to the extent that such net income is actually or permitted to be paid to Aeroflex or a Restricted Subsidiary of Aeroflex by loans, advances, intercompany transfers, principal repayments or otherwise, and (b) unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of Aeroflex will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to Aeroflex or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(3)	the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period will be excluded;

(4)
any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP (including the amortization of the consideration for any non-competition agreements entered into in connection with the Transactions), shall be excluded;

(5)	any net gain or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations shall be excluded;

(6)
non-cash charges relating to employee benefit or other management compensation plans of any direct or indirect parent of Aeroflex (to the extent such non-cash charges relate to plans of any direct or indirect parent of Aeroflex for the benefit of members of the Board of Directors of Aeroflex (in their capacity as such) or employees of Aeroflex and its Restricted Subsidiaries), Aeroflex or any of its Restricted Subsidiaries or any non-cash compensation charge and other non-cash expenses or charges arising from any grant, issuance or repricing of stock appreciation or similar rights, stock, stock options, restricted stock or other equity-based awards of any direct or indirect parent of Aeroflex (to the extent such non-cash charges relate to plans of any direct or indirect parent of Aeroflex for the benefit of members of the Board of Directors of Aeroflex (in their capacity as such) or employees of Aeroflex and its Restricted Subsidiaries), Aeroflex or any of its Restricted Subsidiaries (excluding in each case any non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period) in each case will be excluded;

(7)
effects of adjustments (including the effects of such adjustments pushed down to Aeroflex and its Restricted Subsidiaries) pursuant to GAAP resulting from the application of purchase accounting in relation to the Transaction or any consummated acquisition, net of taxes, shall be excluded;

(8)
any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses including those related to currency remeasurements of Indebtedness will be excluded;

(9)
any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Net Income accrued at any time following the date of the Indenture will be excluded;

(10)
any fees, expenses, costs or charges (including all transaction, restructuring and transition costs, fees and expenses (including diligence costs and cash severance costs)) or any amortization thereof, related to any acquisition, Investment, disposition, issuance, incurrence or repayment of Indebtedness (including any refinancing transaction or amendment or modification of any debt instrument), Equity Offering, issuance of or disposition of Equity Interests, recapitalization, merger, consolidation, disposed or discontinued operation or other specified action (in each case, including any such transaction consummated prior to the date of the Indenture and any such transaction undertaken but not completed), including (i) such fees, expenses or charges related to the offering of the Notes and the Credit Facilities and the Transactions and (ii) any amendment or other modification of the Notes and the Credit Facilities and, in each case, deducted (and not added back) in computing Net Income, will be excluded; and

(11)
accruals and reserves that are established within twelve months after the date of the Indenture that are so required to be established as a result of the Transaction in accordance with GAAP shall be excluded.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under the Indenture.

“Consolidated Secured Debt Ratio” as of any date of determination, means the ratio of (1) Consolidated Total Indebtedness of Aeroflex and its Restricted Subsidiaries that is secured by Liens as of the end of the most recent fiscal period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (2) Aeroflex’s Consolidated Cash Flow for Aeroflex’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and Consolidated Cash Flow as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of Aeroflex and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capital Lease Obligations and debt obligations evidenced by promissory notes and similar instruments (and excluding, for the avoidance of doubt, all obligations relating to Receivables financings) and (2) the aggregate amount of all outstanding Disqualified Stock of Aeroflex and all preferred stock of its Restricted Subsidiaries on a consolidated basis (other than Disqualified Stock or preferred stock owned by Aeroflex or a Restricted Subsidiary of Aeroflex), with the amount of such Disqualified Stock and preferred stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or preferred stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or preferred stock as if such Disqualified Stock or preferred stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or preferred stock, such fair market value shall be determined reasonably and in good faith by Aeroflex.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)
to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3)
to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Aeroflex who:

(1)	was a member of such Board of Directors on the date of the Indenture;

(2)
was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election; or

(3)	was nominated for election or elected to such Board of Directors with the approval of a Principal or a Related Party of a Principal.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Senior Secured Credit Facility), indentures, or commercial paper facilities, in each case, with banks or other lenders or a trustee providing for revolving credit loans, term loans, receivables financing and securitizations (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuance of notes, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise), substituted or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by Aeroflex or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate, setting for the basis of such valuation delivered to the trustee.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, for cash, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Aeroflex to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Aeroflex may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that Aeroflex and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of Aeroflex that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Aeroflex.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private offering of Qualified Capital Stock of Aeroflex or a direct or indirect parent of Aeroflex, as the case may be.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by Aeroflex after the date of the Indenture from:

(1)	contributions to its common equity capital, and

(2)
the sale (other than to a Subsidiary of Aeroflex or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Aeroflex) of Capital Stock (other than Disqualified Stock) of Aeroflex, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by the principal financial officer of Aeroflex on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculations set forth in (a) clause (3)(b) of the first paragraph, and clauses (2) and (17) of the third paragraph, of the covenant described under “Certain Covenants—Restricted Payments” and (b) clause (19) of the second paragraph of the covenant described under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Existing Indebtedness” means all Indebtedness of Aeroflex and its Subsidiaries (other than (a) Indebtedness under the Senior Secured Credit Facility and (b) any Indebtedness incurred since September 21, 2007, pursuant to clauses (6), (16) or (24) of Section 6.1(b) of the Senior Subordinated Unsecured Credit Facility that has not been reclassified as having been incurred under another provision of Section 6.1 thereof) in existence on the date of the Indenture.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of Aeroflex (unless otherwise provided in the Indenture).

“First Priority Cash Management Obligations” means all obligations of Aeroflex and certain of its Subsidiaries in respect of overdrafts and related liabilities owed to any other Person that arise from treasury, depositary or cash management services, including in connection with any automated clearing house transfers of funds, or any similar transactions, secured by assets of Aeroflex and certain of its Subsidiaries under the documents that secure Obligations under the Senior Secured Credit Facility, and any other Credit Facility.

“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases, retires, extinguishes or otherwise discharges any Indebtedness (other than working capital borrowings, unless such Indebtedness has been permanently repaid) or issues, repurchases, or redeems preferred stock or Disqualified Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance, retirement, extinguishment or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)
the Transactions, future acquisitions, Investments, dispositions, issuances, incurrences or repayments of Indebtedness, Equity Offerings, issuances or dispositions of Equity Interests, recapitalizations, mergers, consolidations, disposed or discontinued operations and other specified actions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date (including any transaction giving rise to the need to make such calculation) will be given pro forma effect (in accordance with Regulation S-X under the Securities Act), including Pro Forma Cost Savings (and the change in any associated fixed charge obligation and change in Consolidated Cash Flow resulting therefrom), whether or not such Pro Forma Cost Savings complies with Regulation S-X, as if they had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary of Aeroflex or was merged with or into Aeroflex or any Restricted Subsidiary of Aeroflex since the beginning of such period) shall have made any acquisition, Investment, disposition, issuance, incurrence or repayment of Indebtedness, Equity Offering, issuance or disposition of Equity Interests, recapitalization, merger, consolidation, disposed or discontinued operation or other specified action that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such acquisition, Investment, disposition, issuance, incurrence or repayment of Indebtedness, Equity Offering, issuance or disposition of Equity Interests, recapitalization, merger, consolidation, disposed or discontinued operation or other specified action had occurred at the beginning of the applicable four-quarter period;

(2)
the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded (including by adding back the amount of any attributable Consolidated Cash Flow that was negative);

(3)
the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period;

(6)
if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (after giving effect to the operation of any Hedging Obligation applicable to such Indebtedness); and

(7)	interest on any Indebtedness under a revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)
the consolidated interest expense of such Person and its Restricted Subsidiaries for such period (net of any interest income of such Person and its Restricted Subsidiaries for such period), to the extent such expense was deducted and not added back in computing Consolidated Net Income, including, without limitation, amortization of original issue discount, non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of all payments made or received pursuant to Hedging Obligations (but excluding amortization of deferred financing fees and any loss on early extinguishment of Indebtedness and, in calculating Fixed Charges for the purposes of determining the denominator of Fixed Charge Coverage Ratio only, excluding (i) the accretion of any original issue discount or any non-cash interest expense resulting from the discounting of any Indebtedness resulting from fair value adjustments resulting from purchase accounting, (ii) any financing fees, tender premiums, call premiums and other non-recurring expenses, whether or not capitalized, in connection with the Transactions and Indebtedness that is retired with the proceeds of the Notes issued on the date of the Indenture, (iii) penalties and interest relating to taxes, (iv) any expensing of bridge, commitment and other financing fees and (v) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Receivables Transaction); plus

(2)
any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(3)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(4)
the product of (a) all cash dividends or other similar distributions paid (excluding items eliminated in consolidation) on any series of preferred stock of such Person or any preferred stock of any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Aeroflex (other than Disqualified Stock) or to Aeroflex or a Restricted Subsidiary of Aeroflex, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP. For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of Aeroflex that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession or in the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC, in effect on the date of the Indenture; provided that any reports required to be delivered under the covenant described under “—Reports” shall be prepared in accordance with GAAP in effect on the date thereof.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means:

(1)	each Domestic Subsidiary of Aeroflex as of the date of this prospectus; and

(2)
each other Restricted Subsidiary of Aeroflex that executes a Note Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)
interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed for the purpose of fixing, hedging or swapping interest rate risk and other agreements or arrangements designed to manage interest rates or interest rate risk;

(2)	commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements designed for the purpose of fixing, hedging or swapping commodity price risk; and

(3)	foreign exchange contracts, currency swap agreements and other agreements or arrangements designed for the purpose of fixing, hedging or swapping foreign currency exchange rate risk.

“Holder” means a Person in whose name a Note is registered.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)
evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) (other than letters of credit issued in respect of trade payables entered into in the ordinary course, to the extent such Obligations are cash collateralized or such letters of credit secure Obligations entered into in the normal course of business of such Person and such letters of credit are not drawn upon or, if drawn upon, to the extent any such drawing is reimbursed no later than three business days following receipt by such Person of a demand for reimbursement);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)
representing the balance deferred and unpaid of the purchase price of any property or services due, other than any such balance that constitutes an accrued expense or trade payable or other expense incurred in the ordinary course of business (including, without limitation, obligations owing to customers and suppliers); or

(6)	representing any interest rate Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

Notwithstanding the foregoing, in connection with the purchase by Aeroflex or any Restricted Subsidiary of any business, assets or Capital Stock not in the ordinary course of business, the term “Indebtedness” will exclude (i) Contingent Obligations in the ordinary course of business, (ii) obligations in connection with a Qualified Receivables Transaction and (iii) post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed, determined and undisputed the amount is paid within 60 days thereafter.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other rating agency.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees of Indebtedness), advances or capital contributions (excluding (i) commission, travel and similar advances to officers and employees made in the ordinary course of business and (ii) extensions of credit to customers or advances, deposits or payments to or with suppliers, lessors or utilities or for workers’ compensation, in each case, that are incurred in the ordinary course of business and recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of such Person prepared in accordance with GAAP), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Aeroflex or any Restricted Subsidiary of Aeroflex sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Aeroflex such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Aeroflex, Aeroflex will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Aeroflex’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in such asset; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Agreement” means that certain management agreement dated August 15, 2007, among Aeroflex, VGG Holding LLC, AX Holding Corp., Veritas Capital Fund Management, L.L.C., GGC Administration, LLC and Goldman, Sachs & Co., as amended.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any specified Person, the net income (or loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)
any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any Asset Sale (without giving effect to the $2.5 million threshold provided in the definition thereof) or other asset disposition or abandonment (other than in the ordinary course of business) and reserves relating thereto; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any (i) Indebtedness or (ii) other derivative instruments of such Person or any of its Restricted Subsidiaries in each case, together with any related provisions for taxes on such gains and losses;

(2)
any extraordinary, non-recurring or unusual gain (or loss) or expense, (including relating to the Transactions, acquisitions, restructurings or any multi-year strategic initiatives), including, without limitation, the amount of any restructuring charges, integration costs, or other business optimization costs and expenses (including related to the closure and/or consolidation of facilities and/or reductions in headcount, severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans and other non-recurring payments to employees related to severance, 280G, supplemental employee retirement plan, deferred compensation, consulting, acceleration of payments of other employment related benefits or other payments related to the termination, whether for cause or not, or retirement or made to former employees or the termination of an employee agreement, retention bonuses and litigation settlements or losses), or reserves deducted, in each case, together with any related provision for taxes on such extraordinary, non-recurring or unusual gain (or loss) or expense; and

(3)
any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations or other derivative instruments and the application of Statement of Financial Accounting Standards No. 133.

“Net Proceeds” means the aggregate cash proceeds received by Aeroflex or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration, including Designated Noncash Consideration, received in any Asset Sale), net of the direct costs relating to such Asset Sale or disposition of such non-cash consideration, including, without limitation, legal, accounting and investment banking fees, appraisal and insurance adjuster fees and sales commissions, and any severance or relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account without duplication, (1) any amounts required to be applied to the repayment of Indebtedness secured by a Lien on the assets that were the subject of such Asset Sale, (2) appropriate amounts to be maintained as a reserve for payment with respect to liabilities associated with such asset or assets and retained by Aeroflex or a Restricted Subsidiary after such sale or other disposition thereof, including, without limitation, severance costs, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, (3) any reserves for adjustment in respect of the sale price of such asset, (4) amounts required to be paid to any Person (other than Aeroflex or its Restricted Subsidiaries) owning a beneficial interest in the assets that are the subject of such transaction, and (5) any cash escrows in connection with purchase price adjustments, reserves or indemnities (until released).

“Non-Recourse Debt” means Indebtedness:

(1)
as to which neither Aeroflex nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)
no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Aeroflex or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)
as to which (a) the explicit terms provide that there is no recourse against any assets of Aeroflex or any of its Restricted Subsidiaries or (b) the lenders have been notified in writing that they will not have any recourse to the stock or assets of Aeroflex or any of its Restricted Subsidiaries.

“Note Guarantee” means the Guarantee by each Guarantor of Aeroflex’s obligations under the Indenture and the Notes, executed pursuant to the provisions of the Indenture.

“Obligations” means any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the documents governing any such Indebtedness, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), penalties, fees, indemnifications, reimbursements, expenses, damages and other amounts, obligations and liabilities payable under the documentation governing any Indebtedness.

“Officers’ Certificate” means a certificate signed on behalf of Aeroflex by two officers of Aeroflex, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of Aeroflex, that meets the requirements of the Indenture.

“Permitted Business” means any business engaged in by Aeroflex or any of its Subsidiaries on the date of the original issuance of the Notes and any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which Aeroflex and its Subsidiaries are engaged on the date of original issuance of the Notes.

“Permitted Debt” has the meaning assigned to that term in the second paragraph of the covenant described under the caption “- Incurrence of Indebtedness and Issuance of Preferred Stock”.

“Permitted Investments” means:

(1)	any Investment in Aeroflex or in a Restricted Subsidiary of Aeroflex;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by Aeroflex or any Restricted Subsidiary of Aeroflex in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of Aeroflex; or

(b)
such Person, in one transaction, or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Aeroflex or a Restricted Subsidiary of Aeroflex;

and, in each case, any Investment held by such Person; provided that such Investments were not acquired in contemplation of such merger, consolidation or transfer;

(4)
any Investment made as a result of the receipt of non-cash consideration from (a) an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sale” or (b) a sale or other disposition of assets not constituting an Asset Sale;

(5)	any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Aeroflex or a direct or indirect parent of Aeroflex;

(6)	any Investment acquired by Aeroflex or any of its Restricted Subsidiaries:

(a)
in exchange for any other Investment or accounts receivable or claim held by Aeroflex or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of a Person or the good faith settlement of delinquent obligations of a Person or of a litigation, arbitration or other dispute, or

(b)	as a result of a foreclosure by Aeroflex or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7)	Investments represented by Hedging Obligations;

(8)
loans, Guarantees of loans, advances, and other extensions of credit to or on behalf of current and former officers, directors, employees, and consultants of Aeroflex, a Restricted Subsidiary of Aeroflex, or a direct or indirect parent of Aeroflex made in the ordinary course of business or for the purpose of permitting such Persons to purchase Capital Stock of Aeroflex or any direct or indirect parent of Aeroflex or in connection with any relocation costs related to the relocation of the corporate headquarters of Aeroflex, in an amount not to exceed $2.0 million at any one time outstanding;

(9)	repurchases of the Notes;

(10)
any Investment of Aeroflex or any of its Restricted Subsidiaries existing on the date of the Indenture and any extension, modification or renewal of such existing Investments, to the extent not involving any additional Investment other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case pursuant to the terms of such Investments as in effect on the date of the Indenture;

(11)	Guarantees otherwise permitted by the terms of the Indenture;

(12)
Investments resulting from the acquisition of a Person, otherwise permitted by the Indenture, which Investments at the time of such acquisition were held by the acquired Person and were not acquired in contemplation of the acquisition of such Person;

(13)
Investments in joint ventures engaged in a Permitted Business having an aggregate value (measured on the date such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) since the date of the Indenture not to exceed $25.0 million;

(14)	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15)	Investments in Unrestricted Subsidiaries in an aggregate amount not to exceed $5.0 million measured at the time of such Investment;

(16)	advances to suppliers and customers in the ordinary course of business;

(17)	receivables owing to Aeroflex or any Restricted Subsidiary, prepaid expenses and deposits, if created, acquired or entered into in the ordinary course of business;

(18)
payroll, business-related travel, and similar advances to cover matters that are expected at the time of such advances to be ultimately treated as expenses for accounting purposes and that are made in the ordinary course of business;

(19)
any Investment in a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction, including, without limitation, Investments of funds held in accounts permitted or required by the arrangements governing the Qualified Receivables Transaction or any related Indebtedness;

(20)
other Investments in any Person other than an Affiliate of Aeroflex made since the date of the Indenture having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (20) that are at such time outstanding not to exceed the greater of $25.0 million and 1.5% of Total Assets; and

(21)	Investments in deposit accounts.

“Permitted Liens” means:

(1)
Liens on assets of Aeroflex or any of its Restricted Subsidiaries securing Indebtedness that was permitted to be incurred pursuant to clauses (1), (4), (9), (10), (16), (20), (21) and (22) of the second paragraph of the covenant described under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided, in the case of clause (9), that the Indebtedness being guaranteed was permitted to be secured by a Lien;

(2)	Liens in favor of Aeroflex or the Guarantors;

(3)
Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Aeroflex or any Subsidiary of Aeroflex; provided that such Liens were in existence prior to and were not incurred in connection with or in the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Aeroflex or the Subsidiary and assets or property affixed or appurtenant thereto;

(4)
Liens on property (including Capital Stock) existing at the time of acquisition of the property by Aeroflex or any Subsidiary of Aeroflex and assets or property affixed or appurtenant thereto; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5)
Liens to secure the performance of tenders, completion guarantees, statutory obligations, surety or appeal bonds, bids, leases, government contracts, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6)	Liens existing on the date of the Indenture;

(7)
Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(8)
Liens imposed by law, such as carriers’ warehousemen’s, landlords’, mechanics’, suppliers, materialmen’s and repairmen’s Liens, or in favor of customs or revenue authorities or freight forwarders or handlers to secure payment of custom duties, in each case, incurred in the ordinary course of business;

(9)
survey exceptions (or any state of facts an accurate survey would disclose), easements or reservations of, or rights of others for or pursuant to any leases, licenses, rights-of-way, or other similar agreements or arrangements, development, air or water rights, sewers, electric lines, telegraph and telephone lines and other utility lines, pipelines, service lines, railroad lines, improvements and structures located on, over or under any property, drains, drainage ditches, culverts, electric power or gas generating or co-generation, storage and transmission facilities and other similar purposes, or zoning or other restrictions as to the use of real property or minor defects in title which were not incurred to secure the payment of Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(10)	Liens created for the benefit of (or to secure) the Notes (or the Note Guarantees) and all other monetary obligations under the Indenture;

(11)
Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the Indenture; provided, however, that the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the Indebtedness being refinanced arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof);

(12)
Liens incurred by Aeroflex or any Restricted Subsidiary of Aeroflex with respect to Obligations that do not exceed, at any one time outstanding, the sum of (a) $20.0 million, plus (b) if, at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 3.0 to 1.0, an additional $20.0 million; in each case, measured at the time of incurrence thereof;

(13)
Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(14)
Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and employee health and disability benefits, or casualty or liability insurance or self insurance including any Lien securing letters of credit issued in the ordinary course of business in connection therewith;

(15)
judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made in conformity with GAAP;

(16)	Liens securing Hedging Obligations incurred pursuant to clause (8) of the definition of “Permitted Debt;”

(17)
any extension, renewal or replacement, in whole or in part, of any Lien described in clauses (3), (4), (6), (18), (19) or (20) of this definition” provided that any such extension, renewal or replacement is no more restrictive taken as a whole than the Lien so extended, renewed or replaced and does not extend to any additional property or assets, in conformity with GAAP;

(18)
any interest or title of a lessor, licensor or sublicense under any operating lease, license or sublicense, as applicable (including, without limitation, precautionary financing statements filed in connection therewith) and leases, subleases and licenses granted to others that do not interfere in any material respect with the business of such Person;

(19)
Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of Aeroflex or any Restricted Subsidiary thereof on deposit with or in possession of such bank;

(20)	Liens on assets of Foreign Subsidiaries securing Indebtedness incurred in accordance with the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(21)
Liens on Receivables and Related Assets of the type specified in the definition of “Qualified Receivables Transaction” to secure Indebtedness incurred and outstanding under clause (1)(b) of the definition of “Permitted Debt”;

(22)	Liens securing First Priority Cash Management Obligations;

(23)	Liens on Equity Interests in Unrestricted Subsidiaries;

(24)	Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(25)
Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes; and

(26)
Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Aeroflex or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Aeroflex and its Restricted Subsidiaries, or (iii) relating to purchase order and other agreements entered into by Aeroflex or any Restricted Subsidiary of Aeroflex in the ordinary course of business.

“Permitted Payments to Parent” means, without duplication as to amounts:

(1)
payments to any direct or indirect parent of Aeroflex to permit such direct or indirect parent to pay directors’ fees, reasonable accounting, legal and administrative expenses of such Person when due; and

(2)
for so long as Aeroflex is a member of a group filing a consolidated or combined tax return with any direct or indirect parent of Aeroflex, payments to such direct or indirect parent in respect of an allocable portion of the tax liabilities of such group that is attributable to Aeroflex and its Subsidiaries (“Tax Payments”) and to pay franchise or similar taxes and fees of such direct or indirect parent required to maintain such direct or indirect parent’s corporate existence; provided that the amount of the Tax Payments shall not exceed the lesser of (in each case, as estimated in good faith by Aeroflex) (i) the amount of the relevant tax (including any penalties and interest) that Aeroflex would owe if Aeroflex were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of Aeroflex and such Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that direct or indirect parent actually owes to the appropriate taxing authority;

(3)
customary salary, bonus, severance, indemnification obligations and other benefits payable to officers and employees of such direct or indirect parent corporation of Aeroflex to the extent such salaries, bonuses, severance, indemnification obligations and other benefits are attributable to the ownership or operation of Aeroflex and its Restricted Subsidiaries;

(4)
general corporate overhead and operating expenses for such direct or indirect parent corporation of Aeroflex to the extent such expenses are attributable to the ownership or operation of Aeroflex and its Restricted Subsidiaries;

(5)	reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering or other financing transaction by such direct or indirect parent of Aeroflex; and

(6)	obligations under the Management Agreement.

“Permitted Refinancing Indebtedness” means

(1)
any Indebtedness of Aeroflex or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, redeem, renew, refund, refinance, replace, defease or discharge other Indebtedness of Aeroflex or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(a)
the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, redeemed, renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including the amount of any reasonably determined premium and defeasance costs, incurred in connection therewith and other amounts necessary to accomplish such refinancing);

(b)
such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, redeemed, renewed, refunded, refinanced, replaced, defeased or discharged;

(c)
if the Indebtedness being extended, redeemed, renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Notes on terms not materially less favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(d)
such Indebtedness is incurred either by Aeroflex or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, redeemed, renewed, refunded, refinanced, replaced, defeased or discharged, unless the Indebtedness relates to a specific asset, in which case the obligor shall be the current owner of such asset; and

(2)
any Disqualified Stock of Aeroflex or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, refund, replace, defease or discharge other Indebtedness or Disqualified Stock of Aeroflex or any of its Restricted Subsidiaries (other than Indebtedness or Disqualified Stock held by Aeroflex or any of its Restricted Subsidiaries including intercompany Indebtedness); provided that:

(a)
the liquidation or face value of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness, or the liquidation or face value of the Disqualified Stock, as applicable, so renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest or dividends thereon and the amount of any reasonably determined premium incurred in connection therewith);

(b)
such Permitted Refinancing Indebtedness has a final redemption date equal to or later than the final maturity or redemption date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness or Disqualified Stock being renewed, refunded, refinanced, replaced, defeased or discharged;

(c)
such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms not materially less favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness or Disqualified Stock being renewed, refunded, refinanced, replaced, defeased or discharged; and

(d)
such Disqualified Stock is issued either by Aeroflex or by the Restricted Subsidiary who is the issuer of the Indebtedness or Disqualified Stock being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principals” means (i) The Veritas Capital Fund III, L.P., Golden Gate Private Equity, Inc. and GS Direct, L.L.C, their respective Affiliates, any fund or account managed by any of the foregoing or any Affiliate thereof, (ii) any entity controlled directly or indirectly by any one or more of the foregoing or any group described in clause (iii), or (iii) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Principals, collectively, have beneficial ownership of more than 50% of the Voting Stock of Aeroflex, measured by voting power rather than number of shares.

“Pro Forma Cost Savings” means, with respect to any period, the reduction in net costs and related adjustments that (i) were directly attributable to an acquisition, Investment, disposition, issuance, incurrence or repayment of Indebtedness, Equity Offering, issuance of or disposition of Equity Interests, recapitalization, merger, consolidation, disposed or discontinued operation or other specified action that occurred during the four quarter period or after the end of the four quarter period and on or prior to the Calculation Date and calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect and applied as of the date of the Indenture, (ii) were actually implemented in connection with such acquisition, Investment, disposition, issuance, incurrence or repayment of Indebtedness, Equity Offering, issuance of or disposition of Equity Interests, recapitalization, merger, consolidation, disposed or discontinued operation or specified action, and prior to the Calculation Date that are supportable and quantifiable by the underlying accounting records or (iii) relate to such acquisition, Investment, disposition, issuance, incurrence or repayment of Indebtedness, Equity Offering, issuance of or disposition of Equity Interests, recapitalization, merger, consolidation, disposed or discontinued operation or other specified action and that Aeroflex reasonably determines are probable based upon specifically identifiable actions to be taken within 18 months of the date of the acquisition, Investment, disposition, issuance, incurrence or repayment of Indebtedness, Equity Offering, issuance of or disposition of Equity Interests, recapitalization, merger, consolidation, disposed or discontinued operation or specified action; provided that the aggregate amount of cost savings added pursuant to this definition shall not exceed with respect to any other acquisition, Investment, disposition, issuance, incurrence or repayment of Indebtedness, Equity Offering, issuance of or disposition of Equity Interests, recapitalization, merger, consolidation, disposed or discontinued operation or specified action, an aggregate amount equal to $20.0 million during each twelve month period following September 21, 2007 (provided no amounts shall be carried forward to any succeeding twelve month period), which allocated amount shall be reduced each Fiscal Quarter following the date of such acquisition, Investment, disposition, issuance, incurrence or repayment of Indebtedness, Equity Offering, issuance of or disposition of Equity Interests, recapitalization, merger, consolidation, disposed or discontinued operation or specified action by twenty-five percent (25%) of such initial allocated amount with calculations certified by the chief financial officer of Aeroflex.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Stock.

“Qualified Proceeds” means any of the following or any combination of the following:

(1)	Cash Equivalents; and

(2)	the Fair Market Value of assets that are used or useful in the Permitted Business; and

(3)
the Fair Market Value of the Capital Stock of any Person engaged primarily in a Permitted Business if, in connection with the receipt by Aeroflex or any of its Restricted Subsidiaries of such Capital Stock, such Person becomes a Restricted Subsidiary or such Person is merged or consolidated into Aeroflex or any Restricted Subsidiary.

The Fair Market Value of any assets or Capital Stock that are required to be valued by this definition will be determined in good faith by the Board of Directors of Aeroflex whose resolution with respect thereto will be delivered to the Trustee. The Aeroflex Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $25.0 million.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by Aeroflex or any Restricted Subsidiary of Aeroflex pursuant to which Aeroflex or any of its Restricted Subsidiaries may sell, convey, contribute to capital or otherwise transfer to a Receivables Entity, or may grant a security interest in or pledge, any Receivables or interests therein and any assets related thereto, including, without limitation, all collateral securing such Receivables, all contracts and contract rights, purchase orders, security interests, financing statements or other documentation in respect of such Receivables, any Guarantees, indemnities, warranties or other documentation in respect of such Receivables, any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to such Receivables and any collections or proceeds of any of the foregoing (collectively, the “Related Assets”), which transfer, grant of security interest or pledge is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of Indebtedness, fractional undivided interests, or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such Receivables and Related Assets or interests in Receivables and Related Assets, it being understood that a Qualified Receivables Transaction may involve:

(1)	one or more sequential transfers or pledges of the same Receivables and Related Assets, or interests therein, and

(2)
periodic transfers or pledges of Receivables or revolving transactions in which new Receivables and Related Assets, or interests therein, are transferred or pledged upon collection of previously transferred or pledged Receivables and Related Assets, or interests therein, and provided that:

(A)
the Board of Directors of Aeroflex or of any Restricted Subsidiary of Aeroflex which is party to such Qualified Receivables Transaction shall have determined in good faith that such Qualified Receivables Transaction is economically fair and reasonable to Aeroflex or such Restricted Subsidiary of Aeroflex as applicable, and the Receivables Entity, and

(B)
the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Board of Directors of Aeroflex or of any Restricted Subsidiary which is party to such Qualified Receivables Transaction).

The grant of a security interest in any accounts receivables of Aeroflex or any of its Restricted Subsidiaries to secure Indebtedness incurred pursuant to the Senior Secured Credit Facility shall not be deemed a Qualified Receivables Transaction.

“Receivables” means accounts receivable (including all rights to payment created by or arising from the sale of goods, or the rendition of services, no matter how evidenced (including in the form of chattel paper) and whether or not earned by performance) of Aeroflex or any Restricted Subsidiary of Aeroflex, whether now existing or arising in the future.

“Receivables Entity” means any Person formed for the purposes of engaging in a Qualified Receivables Transaction with Aeroflex or any of its Restricted Subsidiaries which engages in no activities other than in connection with the financing of Receivables of Aeroflex and its Restricted Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Restricted Subsidiary of Aeroflex that is the direct parent company of such Receivables Entity, or, if the Receivables Entity is not a Subsidiary of Aeroflex, by the Board of Directors of any Restricted Subsidiary of Aeroflex participating in such Qualified Receivables Transaction (in each case as provided below), as a Receivables Entity and:

(1)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(a)
is guaranteed by Aeroflex or any Restricted Subsidiary of Aeroflex other than a Receivables Entity (excluding any guarantees (other than guarantees of the principal of, and interest on, Indebtedness and guarantees of collection on Receivables) pursuant to Standard Securitization Undertakings);

(b)	is recourse to or obligates Aeroflex or any Restricted Subsidiary of Aeroflex (other than a Receivables Entity) in any way other than pursuant to Standard Securitization Undertakings; or

(c)
subjects any property or asset of Aeroflex or any Restricted Subsidiary of Aeroflex other than a Receivables Entity, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)
with which neither Aeroflex nor any Restricted Subsidiary of Aeroflex other than a Receivables Entity has any material contract, agreement, arrangement or understanding other than on terms which Aeroflex reasonably believes to be no less favorable to Aeroflex or such Restricted Subsidiary than those that might be obtained at that time from Persons that are not Affiliates of Aeroflex; and

(3)
to which neither Aeroflex nor any Restricted Subsidiary of Aeroflex has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than pursuant to Standard Securitization Undertakings).

Any such designation by the Board of Directors of the applicable Restricted Subsidiary of Aeroflex shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of such Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Receivables Financing” means any transaction (including, without limitation, any Qualified Receivables Transaction) pursuant to which Aeroflex or any Restricted Subsidiary of Aeroflex may sell, convey or otherwise transfer or grant a security interest in any Receivables or Related Assets of the type specified in the definition of “Qualified Receivables Transaction.”

“Related Assets” shall have the meaning assigned to that term in the definition of “Qualified Receivables Transaction”.

“Related Party” means:

(1)	any controlling stockholder, partners, member, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

(2)
any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group.

“Securitization Assets” means any account receivable or other revenue stream subject to a Qualified Receivables Transaction.

“Senior Debt” means:

(1)	all Indebtedness of Aeroflex or any Guarantor outstanding under the Senior Secured Credit Agreement and all Hedging Obligations with respect thereto;

(2)
any other Indebtedness of Aeroflex or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes or any Note Guarantee; and

(3)	all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1)	any liability for federal, state, local or other taxes owed or owing by Aeroflex;

(2)	any intercompany Indebtedness of Aeroflex or any of its Subsidiaries to Aeroflex or any of its Subsidiaries;

(3)	any trade payables;

(4)	the portion of any Indebtedness that is incurred in violation of the Indenture; or

(5)	Indebtedness which is classified as non-recourse in accordance with GAAP or any unsecured claim arising in respect thereof by reason of the application of section 1111(b)(1) of the Bankruptcy Code.

“Senior Secured Credit Facility” means the Credit and Guaranty Agreement, dated as of August 15, 2007, entered into by and among Aeroflex as the successor by merger to Aeroflex Acquisition Corp., AX Acquisition Corp., AX Holding Corp., certain subsidiaries of Aeroflex, as guarantors, the lenders party thereto from time to time in compliance with the Indenture, and Goldman Sachs Credit Partners, L.P., as Administrative Agent, Collateral Agent, Sole Lead Arranger, Sole Bookrunner and Syndication Agent, as amended, extended, refinanced and replaced from time to time in accordance with the terms of the Indenture, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise), substituted or refinanced (including by means of a receivables financing or sales of debt securities to institutional investors) in whole or in part from time to time, in compliance with the Indenture including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings or letters of credit thereunder or adding Subsidiaries of Aeroflex as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Senior Subordinated Unsecured Credit Facility” means that certain Senior Subordinated Unsecured Credit and Guaranty Agreement, dated as of September 21, 2007, among Aeroflex, certain subsidiaries of Aeroflex, the various lenders party thereto, and Goldman Sachs Credit Partners L.P., as Administrative Agent.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

 “Standard Securitization Undertakings” means all representations, warranties, covenants, indemnities, performance guarantees and servicing obligations entered into by Aeroflex or any Subsidiary of Aeroflex (other than a Receivables Entity) which are customary in connection with any Qualified Receivables Transaction.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)
any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)
any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Total Assets” means the total consolidated assets of Aeroflex and its Restricted Subsidiaries, as shown on the most recent internal balance sheet of Aeroflex prepared on a consolidated basis (excluding Unrestricted Subsidiaries) in accordance with GAAP.

“Transactions” means the transactions contemplated by the Agreement and Plan of Merger dated as of May 25, 2007 among AX Holding Corp., AX Acquisition Corp. and Aeroflex, and the financing of such transactions, including the borrowings under the Senior Secured Credit Facility.

“Treasury Rate” means, as determined by Aeroflex, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to August 15, 2011; provided, however, that if the period from the redemption date to August 15, 2011, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of Aeroflex that is designated by the Board of Directors of Aeroflex as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors of Aeroflex, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)
except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with Aeroflex or any Restricted Subsidiary of Aeroflex unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Aeroflex or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Aeroflex;

(3)
is a Person with respect to which neither Aeroflex nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)
has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Aeroflex or any of its Restricted Subsidiaries unless such guarantee or credit support is released upon its designation as an Unrestricted Subsidiary.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)
the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

BOOK-ENTRY, DELIVERY AND FORM

General

The Notes are represented by one or more global notes in registered form without interest coupons attached (collectively, the “Global Notes”).Global Notes have been deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Except as set forth below, Global Notes may be transferred only to another nominee of DTC or to a successor of DTC or its nominee, in whole and not in part. Except in the limited circumstances described below, beneficial interests in Global Notes may not be exchanged for Notes in certificated form and owners of beneficial interests in Global Notes will not be entitled to receive physical delivery of Notes in certificated form. See “—Exchange of Global Notes for Certificated Notes.”

Depository procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

The company understands that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

The Company understands that, pursuant to procedures established by DTC:

(1) upon deposit of the Global Notes for a series of Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes for such series; and

(2) ownership of these interests in Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in Global Notes).

All interests in a Global Note may be subject to the procedures and requirements of DTC. Interests in a Global Note held through Euroclear or Clearstream may be subject to the procedures and requirements of those systems as well. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and the ability to transfer beneficial interests in a Global Note to Persons that are subject to those requirements will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge those interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of those interests, may be affected by the lack of a physical certificate evidencing those interests.

Except as described below, owners of an interest in Global Notes will not have Notes registered in their names, will not receive physical delivery of definitive Notes in registered certificated form (“Certificated Notes”) and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of and premium, interest and special interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the applicable Indenture.

Under the terms of each Indenture, the Company and the Trustee will treat the Persons in whose names Notes, including Global Notes, are registered as the owners of such Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

The Company understands that DTC’s current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on that payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of any Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

The Company understands that DTC will take any action permitted to be taken by a Holder of a given series of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the applicable series of Global Notes and only in respect of the portion of the aggregate principal amount of the applicable series of Notes as to which that Participant or those Participants has or have given the relevant direction. However, if there is an Event of Default under such series of Notes, DTC reserves the right to exchange the applicable Global Notes for legended Notes in certificated form, and to distribute those Notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of interests in Global Notes among Participants, they are under no obligation to perform those procedures, and may discontinue or change those procedures at any time. Neither the Company, the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear, Clearstream or their respective Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for a Certificated Note of the same series if:

•
DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the applicable Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

•	the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes; or

•	there has occurred and is continuing a Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes of the same series upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the applicable Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in a Global Note will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same day settlement and payment

The Company will make payments in respect of Notes represented by Global Notes, including payments of principal, premium, if any, and interest, by wire transfer of immediately available funds to the accounts specified by the DTC or its nominee. The Company will make all payments of principal of and premium, if any, and interest, on Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no account is specified, by mailing a check to each Holder’s registered address.  Notes represented by Global Notes are eligible to trade in The PORTAL Market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in Notes represented by Global Notes will, therefore, be required by DTC to be settled in immediately available funds. Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. The Company understands that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES

The following is a summary of certain U.S. federal income and, in the case of non-U.S. holders (as defined below), estate tax consequences of the purchase, ownership and disposition of the Notes as of the date hereof. Except where noted, this summary deals only with Notes that are held as capital assets.

As used herein, a "U.S. holder" means a beneficial owner of the Notes that is for U.S. federal income tax purposes any of the following:

•           an individual citizen or resident of the United States;

•           a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•           an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•           a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

The term "non-U.S. holder" means a beneficial owner of the Notes (other than a partnership or any other entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

This summary does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are a person subject to special tax treatment under the U.S. federal income tax laws, including, without limitation:

•           a dealer in securities or currencies;

•           a financial institution;

•           a regulated investment company;

•           a real estate investment trust;

•           a tax-exempt organization;

•           an insurance company;

•           a person holding the Notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•           a trader in securities that has elected the mark-to-market method of accounting for your securities;

•           a person liable for alternative minimum tax;

•           a partnership or other pass-through entity for U.S. federal income tax purposes;

•           a U.S. holder whose "functional currency" is not the U.S. dollar;

•           a controlled foreign corporation;

•           a passive foreign investment company; or

•           a U.S. expatriate.

This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury regulations, administrative rulings and judicial decisions as of the date hereof. Those authorities may be changed, possibly on a retroactive basis, so as to result in U.S. federal income and estate tax consequences different from those summarized below.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) holds Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership holding Notes, you should consult your own tax advisors.

This summary does not represent a detailed description of the U.S. federal income and estate tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-United States tax laws. It is not intended to be, and should not be construed to be, legal or tax advice to any particular purchaser of notes. If you are considering the purchase of Notes, you should consult your own tax advisors concerning the particular U.S. federal income and estate tax consequences to you of the ownership of the Notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Certain Tax Consequences to U.S. Holders

The following is a summary of certain U.S. federal income tax consequences that will apply to U.S. holders of the Notes.

Payments of Interest on Notes

Stated interest on a Note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes.

Market Discount

If you purchase a Note for an amount that is less than its principal amount, the amount of the difference will be treated as "market discount" for U.S. federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the Note at the time of its payment or disposition.

In addition, you may be required to defer, until the maturity of the Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the Note. You may elect, on a Note-by-Note basis, to deduct the deferred interest expense in a tax year prior to the year of disposition. You should consult your own tax advisors before making this election.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply.

Amortizable Bond Premium

If you purchase a Note for an amount in excess of its principal amount, you will be considered to have purchased the Note at a "premium." You generally may elect to amortize the premium over the remaining term of the Note on a constant yield method as an offset to interest when includible in income under your regular accounting method. If you have elected to amortize the premium, the amortizable bond premium will reduce interest income. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the Note.

Sale, Exchange, Retirement, or Other Taxable Disposition of  Notes

Upon the sale, exchange, retirement, or other taxable disposition of a Note, you generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued but unpaid interest, which will be taxable as interest income as discussed above to the extent not previously included in income by you) and the adjusted tax basis of the Note. Your adjusted tax basis in a Note will, in general, be your cost for that Note increased by market discount previously included in income and reduced by any amortized premium.

Any gain or loss will be capital gain or loss. Capital gains of noncorporate U.S. holders (including individuals) derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Certain Tax Consequences to Non-U.S. Holders

The following is a summary of certain U.S. federal income and estate tax consequences that will apply to non-U.S. holders of the Notes.

U.S. Federal Withholding Tax

The 30% U.S. federal withholding tax will not apply to any payment of interest on the Notes under the "portfolio interest rule," provided that:

•           interest paid on the Notes is not effectively connected with your conduct of a trade or business in the United States;

•           you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•           you are not a controlled foreign corporation that is related to us actually or constructively through stock ownership;

•           you are not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

•           either (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (b) you hold your Notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations. Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us (or our paying agent) with a properly executed:

•           IRS Form W-8BEN (or other applicable form) certifying an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•           IRS Form W-8ECI (or other applicable form) certifying interest paid on the Notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under "—U.S. Federal Income Tax").

The 30% U.S. federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement or other disposition of a Note.

U.S. Federal Income Tax

If you are engaged in a trade or business in the United States and any gain or interest on the Notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), then you will be subject to U.S. federal income tax on that gain or interest on a net income basis (although you will be exempt from the 30% U.S. federal withholding tax, provided the certification requirements discussed above in "—U.S. Federal Withholding Tax" are satisfied) in generally the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such gain or interest, subject to adjustments.

Any gain realized on the disposition of a Note generally will not be subject to U.S. federal income tax unless:

•        the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment); or

•        you are an individual who is present in the United States for 183days or more in the taxable year of that disposition, and certain other conditions are met.

U.S. Federal Estate Tax

Your estate will not be subject to U.S. federal estate tax on Notes beneficially owned by you at the time of your death, provided that any payment to you on the Notes would be eligible for exemption from the 30% U.S. federal withholding tax under the "portfolio interest rule" described above under "—U.S. Federal Withholding Tax" without regard to the statement requirement described in the fifth bullet point of that section.

Information Reporting and Backup Withholding

U.S. Holders

In general, information reporting requirements will apply to certain payments of principal and interest paid on the Notes and to the proceeds of the sale or other disposition of a Note paid to you (unless you are an exempt recipient such as a corporation). Backup withholding may apply to such payments if you fail to provide a taxpayer identification number or a certification that you are not subject to backup withholding.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

Generally, we must report to the IRS and to you the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments of interest on the Notes that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person as defined under the Code, and we have received from you the required certification that you are a non-U.S. Holder described above in the fifth bullet point under "—Certain Tax Consequences to Non-U.S. Holders—U.S. Federal Withholding Tax."

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition (including a redemption) of Notes within the United States or conducted through certain United States-related financial intermediaries, unless you certify to the payor under penalties of perjury that you are a non-U.S. holder (and the payor does not have actual knowledge or reason to know that you are a United States person as defined under the Code), or you otherwise establish an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

This prospectus is to be used by Goldman, Sachs & Co. in connection with offers and sales of the Notes in market-making transactions effected from time to time. Goldman, Sachs & Co. may act as principal or agent in such transactions. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any of the proceeds from such sales.

GS Direct, L.L.C., a private equity fund affiliated with Goldman, Sachs & Co., owns approximately 22% of the Class A interests in the parent LLC.  Under the registration rights agreement we entered into with Goldman, Sachs & Co. and others at the time of the initial issuance of the Notes pursuant to Rule 144A and Regulation S of the Securities Act, we agreed to file a market-making prospectus, such as this prospectus, in order to enable Goldman, Sachs & Co. and its affiliates to engage in market-making activities for the Notes. Goldman, Sachs & Co. acted as Initial Purchaser in the offering of the Notes and received customary fees in connection therewith. Goldman Sachs Credit Partners L.P., an affiliate of Goldman, Sachs & Co., acted as sole lead arranger, sole bookrunner, administrative agent, collateral agent, and syndication agent under each of our senior secured and unsecured credit facilities.  Goldman Sachs Credit Partners L.P. has received customary fees for its services in such capacity.  In addition, Goldman, Sachs & Co., Goldman Sachs Credit Partners L.P. and their affiliates may in the future engage in commercial banking, investment banking or other financial advisory transactions with us and our affiliates.  We have been advised by Goldman, Sachs & Co. that, subject to applicable laws and regulations, it makes and intends to continue to make a market in the Notes. However, Goldman, Sachs & Co. is not obligated to do so, and any such market-making may be interrupted or discontinued at any time without notice.

Pursuant to the registration rights agreement, we agreed to indemnify Goldman, Sachs & Co. against certain liabilities, including liabilities under the Securities Act, and to contribute to payments which Goldman, Sachs & Co. might be required to make in respect thereof.

CERTAIN ERISA CONSIDERATIONS

The Notes may be purchased and held by an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or by an individual retirement account or other plan subject to Section 4975 of the Internal Revenue Code of 1986, as amended ("Code"). A fiduciary of an employee benefit plan subject to ERISA must, however, determine that the purchase and holding of a Note is consistent with its fiduciary duties under ERISA. The fiduciary of an ERISA plan, as well as any other prospective investor subject to Section 4975 of the Code or any similar law, must also determine that the purchase and holding of Notes does not result in a non-exempt prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code or any similar law. Each purchaser and transferee of a Note who is subject to Section 406 of ERISA and/or Section 4975 of the Code or any similar law ("Plan Investor") will be deemed to have represented to us, by its acquisition and holding of the Note, that its acquisition and holding of the Notes does not constitute or give rise to a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any similar law. The sale of any Notes to any Plan Investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan Investors generally or any particular Plan Investor, or that such an investment is appropriate for Plan Investors generally or any particular Plan Investor.

LEGAL MATTERS

The validity and enforceability of the Notes and the related guarantees will be passed upon for us by Moomjian, Waite & Coleman, LLP, Jericho, New York.

EXPERTS

The consolidated financial statements and schedule of Aeroflex Incorporated and Subsidiaries as of June 30, 2010 and 2009, and for the years ended June 30, 2010 and 2009, and for the periods from August 15, 2007 to June 30, 2008 and  July 1, 2007 to August 14, 2007 (Predecessor), have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.  The audit report covering the June 30, 2010 consolidated financial statements refers to the fact that the Company has changed its method of accounting for business combinations effective for those business combinations consummated after June 30, 2009 due to the adoption of ASC 805 (formerly SFAS 141R), Business Combinations.  The report also refers to the acquisition of all of the outstanding stock of Aeroflex Incorporated by Aeroflex Holding Corp., which has resulted in a different cost basis than that for periods before the acquisition.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Notes. This prospectus does not contain all of the information included in the registration statement and the exhibits and schedules thereto. You will find additional information about us and the Notes in the registration statement.  We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, we file reports and other information with the SEC. You may read and copy the registration statement and the exhibits and schedules thereto, as well as other information that we file with the SEC, at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at l-800-SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains information that registrants, including us, file electronically with the SEC. Statements made in this prospectus about legal documents may not necessarily be complete and you should read the documents, which are filed as exhibits to the registration statement or otherwise filed with the SEC. Our website address is www.aeroflex.com. The contents of our website are not incorporated by reference into this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we have filed with it, meaning we can disclose important information to you by referring you to those documents already on file with the SEC. The information incorporated by reference is considered to be part of this prospectus except for any information that is superseded by other information that is included in this prospectus.

This filing incorporates by reference the following document, which we have previously filed with the SEC:

•      Our Annual Report on Form 10-K for the fiscal year ended June 30, 2010, as filed with the SEC on September 2, 2010.
•      Our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, as filed with the SEC on November 9, 2010.

We will provide, without charge, to each person, including any beneficial owner, to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the reports or documents incorporated by reference in this prospectus but not delivered with this prospectus. Any request may be made by writing or calling us at the following address or telephone number:

Aeroflex Incorporated
Attn: Edward S. Wactlar, Esq.
Senior Vice President
and General Counsel
35 South Service Road
Plainview NY 11803
 (516) 694-6700
Ed.wactlar@aeroflex.com

You may also access the documents incorporated by reference into this prospectus at our website address at www.aeroflex.com/images/Aeroflex_10K_08_02_2010.pdf.  The other information and content contained on or linked from our website are not part of this prospectus.

PROSPECTUS DATED ________________, 2010

AEROFLEX INCORPORATED

$225,000,000 11.75% Senior Notes due February 15, 2015

PROSPECTUS

The issuer has not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or the issuer's solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of our company have not changed since the date hereof.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses incurred or expected to be incurred in connection with this registration statement and the transactions contemplated hereby:

ITEM	AMOUNT
SEC registration fee	$-	(1)
Legal fees and expenses	30,000
Accounting fees and expenses	25,000
Miscellaneous expenses	10,000
	$65,000

(1)	Pursuant to Rules 457(n) and (q) of the Securities Act, no filing fee is required.

Item 14.	Indemnification of Directors and Officers

California Registrant

Aeroflex/Metelics, Inc. is a corporation organized under the laws of the State of California.

Section 204(a)(10) of the California General Corporation Law, or the CGCL, allows a corporation to include a provision in its articles of incorporation eliminating or limiting the personal liability of a director for monetary damages in an action brought by or in the right of the corporation for breach of the director's duties to the corporation and its shareholders, except for the liability of a director resulting from (i) acts or omissions involving intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) any transaction from which a director derived an improper personal benefit, (iv) acts or omissions showing a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, or a risk of serious injury to the corporation or its shareholders, (v) acts or omissions constituting an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, (vi) liability under California law relating to the interests of directors in certain contracts or other transactions between the corporation and the director, (vii) the making of an illegal distribution or loan to shareholders, (viii) acts or omissions occurring prior to the date when such provision became effective, (ix) acts or omissions of an officer who is also a director or (x) acts or omissions of an officer that have been ratified by the directors.

Section 317 of the CGCL provides that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.  This section also provides that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders, so long as such indemnification is subject to certain limitations and conditions as provided therein.

The articles of incorporation of Aeroflex/Metelics, Inc. provide that the liability of directors for monetary damages shall be eliminated to the fullest extent permissible under the CGCL and that the corporation is authorized to provide indemnification of agents through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject only to the applicable limits set forth in Section 204 of the CGCL with respect to actions for breach of duty to the corporation and its shareholders.

 The bylaws of Aeroflex/Metelics, Inc. provide that Aeroflex/Metelics, Inc. shall provide indemnification to directors and officers to the fullest extent permitted under California law.  The bylaws further provide that Aeroflex/Metelics, Inc. may also provide indemnification to its employees and agents.  Any such indemnification is subject to the terms of any agreement between Aeroflex/Metelics, Inc. and any such director, officer, employee, or agent, and the limitations and qualifications more fully described in the bylaws of Aeroflex/Metelics, Inc.

Delaware Registrants

The following registrants are corporations organized under the laws of the State of Delaware: Aeroflex Incorporated, Aeroflex Colorado Springs, Inc., Aeroflex Plainview, Inc., Aeroflex Wichita, Inc., Aeroflex High Speed Test Solutions, Inc., IFR Systems, Inc., AIF Corp., Aeroflex Acquisition One, Inc., Aeroflex Acquisition Two, Inc. and Aeroflex Acquisition Three, Inc.

Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no such provision can eliminate or limit a director's liability for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payment of dividends or unlawful stock purchase or redemption, or for any transaction from which the director derives an improper personal benefit.

Section 145 of the DGCL authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. In addition, the DGCL does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by such person. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

The certificate of incorporation of Aeroflex Incorporated provides the corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law, any person (a "Covered Person") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Covered Person. The corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized by the board. The rights conferred on any Covered Person shall not be exclusive of any other rights that such Covered Person may have under any statute, provision of this certificate of incorporation, the by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

The bylaws of Aeroflex Incorporated provide that to the fullest extent permitted by applicable law, the corporation shall indemnify, and advance expenses to, each and every person who is or was a director, officer, employee, agent or fiduciary of the corporation or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in which such person is or was serving at the request of the corporation and who, because of any such position or status, is directly or indirectly involved in any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative.  The bylaws further provide the corporation the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liability under applicable law.

The certificates of incorporation of Aeroflex Colorado Springs, Inc. and Aeroflex Plainview, Inc. do not contain any provisions, sections, or articles relating to indemnification.

The bylaws of Aeroflex Colorado Springs, Inc. state that the company shall indemnify its officers, directors, employees and agents to the extent permitted by the DGCL.

The bylaws of Aeroflex Plainview, Inc., Aeroflex Wichita, Inc., Aeroflex High Speed Test Solutions, Inc.,  Aeroflex Acquisition One, Inc., Aeroflex Acquisition Two, Inc. and Aeroflex Acquisition Three, Inc. do not contain any articles, sections, or provisions relating to indemnification.

The certificates of incorporation of Aeroflex Wichita, Inc., Aeroflex High Speed Test Solutions, Inc., Aeroflex Acquisition One, Inc., Aeroflex Acquisition Two, Inc. and Aeroflex Acquisition Three, Inc.  provide that a director will not be liable to the company or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

The certificates of incorporation of IFR Systems, Inc. and AIF Corp. essentially contain the same rights of indemnification as Aeroflex Incorporated.

The bylaws of IFR Systems, Inc. and AIF Corp. provide that the company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the company) by reason of the fact that such person is or was a director or officer of the company, or is or was a director or officer of the company serving at the request of the company as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

The bylaws of IFR Systems, Inc. and AIF Corp. further provide that the company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the company to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the company, or is or was a director or officer of the company serving at the request of the company as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), actually and reasonably incurred by such person in connection with the defense or settlement of such action and or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The bylaws of IFR Systems, Inc. and AIF Corp. further provide that any indemnification as described above is to be made by the company only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct, which is set forth in Sections 1 and 2 of Article VIII of the bylaws.  If, however, a present or former director or officer of the company is successful on the merits or otherwise in defense of any action, suit or proceeding described above, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.   The bylaws further provide that any director or officer may apply to the Court of Chancery in Delaware for indemnification to the extent permissible by Sections 1 and 2 of Article VIII of the bylaws.  The indemnification provided by or granted under the bylaws is not exclusive of any other rights to which those seeking indemnification may be entitled under the certificate of incorporation, any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the company that indemnification of persons specified in Sections 1 and 2 of Article VIII of the bylaws shall be made to the fullest extent permitted by law.  This does not preclude indemnification of any person who is not specified in Sections 1 and 2 of Article VIII of the bylaws but whom the company has the power or obligation to indemnify under the Delaware General Corporation Law.

The bylaws of IFR Systems, Inc. and AIF Corp. permit the company to purchase and maintain insurance on behalf of any person who is or was a director or officer of the company, or is or was a director or officer of the company serving at the request of the company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or  not the company would have the power or obligation to indemnify such person against liability.

The bylaws of IFR Systems, Inc. and AIF Corp. provide that notwithstanding anything contained in Article VIII of the bylaws to the contrary, except for proceedings to enforce rights to indemnification, the company shall not be obligated to indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the company.  The bylaws state that the company may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the company similar to those conferred in Article VIII of the bylaws to directors and officers of the company.

Kansas Registrant

IFR Finance, Inc. is a corporation organized under the laws of the State of Kansas.

Under Section 17-6305 of the Kansas General Corporation Code, or the KGCC, a corporation may indemnify a director, officer, employee, or agent of the corporation (or other entity if such person is serving in such capacity at the corporation’s request) against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee, or agent of the corporation (or other entity if such person is serving in such capacity at the corporation’s request) against expenses (including attorneys’ fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

The certificate of incorporation of IFR Finance, Inc. states that no director shall be held personally liable to the corporation or its stockholders for breach of fiduciary duty as a director except for liability (A) for any breach of the director's duty of loyalty to the corporation or its stockholders, policyholders or members, (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (C) under the provisions of Section 17-6424 of the KGCC, or (D) for any transaction from which the director derived an improper personal benefit.  The certificate further provides that it shall indemnify any director or officer of the corporation who was, is, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (collectively, a “Proceeding”), by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, trustee, partner or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the fullest extent permitted by the KGCC, now in effect and as hereafter amended. The certificate also provides that any such right to indemnification shall not be exclusive of any other right to indemnification which a person may have or hereafter acquire under any statute, bylaw, agreement, contract, resolution of the board of directors or stockholders of the company, or otherwise.

The bylaws of IFR Finance, Inc. contain no provisions, sections, or articles pertaining to indemnification.

Michigan Registrants

The following registrants are corporations organized under the laws of the State of Michigan: Aeroflex/Inmet, Inc., Aeroflex/KDI, Inc., Aeroflex Microelectronic Solutions, Inc., Aeroflex/Weinschel, Inc., and MCE Asia, Inc.

Section 450.1561 of the Michigan Business Corporation Act, or MBCA, permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses, including attorneys' fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful.

Section 450.1562 of the MBCA provides that a corporation may indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses, including attorneys' fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or suit, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, except that no indemnification shall be made for a claim, issue or matter in which the person has been found liable to the corporation, except to the extent authorized in Section 450.1564c.

Section 450.1563 of the MBCA provides that to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of an action, suit, or proceeding referred to in Section 450.1561 or Section 450.1562, or in defense of a claim, issue, or matter in the action, suit, or proceeding, the corporation shall indemnify him or her against actual and reasonable expenses, including attorneys' fees, incurred by him or her in connection with the action, suit, or proceeding and an action, suit, or proceeding brought to enforce the mandatory indemnification provided in such Section 450.1563.

Section 450.1567 of the MBCA provides that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have power to indemnify him or her against liability under Sections 450.1561 to 450.1565.

The certificates of incorporation of Aeroflex/Inmet, Inc., Aeroflex/KDI, Inc., MCE Asia, Inc. and Aeroflex/Weinschel, Inc. provide that no director shall be personally liable to the corporations or their shareholders for monetary damages for breach of fiduciary duty as a director, provided that the foregoing shall not eliminate or limit the liability of a director for any of the following: (i) breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law; (iii) a violation of Section 551(1) of the MBCA; or (iv) a transaction from which a director derived an improper personal benefit.  The certificates of incorporation further provide that the liability of directors, the liability of directors of the corporations will be limited to the fullest extent permitted by the MBCA.

The bylaws of Aeroflex/Inmet, Inc. provide that the corporation shall indemnify any person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, against expenses (including actual and reasonable attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful.

The bylaws of Aeroflex/Inmet, Inc. further state that the corporation shall indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or suit, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, except that no indemnification shall be made for a claim, issue or matter in which the person has been found liable to the corporation, unless and only to the extent that the court in which such action or suit was brought has determined upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for the reasonable expenses incurred.

The bylaws of Aeroflex/KDI, Inc., Aeroflex/Weinschel, Inc., and MCE Asia, Inc. essentially contain the similar indemnification provisions as Aeroflex/Inmet, Inc. except that if the director is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, he must be serving in such position at the time he was serving as a director of officer of the respective corporation.

The bylaws of Aeroflex/Inmet, Inc., Aeroflex/KDI, Inc., Aeroflex/Weinschel, Inc., and MCE Asia, Inc. further provide that if a person has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter in the action, suit or proceeding, the person shall be indemnified against actual and reasonable expenses (including attorney’s fees) incurred by such person in connection with the action, suit or proceeding any action, suit or proceeding brought to enforce the mandatory indemnification provided therein.

The right to indemnification conferred in Article XI of the bylaws of Aeroflex/Inmet, Inc., Aeroflex/KDI, Inc., Aeroflex/Weinschel, Inc., and MCE Asia, Inc. is a contractual right and applies to services of a director or officer as an employee or agent of the corporation as well as in such person’s capacity as a director or officer.  Except as provided in Section 11.03 of the bylaws, the companies have no obligation to indemnify any person in connection with any proceeding, initiated by such person without authorization by the board of directors.  Such indemnification is not exclusive of other rights to which a person seeking indemnification may be entitled under a contractual arrangement with the corporation.  However, the total amount of indemnification sought from all sources combined shall not exceed the amount of actual expenses incurred by the person seeking indemnification.

The bylaws of Aeroflex/Inmet, Inc., Aeroflex/KDI, Inc., Aeroflex/Weinschel, Inc., and MCE Asia, Inc. also provide that the corporations may, to the extent authorized by their respective boards of directors, grant rights to indemnification to any employee or agent of the corporation to the fullest extent of Article XI of the bylaws with respect to the indemnification to directors and officers of the company.  The bylaws permit the corporations to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the company, or is or was serving at the request of the corporations as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person and incurred by him in any such capacity or arising out of his status as such, whether or not the corporations would have the power to indemnify the person against such liability under the bylaws or MBCA.

The certificate of incorporation of Aeroflex Microelectronic Solutions, Inc. does not contain any provisions, sections, or articles regarding indemnification.

The bylaws of Aeroflex Microelectronic Solutions, Inc. state that the corporation shall indemnify any person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit, or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the company or is or was serving at the  request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of such action, suit or proceeding, to the fullest extent permitted by the MBCA.  This right of indemnification is not exclusive of any other rights to which such director, officer, employee or agent is or may be entitled and shall inure to the benefit of the heirs, executors and administrators of each such person.

New Jersey Registrant

Comar Products, Inc. is a corporation organized under the laws of the State of New Jersey.

Section 14A:3-5 of the New Jersey Business Corporation Act, or the NJBCA, sets forth the extent to which a corporation is authorized to indemnify its directors, officers and other corporate agents in various proceedings. Generally, the NJBCA authorizes a New Jersey corporation to indemnify a corporate agent (including an officer or director) against expenses and liabilities incurred in connection with any proceeding involving the corporate agent by reason of being or having been a corporate agent if (a) the corporate agent acted in good faith or in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his conduct was unlawful. In any proceeding by the corporation or in the right of the corporation, the corporation is authorized to indemnify a corporate agent against his expenses if the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, but the corporation is not authorized to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable to the corporation, unless and only to the extent that a court deems such indemnification would be proper.

If the corporation is authorized but not required to indemnify a corporate agent, the corporation may only do so if a determination is made that the applicable standard of conduct was met by such corporate agent. The determination may be made by the board of directors of the corporation, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum directs such counsel to make the determination; or by the shareholders of the corporation. A New Jersey corporation is required to indemnify a corporate agent to the extent that the corporate agent is successful on the merits or otherwise in any proceeding of the types described above, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant him the requested indemnification. In advance of the final disposition of any proceeding, the board of directors may direct the corporation to pay an agent's expenses if the agent agrees to repay the expenses in the event that it is ultimately determined that he is not entitled to indemnification.

The indemnification and advance of expenses authorized or required by the NJBCA do not exclude any other rights to which a corporate agent may be entitled under a certificate of incorporation, bylaw, agreement, vote of shareholders, or otherwise; provided that no indemnification may be made to or on behalf of a corporate agent if a judgment or other final adjudication adverse to the corporate agent establishes that his or her acts or omissions (a) were in breach of his or her duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the corporate agent of an improper personal benefit.

The power to indemnify corporate agents granted to New Jersey corporations pursuant to the NJBCA may be exercised notwithstanding the absence of any provision in a corporation's certificate of incorporation or bylaws authorizing the exercise of such powers.

Neither the certificate of incorporation or bylaws of Comar Products, Inc. contains any provisions, articles, or sections relating to indemnification.

New Hampshire Registrant

MicroMetrics, Inc. is a corporation organized under the laws of the State of New Hampshire.

Chapter 293-A:8.51 of the New Hampshire Business Corporation Act, or NHBCA, provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director, against liability incurred in the proceeding if:  (1) he conducted himself in good faith; and (2) he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, and (ii) in all other cases, that his conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.  A corporation may not indemnify a director (1) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or (2) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.  Chapter 293-A:8.52 of the NHBCA provides that unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Chapter 293-A:8.56 of the NHBCA states that unless a corporation's articles of incorporation provide otherwise: (1) an officer of the corporation who is not a director is entitled to mandatory indemnification under Chapter 293-A:8.52, and is entitled to apply for court-ordered indemnification under Chapter 293-A:8.54, in each case to the same extent as a director; (2) the corporation may indemnify and advance expenses under this subdivision to an officer, employee or agent of the corporation who is not a director, to the same extent as to a director; and (3) a corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

The certificate of incorporation of MicroMetrics, Inc. does not contain any sections, provisions, or articles relating to indemnification.

The bylaws of MicroMetrics, Inc. provide that to the fullest extent permitted by law, no director or officer of the company shall be personally liable to the company or its shareholders for any action or failure to take any action as a director or officer except for any claims or actions related to acts or omissions concerning professional liability or malpractice.  The bylaws do not eliminate or limit the liability of a director or officer for any act or omission occurring prior to the effective date of its adoption.

New York Registrants

Aeroflex Bloomingdale Inc. and Aeroflex RAD, Inc. are corporations organized under the laws of the State of New York.

Section 722(a) of the New York Business Corporation Law, or NYBCL, provides that a corporation may indemnify any officer or director, made or threatened to be made, a party to an action or proceeding, other than one by or in the right of the corporation, including an action by or on the right of any other corporation or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, because he was a director or officer of the corporation, or served such other corporation or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or in the case of service for any other corporation or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful.

Section 722(c) of the NYBCL provides that a corporation may indemnify any officer or director made, or threatened to be made, a party to an action by or in the right of the corporation by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for another corporation or other enterprise, not opposed to, the best interests of the corporation. The corporation may not, however, indemnify any officer or director pursuant to Section 722(c) in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought or, if no action was brought, any court of competent jurisdiction, determines upon application, that the person is fairly and reasonably entitled to indemnity for such portion of the settlement and expenses as the court deems proper.

Section 723 of the NYBCL provides that an officer or director who has been successful, on the merits or otherwise, in the defense of a civil or criminal action of the character set forth in Section 722 is entitled to indemnification as permitted in such Section. Section 724 of the NYBCL permits a court to award the indemnification required by Section 722.

The Certificates of Incorporation of Aeroflex Bloomingdale Inc. and Aeroflex RAD, Inc. do not contain any provision, section, or articles pertaining to indemnification.

The bylaws of Aeroflex Bloomingdale Inc. provide that the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of such action, suit or proceeding, to the fullest extent and in the manner set forth in and permitted by the NYBCLaw.  The bylaws further state that such right of indemnification shall not be deemed exclusive of any rights to which such current or past director, officer, employee or agent may be entitled to and shall inure to the benefit of the heirs, executors, and administrators of such person.

The bylaws of Aeroflex RAD, Inc. provide for indemnification and reimbursement to the fullest extent permitted by law for any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Texas Registrant

VI Technology, Inc. is a corporation organized under the laws of the State of Texas.

Under Section 2.02-1 of the Texas Business Corporation Act, or the TBCA, a corporation may indemnify a director, officer, employee, or agent of the corporation (or other entity if such person is serving in such capacity at the corporation’s request) against expenses (including attorneys’ fees and court costs), if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  No person may be indemnified in respect of a proceeding in which he is found liable on the basis that personal benefit was improperly received or in which he is found liable to the corporation.

The certificate of incorporation of VI Technology, Inc. does not contain articles, provisions, or sections pertaining to indemnification.

The bylaws of VI Technology, Inc. state that the corporation shall indemnify any director or officer or former director or officer, or any person who may have served at its request as a director or officer or former director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor, against expenses actually incurred in connection with the defense or settlement of any suit or proceeding in which he is a party by reason of being or having been such director or officer, except if he shall be liable for negligence or misconduct in performance of duty.

Item 15.	Recent Sales of Unregistered Securities.

During the three years preceding the filing of this registration statement, the Registrants have not sold their securities without registration under the Securities Act of 1933, as amended, except as described below:

On August 7, 2008, Aeroflex Incorporated (the “Company”) issued $225,000,000 in aggregate principal amount of its 11.75% senior notes due February 15, 2015 (the “Notes”).  The Notes are guaranteed by the guarantors listed on page iii of this registration statement.  The initial sale of the Notes was made to Goldman, Sachs & Co. in a private placement pursuant to Section 4(2) of the Securities Act.  Thereafter, Goldman, Sachs & Co. resold all of the Notes to qualified institutional buyers pursuant to Rule 144A and Regulation S under the Securities Act.   The Notes are presently subject to an exchange offering.

On August 15, 2007, the Company was acquired by affiliates of or funds managed by the Sponsors pursuant to an agreement and plan of merger, dated as of May 25, 2007.  As consideration for the merger, all shares of common stock of the Company were converted into the right to receive $14.50 in cash per share, without interest and less any applicable withholding tax.  Also pursuant to the merger agreement all of our stock option plans were terminated and all stock options were cancelled and converted into the right to receive a cash payment equal to the number of shares of our common stock underlying the options multiplied by that amount, if any, by which $14.50 exceeded the exercise price, without interest and less any withholding taxes.  The aggregate purchase price paid to shareholders and holders of options was approximately $1.1 billion.

Item 16.	Exhibits and Financial Statement Schedules

Exhibit No.	Exhibit Description

1.1
Purchase Agreement, dated August 4, 2008, among Aeroflex Incorporated, the Guarantors set forth therein (the “Guarantor Subsidiaries”), and Goldman, Sachs & Co. (incorporated by reference to Exhibit 1.1 to the Registrant’s Registration Statement on Form S-4 (File No. 333-156061) filed December 11, 2008, as amended by Amendment No. 1 to the Registration Statement filed on January 16, 2009 (the “Registration Statement on Form S-4”)).

2.1
Agreement and Plan of Merger, dated as of May 25, 2007, among Aeroflex Incorporated, AX Holding Corp. and AX Acquisition Corp. (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed May 29, 2007).

3.1	Amended and Restated Certificate of Incorporation of Aeroflex Incorporated (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form8-K filed August 17, 2007).
3.2	Bylaws of Aeroflex Incorporated (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed August 17, 2007).
3.3	Certificate of Incorporation of Aeroflex Colorado Springs, Inc. (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-4).

3.4	Bylaws of Aeroflex Colorado Springs, Inc. (incorporated by reference to Exhibit 3.4 to the Registration Statement on Form S-4).
3.5	Certificate of Incorporation of Aeroflex High Speed Test Solutions, Inc. (incorporated by reference to Exhibit 3.5 to the Registration Statement on Form S-4).
3.6	Bylaws of Aeroflex High Speed Test Solutions, Inc. (incorporated by reference to Exhibit 3.6 to the Registration Statement on Form S-4).
3.7	Articles of Incorporation of Aeroflex/Inmet, Inc. (incorporated by reference to Exhibit 3.7 to the Registration Statement on Form S-4).
3.8	Bylaws of Aeroflex/Inmet, Inc. (incorporated by reference to Exhibit 3.8 to the Registration Statement on Form S-4).
3.9	Articles of Incorporation of Aeroflex/KDI, Inc. (incorporated by reference to Exhibit 3.9 to the Registration Statement on Form S-4).
3.10	Bylaws of Aeroflex/KDI, Inc. (incorporated by reference to Exhibit 3.10 to the Registration Statement on Form S-4).
3.11	Articles of Incorporation of Aeroflex/Metelics, Inc. (incorporated by reference to Exhibit 3.11 to the Registration Statement on Form S-4).
3.12	Bylaws of Aeroflex/Metelics, Inc. (incorporated by reference to Exhibit 3.12 to the Registration Statement on Form S-4).
3.13	Articles of Incorporation of Aeroflex Microelectronic Solutions, Inc. (incorporated by reference to Exhibit 3.13 to the Registration Statement on Form S-4).
3.14	Bylaws of Aeroflex Microelectronic Solutions, Inc. (incorporated by reference to Exhibit 3.14 to the Registration Statement on Form S-4).
3.15	Certificate of Incorporation of Aeroflex Plainview, Inc. (incorporated by reference to Exhibit 3.15 to the Registration Statement on Form S-4).
3.16	Bylaws of Aeroflex Plainview, Inc. (incorporated by reference to Exhibit 3.16 to the Registration Statement on Form S-4).
3.17	Articles of Incorporation of Aeroflex/Weinschel, Inc. (incorporated by reference to Exhibit 3.17 to the Registration Statement on Form S-4).
3.18	Bylaws of Aeroflex/Weinschel, Inc. (incorporated by reference to Exhibit 3.18 to the Registration Statement on Form S-4).
3.19	Amended and Restated Certificate of Incorporation of Aeroflex Wichita, Inc. (incorporated by reference to Exhibit 3.19 to the Registration Statement on Form S-4).
3.20	Bylaws of Aeroflex Wichita, Inc. (incorporated by reference to Exhibit 3.20 to the Registration Statement on Form S-4).
3.21	Articles of Incorporation of IFR Finance, Inc. (incorporated by reference to Exhibit 3.21 to the Registration Statement on Form S-4).
3.22	Bylaws of IFR Finance, Inc. (incorporated by reference to Exhibit 3.22 to the Registration Statement on Form S-4).
3.23	Amended and Restated Certificate of Incorporation of IFR Systems, Inc. (incorporated by reference to Exhibit 3.23 to the Registration Statement on Form S-4).
3.24	Bylaws of IFR Systems, Inc. (incorporated by reference to Exhibit 3.24 to the Registration Statement on Form S-4).
3.25	Articles of Organization of MCE Asia, Inc. (incorporated by reference to Exhibit 3.25 to the Registration Statement on Form S-4).
3.26	Bylaws of MCE Asia, Inc. (incorporated by reference to Exhibit 3.26 to the Registration Statement on Form S-4).
3.27	Certificate of Incorporation of AIF Corp. (incorporated by reference to Exhibit 3.27 to the Registration Statement on Form S-4).
3.28	Bylaws of AIF Corp. (incorporated by reference to Exhibit 3.28 to the Registration Statement on Form S-4).
3.29	Certificate of Incorporation of Aeroflex Bloomingdale, Inc. (incorporated by reference to Exhibit 3.29 to the Registration Statement on Form S-4).
3.30	Bylaws of Aeroflex Bloomingdale, Inc. (incorporated by reference to Exhibit 3.30 to the Registration Statement on Form S-4).
3.31	Articles of Incorporation of Micro-Metrics, Inc. (incorporated by reference to Exhibit 3.31 to the Registration Statement on Form S-4).

3.32	Amended and Restated Bylaws of Micro-Metrics, Inc. (incorporated by reference to Exhibit 3.32 to the Registration Statement on Form S-4).
3.33	Certificate of Incorporation of Aeroflex RAD, Inc. (formerly Aeroflex Properties Corp.) (incorporated by reference to Exhibit 3.33 to the Registration Statement on Form S-4).
3.34	Bylaws of Aeroflex RAD, Inc. (formerly Aeroflex Properties Corp.) (incorporated by reference to Exhibit 3.34 to the Registration Statement on Form S-4).
3.35
Certificate of Merger of Radiation Assured Devices, Inc. with and into Aeroflex RAD, Inc. (formerly Aeroflex Properties Corp.) (incorporated by reference to Exhibit 3.35 to the Registrant’s Registration Statement on Form S-1 (File No. 333-169799) filed October 7, 2010 (the “October 7, 2010 Registration Statement on Form S-1”)).

3.36	Certificate of Incorporation of Comar Products, Inc. (incorporated by reference to Exhibit 3.35 to the Registration Statement on Form S-4).
3.37	Bylaws of Comar Products, Inc. (incorporated by reference to Exhibit 3.36 to the Registration Statement on Form S-4).
3.38
Certificate of Incorporation of VI Technology, Inc. (incorporated by reference to Exhibit 3.37 of the Registrant’s Registration Statement on Form S-1 (File No. 333-162085) filed September 24, 2009 (the “Registration Statement on Form S-1”).

3.39	Bylaws of VI Technology, Inc. (incorporated by reference to Exhibit 3.38 of the Registration Statement on Form S-1).
3.40	Certificate of Incorporation of Aeroflex Acquisition One, Inc. (incorporated by reference to Exhibit 3.40 of the October 7, 2010 Registration Statement on Form S-1).
3.41	Bylaws of Aeroflex Acquisition One, Inc. (incorporated by reference to Exhibit 3.41 of the October 7, 2010 Registration Statement on Form S-1).
3.42	Certificate of Incorporation of Aeroflex Acquisition Two, Inc. (incorporated by reference to Exhibit 3.42 of the October 7, 2010 Registration Statement on Form S-1).
3.43	Bylaws of Aeroflex Acquisition Two, Inc. (incorporated by reference to Exhibit 3.43 of the October 7, 2010 Registration Statement on Form S-1).
3.44	Certificate of Incorporation of Aeroflex Acquisition Three, Inc. (incorporated by reference to Exhibit 3.44 of the October 7, 2010 Registration Statement on Form S-1).
3.45	Bylaws of Aeroflex Acquisition Three, Inc. (incorporated by reference to Exhibit 3.45 of the October 7, 2010 Registration Statement on Form S-1).
4.1
Indenture, dated as of August 7, 2008, by and among Aeroflex Incorporated, the Guarantor Subsidiaries and The Bank of New York Mellon, as trustee (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4).

4.2	Form of 11.75% Senior Notes due February 15, 2015 (included in Exhibit 4.1)
4.3	Form of Regulation S Temporary Global 11.75% Senior Notes due February 15, 2015 (included in Exhibit 4.1)
4.4
Exchange and Registration Rights Agreement, dated August 7, 2008, by and among Aeroflex Incorporated, the Guarantor Subsidiaries and Goldman, Sachs & Co. (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-4 ).

4.5	Form of Notation of Guarantee (included in Exhibit 4.1).
5.1*	Opinion of Moomjian, Waite & Coleman, LLP.
10.1
Executive Employment Agreement between Aeroflex Incorporated and John Adamovich, Jr., dated November 9, 2005 (incorporated by reference to Exhibit 10.1 to the Registrant’ s Current Report on Form 8-K filed on November 15, 2005).

10.2
Employment Agreement between Aeroflex Incorporated and Charles Badlato, dated November 6, 2003 (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2003).

10.3
Employment Agreement between Aeroflex Incorporated and Carl Caruso, dated November 6, 2003 (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2003).

10.4
Amendment No. 1 to Employment Agreement between Aeroflex Incorporated and Carl Caruso, dated March 11, 2005 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed March 31, 2005).

10.5	Amendment No. 1 to Employment Agreement between Aeroflex Incorporated and John
Adamovich, Jr., effective November 21, 2006 (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed November 22, 2006).
10.6
Amendment No. 2 to Employment Agreement between Aeroflex Incorporated and John Adamovich, Jr., effective December 1, 2006 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed February 2, 2007).

10.7
Stock Purchase Agreement, dated as of April 2007, among Aeroflex Incorporated, Micro-Metrics, Inc. and the stockholders set forth therein (incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-4).

10.8	Employment Agreement between Aeroflex Incorporated and Leonard Borow, dated August 15, 2007 (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-4).
10.9	Employment Agreement between Aeroflex Incorporated and John E. Buyko, dated August 15, 2007 (incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-4).
10.10
Credit and Guaranty Agreement, dated as of August 15, 2007, among Aeroflex Incorporated (as successor to AX Acquisition Corp.), AX Holding Corp., the Guarantor Subsidiaries, the lenders party thereto and Goldman Sachs Credit Partners L.P. (incorporated by reference to Exhibit 10.17 to the Registration Statement on Form S-4).

10.11
Pledge and Security Agreement, dated as of August 15, 2007, by the grantors party thereto in favor of Goldman Sachs Credit Partners L.P., as collateral agent (incorporated by reference to Exhibit 10.18 to the Registration Statement on Form S-4).

10.12
Advisory Services Agreement, dated August 15, 2007, by and among VGG Holding LLC, AX Holding Corp., Aeroflex Incorporated, Veritas Captial Fund Management, L.L.C., GGC Administration and Goldman, Sachs & Co. (incorporated by reference to Exhibit 10.20 to the Registration Statement on Form S-4).

10.13
Senior Subordinated Unsecured Credit and Guaranty Agreement, dated as of September 21, 2007, among Aeroflex Incorporated, certain subsidiaries of Aeroflex Incorporated, the lenders party thereto and Goldman Sachs Credit Partners L.P. (incorporated by reference to Exhibit 10.21 to the Registration Statement on Form S-4).

10.14
Series A-1 Preferred Stock Purchase Agreement, dated October 1, 2007, by and between Test Evolution Corporation, Lev Alperovich, and Aeroflex Incorporated (incorporated by reference to Exhibit 10.22 to the Registration Statement on Form S-4).

10.15
Amendment No. 2 to Employment Agreement between Aeroflex Incorporated and Carl Caruso, effective December 17, 2007 (incorporated by reference to Exhibit 10.23 to the Registration Statement on Form S-4).

10.16
Stock Purchase Agreement, dated as of May 15, 2008, between Aeroflex Incorporated and STAR Dynamics Holdings, LLC and TAZ Ventures, LLC (incorporated by reference to Exhibit 10.24 to the Registration Statement on Form S-4).

10.17
Share Purchase Agreement, dated as of June 30, 2008, between Aeroflex Incorporated and the Sellers named therein regarding the shares in Gaisler Research AB. (incorporated by reference to Exhibit 10.25 to the Registration Statement on Form S-4).

10.18
Amendment No. 1 to Employment Agreement between Aeroflex Incorporated and Charles Badlato, effective July 31, 2008 (incorporated by reference to Exhibit 10.26 to the Registration Statement on Form S-4).

10.19
Amendment No.3 to Employment Agreement between Aeroflex Incorporated and Carl Caruso, effective December 24, 2008 (incorporated by reference to Exhibit 10.27 to Amendment No. 1 to the Registration Statement on Form S-4).

10.20
Amendment No. 1 to Employment Agreement between Aeroflex Incorporated and Leonard Borow, effective December 31, 2008 (incorporated by reference to Exhibit 10.28 to Amendment No. 1 to the Registration Statement on Form S-4).

10.21
Amendment No. 1 to Employment Agreement between Aeroflex Incorporated and John Buyko, effective December 31, 2008 (incorporated by reference to Exhibit 10.29 to Amendment No. 1 to the Registration Statement on Form S-4).

10.22
Amendment No. 3 to Employment Agreement between Aeroflex Incorporated and John Adamovich, Jr., effective December 31, 2008 (incorporated by reference to Exhibit 10.30 to Amendment No. 1 to the Registration Statement on Form S-4).

10.23
Amendment No. 2 to Employment Agreement between Aeroflex Incorporated and Charles Badlato, effective December 31, 2008 (incorporated by reference to Exhibit 10.31 to Amendment No. 1 to the Registration Statement on Form S-4).

10.24
Amendment No. 4 to Employment Agreement between Aeroflex Incorporated and Carl Caruso, effective December 31, 2008 (incorporated by reference to Exhibit 10.32 to Amendment No. 1 to the Registration Statement on Form S-4).

10.25
Amendment No. 4 to Employment Agreement between Aeroflex Incorporated and John Adamovich, Jr., effective September 17, 2009 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed September 21, 2009).

10.26
Executive Employment Agreement between Aeroflex Incorporated and Edward S. Wactlar, dated July 1, 2010 (incorporated by reference to Exhibit 10.26 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010).

10.27*	First Amendment to Credit and Guaranty Agreement, by and among Aeroflex Incorporated, Aeroflex Holding Corp., Goldman Sachs Credit Partners L.P., and the guarantors listed on the signature papers thereto.
10.28*	First Amendment to Senior Subordinated Unsecured Credit and Guaranty Agreement, by and among Aeroflex Incorporated, certain Subsidiaries of Aeroflex Incorporated, and each of the lenders party thereto.
12.1*	Statement of Computation of Ratio of Earnings to Fixed Charges.
21.1	Subsidiaries of Aeroflex Incorporated (incorporated by reference to Exhibit 21.1 of the October 7, 2010 Registration Statement on Form S-1).
23.1	Consent of Moomjian, Waite & Coleman, LLP (included in Exhibit 5.1).
23.2*	Consent of KPMG LLP.
24.1	Powers of Attorney (included on signature pages of Part II to the October 7, 2010 Registration Statement on Form S-1).
25.1	Statement of Eligibility and Qualification on Form T-1 of The Bank of New York Mellon Corporation, as Trustee (incorporated by reference to Exhibit 25.1 to the Registration Statement on Form S-4 ).

*         Filed herewith

Item 17.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)           that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(b)           The undersigned Registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plainview, State of New York, on November 9, 2010.

AEROFLEX INCORPORATED

By:	/s/ Leonard Borow
Name:	Leonard Borow
Title:	Chief Executive Officer and President
(Principal Executive Officer)

By:	/s/ John Adamovich, Jr.
Name:	John Adamovich, Jr.
Title:	Senior Vice President, Chief Financial
Officer and Secretary
(Principal Financial Officer)

By:	/s/ Charles Badlato.
Name:	Charles Badlato
Title:	Vice President-Treasurer
(Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman of the Board	November 9, 2010
Robert B. McKeon

*	Director	November 9, 2010
Hugh D. Evans

*	Director	November 9, 2010
Ramzi M. Musallam

*	Director	November 9, 2010
Leonard Borow

*	Director	November 9, 2010
John Buyko

* /s/ John Adamovich, Jr.
John Adamovich, Jr.
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plainview, State of New York, on November 9, 2010.

REGISTRANTS (as listed on the attached Schedule I
of Subsidiary Registrants)

By:	/s/ Leonard Borow
Name:	Leonard Borow
Title:	President
(Principal Executive Officer)

By:	/s/ John Adamovich, Jr.
Name:	John Adamovich, Jr.
Title:	Vice President
(Principal Financial Officer)

By:	/s/ Charles Badlato
Name:	Charles Badlato
Title:	Assistant Secretary
(Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman of the Board	November 9, 2010
Robert B. McKeon

*	Director	November 9, 2010
Hugh D. Evans

*	Director	November 9, 2010
Ramzi M. Musallam

*	Director	November 9, 2010
Leonard Borow

*	Director	November 9, 2010
John Buyko

* /s/ John Adamovich, Jr.
John Adamovich, Jr.
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plainview, State of New York, on November 9, 2010.

REGISTRANTS (as listed on the attached Schedule II
of Subsidiary Registrants)

By:	/s/ Leonard Borow
Name:	Leonard Borow
Title:	Vice President and Secretary
(Principal Executive Officer)

By:	/s/ John Adamovich, Jr.
Name:	John Adamovich, Jr.
Title:	Vice President
(Principal Financial Officer)

By:	/s/ Charles Badlato
Name:	Charles Badlato
Title:	Assistant Secretary
(Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman of the Board	November 9, 2010
Robert B. McKeon

*	Director	November 9, 2010
Hugh D. Evans

*	Director	November 9, 2010
Ramzi M. Musallam

*	Director	November 9, 2010
Leonard Borow

*	Director	November 9, 2010
John Buyko

* /s/ John Adamovich, Jr.
John Adamovich, Jr.
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plainview, State of New York, on November 9, 2010.

AEROFLEX/INMET CORP.

By:	/s/ Leonard Borow
Name:	Leonard Borow
Title:	Vice President and Secretary
(Principal Executive Officer)

By:	/s/ John Adamovich, Jr.
Name:	John Adamovich, Jr.
Title:	Vice President
(Principal Financial Officer)

By:	/s/ Charles Badlato
Name:	Charles Badlato
Title:	Treasurer and Assistant Secretary
(Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman of the Board	November 9, 2010
Robert B. McKeon

*	Director	November 9, 2010
Hugh D. Evans

*	Director	November 9, 2010
Ramzi M. Musallam

*	Director	November 9, 2010
Leonard Borow

*	Director	November 9, 2010
John Buyko

* /s/ John Adamovich, Jr.
John Adamovich, Jr.
Attorney-in-Fact

SCHEDULE I
of
SUBSIDIARY REGISTRANTS

Aeroflex Colorado Springs, Inc.
MCE Asia Inc.
MicroMetrics, Inc.
Aeroflex Plainview, Inc.
IFR Systems, Inc.
Aeroflex Wichita, Inc.
IFR Finance, Inc.
Aeroflex High Speed Test Solutions, Inc.
V.I. Technology, Inc.
Aeroflex RAD, Inc.
Aeroflex Bloomingdale, Inc.
Aeroflex Acquisition One, Inc.
Aeroflex Acquisition Two, Inc.
Aeroflex Acquisition Three, Inc.
Comar Products Inc.
AIF Corp.

SCHEDULE II
of
SUBSIDIARY REGISTRANTS

Aeroflex/KDI, Inc.
Aeroflex/Metelics, Inc.
Aeroflex Microelectronic Solutions, Inc.
Aeroflex/Weinschel, Inc.

EXHIBIT INDEX

Exhibit No.	Exhibit Description

1.1
Purchase Agreement, dated August 4, 2008, among Aeroflex Incorporated, the Guarantors set forth therein (the “Guarantor Subsidiaries”), and Goldman, Sachs & Co. (incorporated by reference to Exhibit 1.1 to the Registrant’s Registration Statement on Form S-4 (File No. 333-156061) filed December 11, 2008, as amended by Amendment No. 1 to the Registration Statement filed on January 16, 2009 (the “Registration Statement on Form S-4”)).

2.1
Agreement and Plan of Merger, dated as of May 25, 2007, among Aeroflex Incorporated, AX Holding Corp. and AX Acquisition Corp. (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed May 29, 2007).

3.1	Amended and Restated Certificate of Incorporation of Aeroflex Incorporated (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed August 17, 2007).
3.2	Bylaws of Aeroflex Incorporated (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed August 17, 2007).
3.3	Certificate of Incorporation of Aeroflex Colorado Springs, Inc. (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-4).
3.4	Bylaws of Aeroflex Colorado Springs, Inc. (incorporated by reference to Exhibit 3.4 to the Registration Statement on Form S-4).
3.5	Certificate of Incorporation of Aeroflex High Speed Test Solutions, Inc. (incorporated by reference to Exhibit 3.5 to the Registration Statement on Form S-4).
3.6	Bylaws of Aeroflex High Speed Test Solutions, Inc. (incorporated by reference to Exhibit 3.6 to the Registration Statement on Form S-4).
3.7	Articles of Incorporation of Aeroflex/Inmet, Inc. (incorporated by reference to Exhibit 3.7 to the Registration Statement on Form S-4).
3.8	Bylaws of Aeroflex/Inmet, Inc. (incorporated by reference to Exhibit 3.8 to the Registration Statement on Form S-4).
3.9	Articles of Incorporation of Aeroflex/KDI, Inc. (incorporated by reference to Exhibit 3.9 to the Registration Statement on Form S-4).
3.10	Bylaws of Aeroflex/KDI, Inc. (incorporated by reference to Exhibit 3.10 to the Registration Statement on Form S-4).
3.11	Articles of Incorporation of Aeroflex/Metelics, Inc. (incorporated by reference to Exhibit 3.11 to the Registration Statement on Form S-4).
3.12	Bylaws of Aeroflex/Metelics, Inc. (incorporated by reference to Exhibit 3.12 to the Registration Statement on Form S-4).
3.13	Articles of Incorporation of Aeroflex Microelectronic Solutions, Inc. (incorporated by reference to Exhibit 3.13 to the Registration Statement on Form S-4).
3.14	Bylaws of Aeroflex Microelectronic Solutions, Inc. (incorporated by reference to Exhibit 3.14 to the Registration Statement on Form S-4).
3.15	Certificate of Incorporation of Aeroflex Plainview, Inc. (incorporated by reference to Exhibit 3.15 to the Registration Statement on Form S-4).
3.16	Bylaws of Aeroflex Plainview, Inc. (incorporated by reference to Exhibit 3.16 to the Registration Statement on Form S-4).
3.17	Articles of Incorporation of Aeroflex/Weinschel, Inc. (incorporated by reference to Exhibit 3.17 to the Registration Statement on Form S-4).
3.18	Bylaws of Aeroflex/Weinschel, Inc. (incorporated by reference to Exhibit 3.18 to the Registration Statement on Form S-4).
3.19	Amended and Restated Certificate of Incorporation of Aeroflex Wichita, Inc. (incorporated by reference to Exhibit 3.19 to the Registration Statement on Form S-4).
3.20	Bylaws of Aeroflex Wichita, Inc. (incorporated by reference to Exhibit 3.20 to the Registration Statement on Form S-4).
3.21	Articles of Incorporation of IFR Finance, Inc. (incorporated by reference to Exhibit 3.21 to the Registration Statement on Form S-4).

3.22	Bylaws of IFR Finance, Inc. (incorporated by reference to Exhibit 3.22 to the Registration Statement on Form S-4).
3.23	Amended and Restated Certificate of Incorporation of IFR Systems, Inc. (incorporated by reference to Exhibit 3.23 to the Registration Statement on Form S-4).
3.24	Bylaws of IFR Systems, Inc. (incorporated by reference to Exhibit 3.24 to the Registration Statement on Form S-4).
3.25	Articles of Organization of MCE Asia, Inc. (incorporated by reference to Exhibit 3.25 to the Registration Statement on Form S-4).
3.26	Bylaws of MCE Asia, Inc. (incorporated by reference to Exhibit 3.26 to the Registration Statement on Form S-4).
3.27	Certificate of Incorporation of AIF Corp. (incorporated by reference to Exhibit 3.27 to the Registration Statement on Form S-4).
3.28	Bylaws of AIF Corp. (incorporated by reference to Exhibit 3.28 to the Registration Statement on Form S-4).
3.29	Certificate of Incorporation of Aeroflex Bloomingdale, Inc. (incorporated by reference to Exhibit 3.29 to the Registration Statement on Form S-4).
3.30	Bylaws of Aeroflex Bloomingdale, Inc. (incorporated by reference to Exhibit 3.30 to the Registration Statement on Form S-4).
3.31	Articles of Incorporation of Micro-Metrics, Inc. (incorporated by reference to Exhibit 3.31 to the Registration Statement on Form S-4).
3.32	Amended and Restated Bylaws of Micro-Metrics, Inc. (incorporated by reference to Exhibit 3.32 to the Registration Statement on Form S-4).
3.33	Certificate of Incorporation of Aeroflex RAD, Inc. (formerly Aeroflex Properties Corp.) (incorporated by reference to Exhibit 3.33 to the Registration Statement on Form S-4).
3.34	Bylaws of Aeroflex RAD, Inc. (formerly Aeroflex Properties Corp.) (incorporated by reference to Exhibit 3.34 to the Registration Statement on Form S-4).
3.35
Certificate of Merger of Radiation Assured Devices, Inc. with and into Aeroflex RAD, Inc. (formerly Aeroflex Properties Corp.) (incorporated by reference to Exhibit 3.35 to the Registrant’s Registration Statement on Form S-1 (File No. 333-169799) filed October 7, 2010 (the “October 7, 2010 Registration Statement on Form S-1”)).

3.36	Certificate of Incorporation of Comar Products, Inc. (incorporated by reference to Exhibit 3.35 to the Registration Statement on Form S-4).
3.37	Bylaws of Comar Products, Inc. (incorporated by reference to Exhibit 3.36 to the Registration Statement on Form S-4).
3.38
Certificate of Incorporation of VI Technology, Inc. (incorporated by reference to Exhibit 3.37 of the Registrant’s Registration Statement on Form S-1 (File No. 333-162085) filed September 24, 2009 (the “Registration Statement on Form S-1”).

3.39	Bylaws of VI Technology, Inc. (incorporated by reference to Exhibit 3.38 of the Registration Statement on Form S-1).
3.40	Certificate of Incorporation of Aeroflex Acquisition One, Inc. (incorporated by reference to Exhibit 3.40 of the October 7, 2010 Registration Statement on Form S-1).
3.41	Bylaws of Aeroflex Acquisition One, Inc. (incorporated by reference to Exhibit 3.41 of the October 7, 2010 Registration Statement on Form S-1).
3.42	Certificate of Incorporation of Aeroflex Acquisition Two, Inc. (incorporated by reference to Exhibit 3.42 of the October 7, 2010 Registration Statement on Form S-1).
3.43	Bylaws of Aeroflex Acquisition Two, Inc. (incorporated by reference to Exhibit 3.43 of the October 7, 2010 Registration Statement on Form S-1).
3.44	Certificate of Incorporation of Aeroflex Acquisition Three, Inc. (incorporated by reference to Exhibit 3.44 of the October 7, 2010 Registration Statement on Form S-1).
3.45	Bylaws of Aeroflex Acquisition Three, Inc. (incorporated by reference to Exhibit 3.45 of the October 7, 2010 Registration Statement on Form S-1).
4.1
Indenture, dated as of August 7, 2008, by and among Aeroflex Incorporated, the Guarantor Subsidiaries and The Bank of New York Mellon, as trustee (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4).

4.2	Form of 11.75% Senior Notes due February 15, 2015 (included in Exhibit 4.1)
4.3	Form of Regulation S Temporary Global 11.75% Senior Notes due February 15, 2015 (included in Exhibit 4.1)
4.4
Exchange and Registration Rights Agreement, dated August 7, 2008, by and among Aeroflex Incorporated, the Guarantor Subsidiaries and Goldman, Sachs & Co. (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-4 ).

4.5	Form of Notation of Guarantee (included in Exhibit 4.1).
5.1*	Opinion of Moomjian, Waite & Coleman, LLP.
10.1
Executive Employment Agreement between Aeroflex Incorporated and John Adamovich, Jr., dated November 9, 2005 (incorporated by reference to Exhibit 10.1 to the Registrant’ s Current Report on Form 8-K filed on November 15, 2005).

10.2
Employment Agreement between Aeroflex Incorporated and Charles Badlato, dated November 6, 2003 (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2003).

10.3
Employment Agreement between Aeroflex Incorporated and Carl Caruso, dated November 6, 2003 (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2003).

10.4
Amendment No. 1 to Employment Agreement between Aeroflex Incorporated and Carl Caruso, dated March 11, 2005 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed March 31, 2005).

10.5
Amendment No. 1 to Employment Agreement between Aeroflex Incorporated and John Adamovich, Jr., effective November 21, 2006 (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed November 22, 2006).

10.6
Amendment No. 2 to Employment Agreement between Aeroflex Incorporated and John Adamovich, Jr., effective December 1, 2006 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed February 2, 2007).

10.7
Stock Purchase Agreement, dated as of April 2007, among Aeroflex Incorporated, Micro-Metrics, Inc. and the stockholders set forth therein (incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-4).

10.8	Employment Agreement between Aeroflex Incorporated and Leonard Borow, dated August 15, 2007 (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-4).
10.9	Employment Agreement between Aeroflex Incorporated and John E. Buyko, dated August 15, 2007 (incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-4).
10.10
Credit and Guaranty Agreement, dated as of August 15, 2007, among Aeroflex Incorporated (as successor to AX Acquisition Corp.), AX Holding Corp., the Guarantor Subsidiaries, the lenders party thereto and Goldman Sachs Credit Partners L.P. (incorporated by reference to Exhibit 10.17 to the Registration Statement on Form S-4).

10.11
Pledge and Security Agreement, dated as of August 15, 2007, by the grantors party thereto in favor of Goldman Sachs Credit Partners L.P., as collateral agent (incorporated by reference to Exhibit 10.18 to the Registration Statement on Form S-4).

10.12
Advisory Services Agreement, dated August 15, 2007, by and among VGG Holding LLC, AX Holding Corp., Aeroflex Incorporated, Veritas Captial Fund Management, L.L.C., GGC Administration and Goldman, Sachs & Co. (incorporated by reference to Exhibit 10.20 to the Registration Statement on Form S-4).

10.13
Senior Subordinated Unsecured Credit and Guaranty Agreement, dated as of September 21, 2007, among Aeroflex Incorporated, certain subsidiaries of Aeroflex Incorporated, the lenders party thereto and Goldman Sachs Credit Partners L.P. (incorporated by reference to Exhibit 10.21 to the Registration Statement on Form S-4).

10.14
Series A-1 Preferred Stock Purchase Agreement, dated October 1, 2007, by and between Test Evolution Corporation, Lev Alperovich, and Aeroflex Incorporated (incorporated by reference to Exhibit 10.22 to the Registration Statement on Form S-4).

10.15
Amendment No. 2 to Employment Agreement between Aeroflex Incorporated and Carl Caruso, effective December 17, 2007 (incorporated by reference to Exhibit 10.23 to the Registration Statement on Form S-4).

10.16
Stock Purchase Agreement, dated as of May 15, 2008, between Aeroflex Incorporated and STAR Dynamics Holdings, LLC and TAZ Ventures, LLC (incorporated by reference to Exhibit 10.24 to the Registration Statement on Form S-4).

10.17
Share Purchase Agreement, dated as of June 30, 2008, between Aeroflex Incorporated and the Sellers named therein regarding the shares in Gaisler Research AB. (incorporated by reference to Exhibit 10.25 to the Registration Statement on Form S-4).

10.18
Amendment No. 1 to Employment Agreement between Aeroflex Incorporated and Charles Badlato, effective July 31, 2008 (incorporated by reference to Exhibit 10.26 to the Registration Statement on Form S-4).

10.19
Amendment No.3 to Employment Agreement between Aeroflex Incorporated and Carl Caruso, effective December 24, 2008 (incorporated by reference to Exhibit 10.27 to Amendment No. 1 to the Registration Statement on Form S-4).

10.20
Amendment No. 1 to Employment Agreement between Aeroflex Incorporated and Leonard Borow, effective December 31, 2008 (incorporated by reference to Exhibit 10.28 to Amendment No. 1 to the Registration Statement on Form S-4).

10.21
Amendment No. 1 to Employment Agreement between Aeroflex Incorporated and John Buyko, effective December 31, 2008 (incorporated by reference to Exhibit 10.29 to Amendment No. 1 to the Registration Statement on Form S-4).

10.22
Amendment No. 3 to Employment Agreement between Aeroflex Incorporated and John Adamovich, Jr., effective December 31, 2008 (incorporated by reference to Exhibit 10.30 to Amendment No. 1 to the Registration Statement on Form S-4).

10.23
Amendment No. 2 to Employment Agreement between Aeroflex Incorporated and Charles Badlato, effective December 31, 2008 (incorporated by reference to Exhibit 10.31 to Amendment No. 1 to the Registration Statement on Form S-4).

10.24
Amendment No. 4 to Employment Agreement between Aeroflex Incorporated and Carl Caruso, effective December 31, 2008 (incorporated by reference to Exhibit 10.32 to Amendment No. 1 to the Registration Statement on Form S-4).

10.25
Amendment No. 4 to Employment Agreement between Aeroflex Incorporated and John Adamovich, Jr., effective September 17, 2009 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed September 21, 2009).

10.26
Executive Employment Agreement between Aeroflex Incorporated and Edward S. Wactlar, dated July 1, 2010 (incorporated by reference to Exhibit 10.26 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010).

10.27*	First Amendment to Credit and Guaranty Agreement, by and among Aeroflex Incorporated, Aeroflex Holding Corp., Goldman Sachs Credit Partners L.P., and the guarantors listed on the signature papers thereto.
10.28*	First Amendment to Senior Subordinated Unsecured Credit and Guaranty Agreement, by and among Aeroflex Incorporated, certain Subsidiaries of Aeroflex Incorporated, and each of the lenders party thereto.
12.1*	Statement of Computation of Ratio of Earnings to Fixed Charges.
21.1	Subsidiaries of Aeroflex Incorporated (incorporated by reference to Exhibit 21.1 of the October 7, 2010 Registration Statement on Form S-1).
23.1	Consent of Moomjian, Waite & Coleman, LLP (included in Exhibit 5.1).
23.2*	Consent of KPMG LLP.
24.1	Powers of Attorney (included on signature pages of Part II to the October 7, 2010 Registration Statement on Form S-1).
25.1	Statement of Eligibility and Qualification on Form T-1 of The Bank of New York Mellon Corporation, as Trustee (incorporated by reference to Exhibit 25.1 to the Registration Statement on Form S-4 ).

*        Filed herewith